As filed with the Securities and Exchange Commission on August 21, 2019

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________

PARKERVISION, INC.
(Exact name of registrant as specified in its charter)
__________

Florida	3663	59-2971472
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

9446 Philips Highway, Suite 5A
Jacksonville, Florida 32256
Phone: (904) 732-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________

Jeffrey Parker, Chairman of the Board
ParkerVision, Inc.
9446 Philips Highway, Suite 5A
Jacksonville, Florida 32256
(904) 732-6100
(Name, address and telephone number, including area code, of agent for service)
__________

with a copy to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue - 11th floor
New York, NY 10174-1901
__________

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (7)		Proposed Maximum Offering Price Per Share (8)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,900,000	(1)	$0.175	$682,500	$82.72
Common Stock, par value $0.01 per share	1,557,583	(2)	$0.175	$272,577	$33.04
Common Stock, par value $0.01 per share	8,750,000	(3)	$0.175	$1,531,250	$185.58
Common Stock, par value $0.01 per share	1,381,581	(4)	$0.175	$241,777	$29.30
Common Stock, par value $0.01 per share	625,000	(5)	$0.175	$109,375	$13.26
Common Stock, par value $0.01 per share	1,800,000	(6)	$0.175	$315,000	$38.18
Total	18,014,164			$3,152,479	$382.08

(1)
Represents shares of common stock, par value $0.01 per share (“Common Stock”) issuable pursuant to convertible promissory notes dated June 7, 2019 through July 15, 2019 at a fixed conversion price of $0.10 per share (the “Tranche 1 Notes”).

(2)
Represents shares of Common Stock that are issuable pursuant to any elections made by us to pay interest in shares of Common Stock on the Tranche 1 Notes, and assumes that each interest payment made through maturity will be paid in shares of Common Stock. The interest is payable at a rate of 8% of the outstanding principal balance per annum and interest payments will be made quarterly beginning on the earlier of (i) ninety (90) days following the issue date of the Tranche 1 Notes provided a registration statement covering the shares of Common Stock has been declared effective or (ii) the first quarterly anniversary date following the effectiveness of a registration statement covering the shares of Common Stock. The price of the shares, if interest is paid in shares of Common Stock, will be determined based on the closing price of the Common Stock immediately prior to the interest payment date. For purposes of this Registration Statement, we have estimated this number based on the maximum interest payment amount divided by the closing price of our Common Stock on the OTCQB Venture Market (the “OTCQB”) on the date prior to the closing date of each note, or a weighted average price of $0.10 per share.

(3)
Represents shares of Common Stock issuable pursuant to convertible promissory notes dated July 18, 2019 at a fixed conversion price of $0.08 per share (the “Tranche 2 Notes”).

(4)
Represents shares of Common Stock that are issuable pursuant to any elections made by us to pay interest in shares of Common Stock on the Tranche 2 Notes, and assumes that each interest payment made through maturity will be paid in shares of Common Stock. The interest is payable at a rate of 7.5% of the outstanding principal balance per annum and interest payments will be made quarterly beginning on the earlier of (i) ninety (90) days following the issue date of the Tranche 2 Notes provided a registration statement covering the shares of Common Stock has been declared effective or (ii) the first quarterly anniversary date following the effectiveness of a registration statement covering the shares of Common Stock. The price of the shares, if interest is paid in shares of Common Stock, will be determined based on the closing price of the Common Stock immediately prior to the interest payment date. For purposes of this Registration Statement, we have estimated this number based on the maximum interest payment amount divided by the closing price of our Common Stock on the OTCQB on the date prior to the closing date of the Tranche 2 Notes, or $0.19 per share.

(5)
Represents shares of Common Stock issued as payment for services in conjunction with a consulting agreement dated June 7, 2019 (the “Fisher Consulting Agreement”).

(6)
Represents shares of Common Stock issuable upon exercise of a five-year warrant with an exercise price of $0.10 per share, subject to adjustment and issued as payment for services in conjunction with a consulting agreement dated July 22, 2019 (the “Park Consulting Warrant”).

(7)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(8)
Pursuant to Rule 457(c) of the Securities Act, this amount represents the average of the high and low prices of our Common Stock as reported on the OTCQB on August 16, 2019.

__________

The registrant hereby amends this Registration Statement on Form S-1 on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2019

PROSPECTUS

PARKERVISION, INC.

18,014,164 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders listed under the heading “Selling Stockholders” of up to 18,014,164 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) up to 5,457,583 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option, for convertible promissory notes dated June 7, 2019 through July 15, 2019 which have a fixed conversion price of $0.10 per share (the “Tranche 1 Notes”), (ii) up to 10,131,581 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option, for convertible promissory notes dated July 18, 2019 which have a fixed conversion price of $0.08 per share (the “Tranche 2 Notes”), (iii) up to 625,000 shares of Common Stock issued as payment for services in conjunction with a consulting agreement dated June 7, 2019 (the “Fisher Consulting Agreement”) and (iv) up to 1,800,000 shares of Common Stock issuable upon exercise of a five-year warrant with an exercise price of $0.10 per share, subject to adjustment and issued as payment for services in conjunction with a consulting agreement dated July 22, 2019 (the “Park Consulting Warrant”).

We are registering these shares of Common Stock as required by the terms of registration rights agreements between the selling stockholders and us. The registration of the shares of Common Stock offered by this prospectus does not mean that the selling stockholders will offer or sell any of these shares. The selling stockholders may offer the shares of Common Stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 39 for additional information.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Park Consulting Warrant is exercised for cash, we will receive up to an aggregate of $180,000 in gross proceeds. We expect to use proceeds received from the exercise of the Park Consulting Warrant, if any, for general working capital and corporate purposes.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. We will pay the expenses of registering these shares of Common Stock, but all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any such authority has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2019.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
RISK FACTORS	5
USE OF PROCEEDS	12
THE PRIVATE PLACEMENTS	13
MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15
DESCRIPTION OF BUSINESS	26
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	30
EXECUTIVE COMPENSATION	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
SELLING STOCKHOLDERS	37
PLAN OF DISTRIBUTION	39
DESCRIPTION OF SECURITIES	41
LEGAL MATTERS	42
EXPERTS	42
WHERE YOU CAN FIND MORE INFORMATION	42
INDEX TO FINANCIAL STATEMENTS	F-1

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions, and all other statements that are not statements of historical fact. You can identify these statements by words such as “may,” “will,” should,” “estimates,” “plans,” “expects,” “believes,” “intends” and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in “Our Company,” “Risk Factors,” and elsewhere in this prospectus and any prospectus supplements. You are cautioned not to place undue reliance on any forward-looking statements. We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our Company and this offering, we encourage you to read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes. Unless we specify otherwise, all references in this prospectus to “ParkerVision,” “we,” “our,” “us,” and “our company,” refer to ParkerVision, Inc. and its wholly-owned German subsidiary, ParkerVision GmbH.

Our Company

We were incorporated under the laws of the state of Florida on August 22, 1989. We are in the business of innovating fundamental wireless technologies and products. We have designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States of America (“U.S.”) and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We have also designed and developed a consumer distributed WiFi product line that is marketed under the brand name Milo®. We expect to sell or otherwise exit the Milo product operations in 2019 and intend to focus our resources solely on licensing and enforcement of our wireless technologies. During the second quarter of 2019, we ceased all research and development efforts and, where applicable, repurposed resources to support our patent enforcement and Milo sales and support efforts.

Our business address is 9446 Philips Highway, Suite 5A, Jacksonville, Florida 32256 and our telephone number is (904) 732-6100. We maintain a website at www.parkervision.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Background of the Offering

Convertible Notes Transactions
From June 7, 2019 through July 15, 2019, we sold an aggregate of $390,000 in convertible notes to accredited investors (the “Tranche 1 Notes”). The Tranche 1 Notes mature five years from the date of issuance and are convertible, at the holders’ option, into shares of our Common Stock at a fixed conversion price of $0.10 per share. The Tranche 1 Notes bear interest at a stated rate of 8% per annum. Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our Common Stock, or a combination thereof.

On July 18, 2019, we sold an aggregate of $700,000 in convertible notes to accredited investors (the “Tranche 2 Notes). The Tranche 2 Notes mature five years from the date of issuance and are convertible, at the holders’ option, into shares of our Common Stock at a fixed conversion price of $0.08 per share. The Tranche 2 Notes bear interest at a stated rate of 7.5% per annum. Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our Common Stock, or a combination thereof.

Consulting Agreements
On June 7, 2019, we entered into a consulting agreement with Mark Fisher (“Fisher”) to act as special advisor to our chief executive officer with regard to our future business strategies. As consideration for services to be provided under the six-month term of the consulting agreement, we issued 625,000 shares of unregistered Common Stock in exchange for a nonrefundable retainer for services over the six-month term of the agreement valued at approximately $60,000.

On July 22, 2019, we entered into a consulting agreement with Park Consultants LLC to act as special advisor to our chief executive officer with regard to our future business strategies. As consideration for services to be provided under the eighteen-month term of the consulting agreement, we issued a warrant to purchase up to 1,800,000 shares of our Common Stock with an exercise price of $0.10 per share (the “Park Consulting Warrant”) in exchange for a nonrefundable retainer for services. The Park Consulting Warrant is exercisable immediately after issuance and expires five years following the issuance date.

The Offering

Common Stock being offered by the selling stockholders (1)
18,014,164 shares including (i) 15,589,164 shares issuable upon conversion of, and for the payment of interest from time to time at our option for, the Tranche 1 and Tranche 2 Notes (collectively, the “Notes”), (ii) 625,000 shares issued as payment for services in conjunction with a consulting agreement dated June 7, 2019, and (iii) 1,800,000 shares issuable upon exercise of a five-year warrant with an exercise price of $0.10 per share, subject to adjustment and issued as payment for services in conjunction with a consulting agreement dated July 22, 2019.

Common Stock outstanding prior to the Offering	31,730,872 shares as of August 15, 2019 (2)
Common Stock outstanding after the Offering	49,120,036 (3)
Terms of Offering	The selling stockholders will determine when and how they will sell the Common Stock offered hereby, as described in “Plan of Distribution” beginning on page 39.
Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. However, to the extent the Park Consulting Warrant is exercised for cash, we will receive up to an aggregate of $180,000 in gross proceeds. We expect to use the proceeds from the exercise of the Park Consulting Warrant, if any, for working capital and corporate purposes.

OTCQB Symbol	PRKR
Risk Factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our Common Stock.

(1)
Assumes conversion of the Notes in full at their respective maturity dates at the fixed conversion price per share, and assumes that interest paid through maturity will be paid in shares of Common Stock at an average price per share of $0.14.

(2)
This amount does not include:

●
options for the purchase of up to 11.38 million additional shares of Common Stock, including 10.55 million options granted on August 7, 2019 under the 2019 Long-Term Incentive Plan that will not be exercisable, unless and until we have sufficient authorized unissued shares or treasury shares available for such exercise.

●
warrants to purchase up to 12.15 million additional shares of Common Stock, including the 1.8 million shares of Common Stock issuable upon exercise of the Park Consulting Warrant registered hereby;

●
pre-funded warrants to purchase up to 1.35 million additional shares of Common Stock;

●
up to 20.3 million shares of Common Stock issuable upon the conversion of the outstanding principal amount of our convertible promissory notes, including the shares underlying the principal amounts of Tranche 1 and Tranche 2 Notes registered hereby;

●
up to an estimated 8.2 million additional shares of Common Stock issuable upon the payment in shares of interest on outstanding convertible promissory notes, including the estimated interest shares for the Tranche 1 and Tranche 2 Notes registered hereby;

●
2.1 million shares of Common stock that have been reserved for issuance in connection with future grants, subject to authorization of sufficient shares by our stockholders.

(3)
This amount includes the estimated 15,589,164 shares issuable upon conversion of, and for the payment of interest from time to time at our option on, the Tranche 1 and Tranche 2 Notes and all 1,800,000 shares issuable upon exercise of the Park Consulting Warrant.

RISK FACTORS

You should carefully consider the risks and uncertainties described below. The risks and uncertainties described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline because of any one of these risks, and you may lose all or part of your investment.

Financial and Operating Risks

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

We have had significant losses and negative cash flows in every year since inception, and continue to have an accumulated deficit which, at June 30, 2019, was approximately $396.0 million. Our net losses for the six months ended June 30, 2019 and for the year ended December 31, 2018 were approximately $3.7 million and $20.9 million, respectively. In conjunction with the issuance of our interim condensed consolidated financial statements for the period ended June 30, 2019, we were required to evaluate our ability to continue as a going concern. Note 2 to the interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2019 includes a discussion regarding our liquidity and our conclusion that there is substantial doubt about our ability to continue as a going concern. Additionally, our independent registered public accounting firm that audited our consolidated financial statements for the year ended December 31, 2018 included in their audit report a statement indicating substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our vendors and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

To date, our technologies and products have not produced revenues sufficient to cover our operating costs. We will continue to make expenditures on patent protection and enforcement and general operations in order to secure and fulfill any contracts that we achieve for the sale of our products or technologies. Without a successful financial outcome from our current patent enforcement efforts, our revenues in 2019 will not bring us to profitability and our current capital resources will not be sufficient to sustain our operations through 2019. If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan or meet our current obligations due within the twelve months after the issuance date of our consolidated financial statements and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We will need to raise substantial additional capital in the future to fund our operations. Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses primarily from the sale of debt and equity securities, including our secured contingent debt obligation. Our capital resources include cash and cash equivalents of $0.1 million at June 30, 2019. In addition, we received proceeds of $0.75 million in July 2019 from the sale of convertible notes. Although we implemented significant cost reduction measures in August 2018, our business plan will continue to require expenditures for patent protection and enforcement and general operations. For the six months ended June 30, 2019 and the year ended December 31, 2018, we used $2.6 million and $10.3 million, respectively in cash for operations which was funded primarily through the sale of debt and equity securities. Our current capital resources will not be sufficient to meet our working capital needs for the twelve months after the issuance of our consolidated financial statements and we will require additional capital to fund our operations. Additional capital may be in the form of debt securities, the sale of equity securities, including common or preferred stock, additional litigation funding, or a combination thereof. Failure to raise additional capital will have a material adverse impact on our ability to achieve our business objectives.

If we are unsuccessful in executing our cost reduction measures, our business and results of operations may be adversely affected.

In August 2018, we implemented cost reduction measures in order to focus our limited resources on our patent enforcement program. These cost reduction measures included a significant reduction in our workforce, a reduction in executive management salaries, the closure of our engineering design center in Lake Mary, Florida, cessation of our chip development activities, and significant curtailment of sales and marketing expenditures for our WiFi products. We expect these cost reduction measures to be fully captured by the end of 2019, and we estimate that we will recognize annualized savings of approximately $9 million. However, we cannot provide assurance that our anticipated cost savings will be fully realized or that business and financial results will improve. Our ability to achieve the anticipated costs savings and other benefits is subject to economic, competitive and other uncertainties, some of which are beyond our control. We may experience delays in the timing of certain cost reduction efforts or unanticipated costs in implementing them. Moreover, changes in the size, alignment or organization of our workforce could adversely affect employee morale and retention, relations with customers, vendors and business partners, and impair our ability to realize our current or future business and financial objectives. If we do not succeed in our cost reduction efforts, if these efforts are more costly or time-consuming than anticipated, if we experience delays or if other unforeseen events occur, our business and results of operations may be adversely affected.

Raising additional capital by issuing debt securities or additional equity securities may result in dilution and/or impose covenants or restrictions that create operational limitations or other obligations.

We will require additional capital to fund our operations and meet our current obligations due within the twelve months after the issuance date of our consolidated financial statements. Financing, if any, may be in the form of debt or sales of equity securities, including common or preferred stock. Debt instruments or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us and may have a material adverse impact on our ability to implement our business plan as currently formulated. The sale of equity securities, including common or preferred stock, may result in dilution to the current stockholders’ ownership and may be limited by the number of shares we have authorized and available for issuance.

We may be obligated to repay outstanding notes at a premium upon the occurrence of an event of default.

We have $2.7 million in secured and unsecured notes payable and $2.8 million in outstanding principal under convertible notes payable at June 30, 2019 and we have an additional $0.75 million in outstanding principal under convertible notes issued in July 2019. If we fail to comply with the various covenants set forth in each of the notes, including failure to pay principal or interest when due or, under certain notes, consummating a change in control, we could be in default thereunder. Upon an event of default under each of the notes, the interest rate of the notes will increase to 12% per annum (or 20% per annum in the case of short-term notes dated June and July 2019) and the outstanding principal balance of the notes plus all accrued unpaid interest may be declared immediately payable by the holders. We may not have sufficient available funds to repay the notes upon an event of default, and we cannot provide assurances that we will be able to obtain other financing at terms acceptable to us, or at all.

Our ability to utilize our tax benefits could be substantially limited if we fail to generate sufficient income or if we experience an “ownership change.”

We have cumulative net operating loss carryforwards (“NOLs”) totaling approximately $336.4 million at December 31, 2018, of which $323.5 million is subject to expiration in varying amounts from 2019 to 2036. Our ability to fully recognize the benefits from those NOLs is dependent upon our ability to generate sufficient income prior to their expiration. In addition, our NOL carryforwards may be limited if we experience an ownership change as defined by Section 382 of the Internal Revenue Code. In general, an ownership change under Section 382 occurs if 5% shareholders increase their collective ownership of the aggregate amount of our outstanding shares by more than 50 percentage points over a relevant lookback period. The sale of additional equity securities may trigger an ownership change under Section 382 which will significantly limit our ability to utilize our tax benefits. In order to avoid limitations imposed by Section 382 of the Code, we may be limited in the amount of additional equity securities we are able to sell to raise capital.

Our litigation funding arrangements may impair our ability to obtain future financing and/or generate sufficient cash flows to support our future operations.

We have funded much of our cost of litigation through contingent financing arrangements with Brickell Key Investments LP (“Brickell”) and contingent fee arrangements with legal counsel. The repayment obligation to Brickell is secured by the majority of our assets until such time that we have repaid a specified minimum return. Furthermore, our contingent financing arrangements will result in reductions in the amount of net proceeds retained by us from litigation, licensing and other patent-related activities. For example, Brickell is currently entitled to priority payment of at least the next $14.7 million in patent-related proceeds received by us. Thereafter, any remaining net proceeds will be prorated between us, our legal counsel and Brickell. The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent related proceeds sufficient to offset expenses and meet our contingent payment obligation. Failure to generate revenue or other patent-related proceeds sufficient to repay our contingent obligation may impede our ability to obtain additional financing which will have a material adverse effect on our ability to achieve our long-term business objectives.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue patent infringement litigation against third parties. We believe this litigation, and other litigation matters that we may in the future determine to pursue, could continue to consume management and financial resources for long periods of time. There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter. Unfavorable outcomes could result in exhaustion of our financial resources and could otherwise hinder our ability to pursue licensing and/or product opportunities for our technologies which would have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects. We have contingent fee arrangements in place with others to reduce our litigation related expenditures; however, any litigation-based or other patent-related amounts collected by us will be subject to contingency payments to our legal counsel and other funding parties which will reduce the amount retained by us.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies and that our patents are valid, enforceable and valuable. However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future. For example, the Federal Patent Court in Munich recently invalidated one of our patents that is the subject of infringement cases against LG and Apple in Germany following a nullity claim filed by Qualcomm. Additionally, the District Court in Munich, Germany recently ruled that Apple does not infringe one of our other patents. If our patents are shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects. Furthermore, defending against challenges to our patents may give rise to material costs for defense and divert resources away from our other activities.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents. For instance, the U.S. has enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first-to-file” system and that alter the processes for challenging issued patents. To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.
Because of the rapid technological development that regularly occurs in the wireless technology industry, along with shifting user needs and the introduction of competing products and services, we have historically devoted substantial resources to developing and improving our technology and introducing new product offerings. As a result of our 2018 cost reduction measures, we halted all research and development efforts in the second quarter of 2019, which could result in a loss in market opportunity and obsolescence of our technologies which could adversely affect our revenue potential.

If our technologies and/or products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products, or that our technologies and products will be established in the market as improvements over current competitive offerings. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

If we fail to properly estimate customer demand for our products, an oversupply of component parts could result in excess or obsolete inventory that could adversely affect our operating results.

Our operating results would be adversely affected if, anticipating greater demand for our products than actually develops, we commit to the purchase of more component parts than we need which is more likely to occur in a period of demand uncertainties such as during the rollout of a new product line like our Milo product line. In addition, component purchase commitments made by us in order to shorten lead times could also lead to excess and obsolete inventory charges. If we fail to anticipate customer demand properly, an oversupply of component parts could result in excess or obsolete components that could adversely affect our gross margins and operating results. For example, the demand for our Milo product line to date has been significantly less than anticipated resulting in an oversupply of both component parts and finished products. We incurred impairment charges for the year ended December 31, 2018 of approximately $1.1 million as a result of this excess inventory. These impairment charges adversely affected our gross margins and operating results.

If we experience quality issues with our products, our competitive position, business and market opportunity may be impaired.

We produce products that incorporate leading-edge technology, including both hardware and software. Software typically contains bugs that can unexpectedly interfere with expected operations. There can be no assurance that our pre-shipment testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. If we have to replace certain components and provide remediation in response to the discovery of defects or bugs in products that we had shipped, there can be no assurance that such remediation would not have a material impact. An inability to cure a product defect could result in the failure of a product line, damage to our reputation, inventory costs, or product reengineering expenses, any of which could have a material impact on our revenue, margins, and net losses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer. If his services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in our company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan. If Mr. Parker was no longer available to our company, investors might experience an adverse impact on their investment. We maintain $5 million in key-employee life insurance for our benefit for Mr. Parker.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is dependent on having skilled and specialized key executives and other employees to conduct our business activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development, and technical support activities and the financial reporting and regulatory compliance activities that our business requires. These activities are instrumental to the successful execution of our business plan.

Any disruptions to our information technology systems or breaches of our network security could interrupt our operations, compromise our reputation, expose us to litigation, government enforcement actions, and costly response measures and could have a material adverse effect on our business, financial condition and results of operations.

We rely on information technology systems, including third-party hosted servers and cloud-based servers, to keep business, financial, and corporate records, communicate internally and externally, and operate other critical functions. If any of our internal systems or the systems of our third-party providers are compromised due to computer virus, unauthorized access, malware, and the like, then sensitive documents could be exposed or deleted, and our ability to conduct business could be impaired. Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, unauthorized access to our systems, computer viruses or other malicious code, denial of service attacks, malware, ransomware, phishing, SQL injection attacks, human error, or other events that result in security breaches or give rise to the manipulation or loss of sensitive information or assets. Cyber incidents can be caused by various persons or groups, including disgruntled employees and vendors, activists, organized crime groups, and state-sponsored and individual hackers. Cyber incidents can also be caused or aggravated by natural events, such as earthquakes, floods, fires, power loss, and telecommunications failures. The risk of cybersecurity breach has generally increased as the number, intensity, and sophistication of attempted attacks from around the world has increased. While we have cyber security procedures in place, given the evolving nature of these threats, there can be no assurance that we will not suffer material losses in the future due to cyber-attacks.

To date, we have not experienced any material losses relating to cyber-attacks, computer viruses or other systems failures. Although we have taken steps to protect the security of data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems’ improper functioning or the improper disclosure of personally identifiable information, such as in the event of cyber-attacks. In addition to operational and business consequences, if our cybersecurity is breached, we could be held liable to our customers or other parties in regulatory or other actions, and we may be exposed to reputation damages and loss of trust and business. This could result in costly investigations and litigation, civil or criminal penalties, fines and negative publicity.

Risks Relating To Our Common Stock

Our outstanding options, warrants, and restricted stock units may affect the market price and liquidity of our common stock.

At June 30, 2019, we had 31,730,872 shares of Common Stock outstanding and had outstanding options and warrants for the purchase of up to 12.8 million additional shares of common stock, of which approximately 12.7 million were exercisable as of June 30, 2019. The outstanding warrants include pre-funded warrants for the purchase of up to 1.4 million shares of common stock at an exercise price of $0.01 per share. In addition, in August 2019, our board of directors granted nonqualified stock options to executives, key employees and nonemployee directors for the purchase of up to an aggregate of 10.55 million shares of our Common Stock. The options vest in eight equal quarterly increments commencing September 1, 2019, provided that such options will not be exercisable unless and until we have sufficient authorized unissued shares or treasury shares available for such exercise. In addition, as described more fully below, holders of convertible notes may elect to receive a substantial number of shares of common stock upon conversion of the notes and we may elect to pay accrued interest on the notes in shares of our common stock. All of the shares of common stock underlying these securities are or will be registered for sale to the holder or for public resale by the holder. The amount of common stock reserved for issuance may have an adverse impact on our ability to raise capital and may affect the price and liquidity of our common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders’ ownership.

The conversion of outstanding convertible notes into shares of common stock, and the issuance of common stock by us as payment of accrued interest upon the convertible notes, could materially dilute our current stockholders.

We have aggregate principal of $2.8 million in convertible notes outstanding at June 30, 2019 and in July 2019, we sold $0.75 million in additional convertible notes. The notes are convertible into shares of our common stock at fixed conversion prices, which may be less than the market price of our common stock at the time of conversion. If the entire principal is converted into shares of common stock, we would be required to issue an aggregate of up to 20.3 million shares of common stock. If we issue all of these shares, the ownership of our current stockholders will be diluted.

Further, we may elect to pay interest on the notes, at our option, in shares of common stock, at a price equal to the then-market price for our common stock. We currently do not believe that we will have the financial ability to make all payments on the notes in cash when due. Accordingly, we currently intend to make such payments in shares of our common stock to the greatest extent possible. Such interest payments could further dilute our current stockholders.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile. Between July 1, 2017 and June 30, 2019, the reported high and low sales prices for our common stock ranged between $0.06 and $2.24 per share. The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control. These factors include, but are not limited to, developments in outstanding litigation, our performance and prospects, general conditions of the markets in which we compete, and economic and financial conditions. Such volatility could materially and adversely affect the market price of our common stock in future periods.

Our common stock was delisted from the Nasdaq Capital Market and is now quoted on OTCQB, an over-the-counter market. There can be no assurance that our common stock will continue to trade on the OTCQB or on another over-the-counter market or securities exchange.

Trading of our common stock on the Nasdaq Capital Market was suspended effective at the open of business on August 17, 2018 as a result of our failure to maintain at least $35 million in market value of listed securities. Our common stock began trading on the OTCQB, an over-the-counter market, immediately following delisting from Nasdaq, under the symbol “PRKR”. The over-the-counter market is a significantly more limited market than Nasdaq, and the quotation of our common stock on the over-the-counter market may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock. Securities traded in the over-the-counter market generally have less liquidity due to factors such as the reduced number of investors that will consider investing in the securities, the reduced number of market makers in the securities, and the reduced number of securities analysts that follow such securities. As a result, holders of shares of our common stock may find it difficult to resell their shares at prices quoted in the market or at all. We may be subject to additional compliance requirements under applicable state laws relating to the issuance of our securities. This could have a long-term adverse effect on our ability to raise capital, which ultimately could adversely affect the market price of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. We cannot provide any assurances as to if or when we will be in a position to relist our common stock on a nationally-recognized securities exchange.

Our common stock is classified as a “penny stock” under SEC rules, which means broker-dealers who make a market in our stock will be subject to additional compliance requirements.

Our common stock is deemed to be a "penny stock" as defined in the Securities Exchange Act of 1934 (the “Exchange Act”). Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a recognized national exchange; (iii) whose prices are not quoted on an automated quotation system sponsored by a recognized national securities association; or (iv) whose issuer has net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years); or $5,000,000 (if continuous operations for less than three years); or with average revenues of less than $6,000,000 for the last three years. The Exchange Act requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Further, the Exchange Act requires broker-dealers dealing in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. These procedures require the broker-dealer to (i) obtain from the investor information concerning his, her or its financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor, and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements. We therefore cannot offer any assurance that our board of directors will determine to pay special or regular dividends in the future. Accordingly, unless our board of directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase our company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 17, 2005, as amended on November 20, 2015, our board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of our company more costly. The principal objective of the plan is to cause someone interested in acquiring our company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

Sales of substantial amounts of our Common Stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our Common Stock.

The sale by the selling stockholders of a significant number of shares of Common Stock, or the perception in the public markets that these sales will occur, could have a material adverse effect on the market price of our Common Stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. However, to the extent the Park Consulting Warrant is exercised for cash, we will receive up to an aggregate of $180,000 in gross proceeds. We expect to use the proceeds from the exercise of the Park Consulting Warrant, if any, for working capital and corporate purposes.

THE PRIVATE PLACEMENTS

Convertible Notes Transactions

Between June 7, 2019 and July 15, 2019, we entered into securities purchase agreements (“Purchase Agreements”) for the sale of the Tranche 1 Notes for aggregate proceeds to us of $0.39 million. The principal, and unpaid interest accrued on the Tranche 1 Notes, is convertible into shares of our Common Stock at a fixed conversion price of $0.10 per share. Any unconverted outstanding principal and unpaid interest accrued on the Tranche 1 Notes is payable in cash on or about the five-year anniversary of the issuance date.

Interest of 8% per annum is payable on the Tranche 1 Notes in quarterly installments beginning on the first three-month anniversary of the issuance date following the effectiveness of the registration statement related thereto, at our option, subject to certain equity conditions, in either (i) cash or (ii) shares of Common Stock, or (iii) a combination of cash and shares of Common Stock. If we elect to pay accrued interest in shares of Common Stock, the price per share will be determined by the then-market price of the Common Stock, which may be less than the stated conversion price of the Tranche 1 Notes.

On July 18, 2019, we entered into Purchase Agreements for the sale of the Tranche 2 Notes for aggregate proceeds to us of $0.70 million. The principal, and unpaid interest accrued on the Tranche 2 Notes, is convertible into shares of our Common Stock at a fixed conversion price of $0.08 per share. Any unconverted outstanding principal and unpaid interest accrued on the Tranche 2 Notes is payable in cash on or about the five-year anniversary of the issuance date.

Interest of 7.5% per annum is payable on the Tranche 2 Notes in quarterly installments beginning on the first three-month anniversary of the issuance date following the effectiveness of the registration statement related thereto, at our option, subject to certain equity conditions, in either (i) cash or (ii) shares of Common Stock, or (iii) a combination of cash and shares of Common Stock. If we elect to pay accrued interest in shares of Common Stock, the price per share will be determined by the then-market price of the Common Stock, which may be less than the stated conversion price of the Tranche 2 Notes.

At any time following the one-year anniversary of the issuance date, we may prepay the then outstanding principal amount of the Notes, along with any unpaid accrued interest (the “Prepayment Amount”) upon thirty days’ written notice. The holder will have the right within twenty days to convert all or a portion of the Prepayment Amount into shares of Common Stock at the fixed conversion price. Any Prepayment Amount paid in cash will include a premium of 25% prior to the two-year anniversary of the date such note was issued, 20% prior to the three-year anniversary of the date such note was issued, 15% prior to the four-year anniversary of the date such note was issued, or 10% thereafter.

 The Notes provide for events of default that include (i) failure to pay principal or interest when due, (ii) any breach of any of the representations, warranties, covenants or agreements made by us in the Purchase Agreements or Notes, (iii) events of liquidation or bankruptcy, and (iv) a change in control. In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the Notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the Notes.

We also entered into registration rights agreements (the “Registration Rights Agreements”) with the holders of the Notes pursuant to which we agreed to register the shares of Common Stock underlying the Notes. We committed to file a registration statement within 45 to 75 calendar days following the closing date of each note and to cause the registration statement to become effective within 60 to 90 calendar days following the closing date (or within 120 to 150 calendar days in the event of a full review of the registration statement by the SEC). The Registration Rights Agreements provide for liquidated damages upon the occurrence of certain events including failure by us to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by the holders for the Notes upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%.

Consulting Agreements

On June 7, 2019, we entered into a consulting agreement with Fisher to act as special advisor to our chief executive officer with regard to our future business strategies. As consideration for services to be provided under the six-month term of the consulting agreement, we issued 625,000 shares of unregistered Common Stock in exchange for a nonrefundable retainer for services over the six-month term of the agreement valued at approximately $60,000.

On July 22, 2019, we entered into a consulting agreement with Park Consultants LLC to act as special advisor to our chief executive officer with regard to our future business strategies. As consideration for services to be provided under the eighteen-month term of the consulting agreement, we issued a warrant to purchase up to 1,800,000 shares of our Common Stock with an exercise price of $0.10 per share in exchange for a nonrefundable retainer for services. The Park Consulting Warrant is exercisable immediately after issuance and expires five years following the issuance date.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

On August 17, 2018, our Common Stock was delisted from Nasdaq and began trading on the OTCQB, an over-the-counter market, under the ticker symbol “PRKR”. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Holders

As of July 31, 2019, we had approximately 58 holders of record and we believe there are approximately 12,000 beneficial holders of our Common Stock.

Dividends
We do not currently pay dividends on our Common Stock and intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our board of directors (“Board”) and will depend upon various factors, including our business, financial condition, results of operations and capital requirements.

Equity Plan Information

The following table gives information as of August 15, 2019 about shares of our Common Stock authorized for issuance under all of our equity compensation plans (in thousands, except for per share amounts):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(c)
Equity compensation plans approved by security holders (1)	828	$2.41	642
Equity compensation plans not approved by security holders (2)	10,550	$0.17	1,450
Total	11,378		2,092

(1)
Includes the 2000 Performance Equity Plan, the 2008 Equity Incentive Plan and the 2011 Long-Term Incentive Equity Plan. The types of awards that may be issued under each of these plans is discussed more fully in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus.
(2)
Includes the 2019 Long-Term Incentive Plan. Shares will not be reserved, and options granted pursuant to the 2019 Long-Term Incentive Plan will not be exercisable, unless and until we have sufficient authorized unissued shares or treasury shares available for such exercise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

We are in the business of innovating fundamental wireless technologies and products. We have designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States (“U.S.”) and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts. We have also designed and developed a consumer distributed WiFi product line that is being marketed under the brand name Milo.

We restructured our operations during the third quarter of 2018 in order to reduce operating expenses in light of our limited capital resources. Our primary business strategy is to support the investments we have made in developing and protecting our technologies by focusing on our patent enforcement program. We have made significant investments in developing and protecting our technologies and products, the returns on which are dependent upon the generation of future revenues for realization. We expect to sell or otherwise exit the Milo product operations in 2019 and intend to focus our resources solely on licensing and enforcement of our wireless technologies. During the second quarter of 2019, we ceased all research and development efforts and, where applicable, repurposed resources to support our patent enforcement and Milo sales and support efforts.

Since 2011, we have been involved in patent infringement litigation against Qualcomm and others for the unauthorized use of our technology. We have expended significant resources since 2011 and incurred significant debt for the enforcement and defense of our intellectual property rights.

Recent Developments

Legal Proceedings
In April 2019, the district court in Munich, Germany issued a ruling in ParkerVision v. Apple II that the Apple products do not infringe our ‘853 Patent. We have opted not to appeal this decision. In addition, in July 2019, we withdrew our January 2019 appeal to the German Supreme Court in the Qualcomm v. ParkerVision nullity action which will result in dismissal of our infringement cases against Apple (ParkerVision v. Apple I) and LG (ParkerVision v. LG Electronics). We have accrued approximately $0.4 million for estimated statutory court costs that may be assessed against us in these cases. Approximately 45% of these estimated losses will be covered by bonds that we have posted in these cases.

In July 2019, the district court for the Middle District of Florida (Orlando division) issued a ruling denying Qualcomm’s request to limit the claims and patents in ParkerVision v. Qualcomm and HTC. The court also agreed that we may elect to pursue accused products that were at issue at the time the case was stayed, as well as new products that were released by Qualcomm during the pendency of the stay. A trial date of December 2020 has been proposed by the parties.

In July 2019, the district court in the Middle District of Florida (Jacksonville division) issued its claim construction order in ParkerVision v. Apple and Qualcomm which has been pending since an August 31, 2018 claim construction hearing. The court’s claim construction order adopted our proposed construction for two of the six disputed terms and the “plain and ordinary meaning” on the remaining terms. In addition, the court denied Apple’s motion for summary judgement.

Refer to Note 11 in the interim condensed consolidated financial statements for the period ended June 30, 2019 included elsewhere in this prospectus for a discussion of the background of these and other pending patent litigation.

Debt Financings
In February and March 2019, we sold an aggregate of $1.3 million in convertible promissory notes to accredited investors. In June 2019 we sold an additional $0.3 million in convertible promissory notes to accredited investors. The notes are convertible, at the option of the holder, into shares of our common stock at a fixed conversion price of $0.25 per share for the February and March notes and $0.10 per share for the June notes. The notes pay interest quarterly at a rate of 8% per annum and we may elect to pay such interest in cash or shares, subject to certain equity conditions. In addition, in May and June 2019, we entered into short-term promissory notes with accredited investors for aggregate proceeds of approximately $0.23 million. The notes are unsecured, bear interest at a rate of 18% per annum, and mature at the earlier of 90 days following the issuance date or upon our receipt of additional litigation financing. Refer to Note 9 to the interim condensed consolidated financial statements for the period ended June 30, 2019 included elsewhere in this prospectus for a complete discussion of the terms of these financings.

In addition, in July 2019, we sold convertible notes for aggregate proceeds of $0.75 million to accredited investors. The first tranche of notes with a face value of $0.05 million is convertible, at the holders’ option, into shares of our common stock at a fixed conversion price of $0.10 per share and bear interest at a stated rate of 8% per annum. The second tranche of notes with an aggregate face value of $0.7 million is convertible, at the holders’ option, into shares of our common stock at $0.08 per share and bear interest at a stated rate of 7.5% per annum.

Consulting Agreements
In June 2019, we entered into a consulting agreement with Mark Fisher to act as special advisor to our chief executive officer with regard to our future business strategies. As consideration for services provided under the six-month term of the agreement, we issued 625,000 shares of common stock, valued at approximately $0.06 million, as a nonrefundable retainer. In July 2019, we engaged an additional consultant, Park Consultants LLC ("Park"), to act in an advisory capacity over an 18-month term. As consideration for services, we granted Park a warrant for the purchase of 1.8 million shares of our common stock at an exercise price of $0.10 per share, valued at approximately $0.2 million, as a nonrefundable retainer. The warrant is immediately exercisable and expires in July 2024.

Share-based Compensation
In August 2019, our Board adopted the 2019 Long-term Incentive Plan (the "2019 Plan") to enable us to offer equity-based compensation to our employees, officers, directors and consultants who have been, are, or will be important to our success. Subject to authorization of sufficient shares for issuance by our stockholders, 12 million shares will be reserved for issuance under the 2019 Plan. In addition, the Board authorized the grant of two-year nonqualified stock options, with an exercise price of $0.17 per share, vesting in 8 equal quarterly installments commencing September 1, 2019, provided that such options shall not be exercisable unless or until we have sufficient authorized unissued shares or treasury shares available for such exercise. Each of our three non-employee directors were granted an option to purchase 800,000 shares, Jeffrey Parker, our chief executive officer, was granted an option to purchase 6,000,000 shares, Cynthia Poehlman, our chief financial officer, was granted an option to purchase 1,000,000 shares, Gregory Rawlins, our chief technical officer, was granted an option to purchase 750,000 shares and one additional key employee was granted an option to purchase 400,000 shares. The aggregate grant-date fair value of the awards, totaling approximately $1.5 million, will be recognized as share-based compensation expense over the two-year life of the awards.

Liquidity and Capital Resources

We have incurred significant losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sales of our equity securities and contingent funding arrangements with third-parties to fund our operations, including the cost of litigation.

Six Months Ended June 30, 2019 and 2018

We used cash for operations of approximately $2.6 million and $6.1 million for the six months ended June 30, 2019 and 2018, respectively. At June 30, 2019, we had a working capital deficit of approximately $4.2 million and we had an accumulated deficit of approximately $396.0 million. These circumstances raise substantial doubt about our ability to continue to operate as a going concern within one year following the issue date of our interim condensed consolidated financial statements. The $3.5 million decrease in cash used for operations year over year is primarily the result of the restructuring of our operations in the third quarter of 2018 and ongoing cost reduction measures.

For the six months ended June 30, 2019, we received aggregate net proceeds of approximately $1.64 million from the sale of convertible promissory notes and $0.23 million for the issuance of short-term notes. Of these proceeds, $0.15 million was used for retention payments to legal counsel engaged to assist in a wide range of activities that include our past, current and potential future litigation actions. The remaining proceeds were used to fund our operations.

At June 30, 2019, we had cash and cash equivalents of approximately $0.1 million. Our Milo product line has not generated expected revenues to date and the amount and timing of proceeds from our patent enforcement actions, if any, is difficult to predict. Although we have made significant reductions in our operating costs, we will need additional working capital to fund our operations and meet our debt repayment obligations.

In July 2019, we sold additional convertible notes for aggregate proceeds of $0.75 million. We are exploring additional financing opportunities for both our short and long-term capital needs. These financing opportunities may include debt, convertible debt, common or preferred equity offerings, additional litigation financing, or a combination thereof. There can be no assurance that we will be able to consummate a financing transaction or that the terms of such financing will be on terms and conditions that are acceptable.

Our ability to meet our short-term liquidity needs, including our debt repayment obligations, is dependent upon one or more of (i) our ability to successfully negotiate licensing agreements and/or settlements relating to the use of our technologies by others in excess of our contingent payment obligations to Brickell and legal counsel; and/or (ii) our ability to raise additional capital from the sale of equity securities or other financing arrangements.

Patent enforcement litigation is costly and time-consuming and the outcome is difficult to predict. We expect to continue to invest in the support of our patent enforcement and licensing programs. We expect that revenue generated from patent enforcement actions and/or technology licenses in 2019, if any, after deduction of payment obligations to Brickell and legal counsel, may not be sufficient to cover our operating expenses. In the event we do not generate revenues, or other patent-related proceeds, sufficient to cover our operational costs and contingent repayment obligation, we will be required to raise additional working capital through the sale of equity securities or other financing arrangements.

The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent-related proceeds sufficient to offset expenses and meet our contingent payment obligation and other long-term debt repayment obligations. Failure to generate sufficient revenues, raise additional capital through debt or equity financings, and/or reduce operating costs could have a material adverse effect on our ability to meet our short and long-term liquidity needs and achieve our intended long-term business objectives.

Years Ended December 31, 2018 and 2017

At December 31, 2018, we had a working capital deficit of approximately $2.1 million, an increase of approximately $1.9 million compared to our working capital deficit at December 31, 2017. The increase in working capital deficit is largely due to increases in amounts payable to outside litigation firms and a decrease in the carrying value of our inventory and prepaid assets due to impairment charges associated with our August 2018 restructuring.

For the year ended December 31, 2018, we incurred a net loss of approximately $20.9 million and had an accumulated deficit of approximately $392.3 million. Our independent registered public accounting firm has included in their audit report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a discussion of our liquidity and our ability to continue as a going concern.

We used cash for operations of $10.3 million in 2018, representing a $3.8 million, or 27%, decrease from our use of cash for operations in 2017. This decrease in cash usage is primarily the result of a decrease in cash used for legal expenses associated with our patent infringement litigation, largely offset by increased cash usage related to inventory expansion and other costs from the development and launch of our WiFi networking product line.

We have utilized the proceeds from the sale of equity and equity-linked securities and our contingent funding arrangement with Brickell to fund our operations, including litigation costs. We received net proceeds of approximately $10.6 million and $14.7 million from equity and debt financings for the years ended December 31, 2018 and 2017, respectively, including an aggregate of $4.0 million and $1.0 million, respectively, received in connection with our contingent funding arrangement with Brickell.

A significant portion of our litigation costs since 2016 have been funded by Brickell. See “Financial Condition” below for a complete discussion of our obligation to Brickell. At December 31, 2018, our aggregate repayment obligation to Brickell was recorded at its estimated fair value of $25.6 million. Although current working capital will not be used to repay this obligation, Brickell is entitled to priority payment of 100% of at least the next $14.7 million in proceeds received by us from any patent-related action. After priority payments to Brickell, any remaining future net proceeds from specific patent enforcement actions will be prorated and prioritized between us, our legal counsel, and Brickell based upon a number of factors including whether the proceeds are a result of a contingently-funded action, the magnitude, nature and timing of the proceeds received, and the contingent percentage agreed to between the parties. Based on our current outstanding legal proceedings, management expects that the contingent fees payable to Brickell and others could range from 25% to 80% of the net proceeds remaining after priority reimbursement to Brickell. These contingent fees are limited to specific actions and are expected to decline following successful completion of our current phase of licensing and patent enforcement activities.

We had cash and cash equivalents totaling approximately $1.5 million at December 31, 2018. In the first quarter of 2019, we received net proceeds of approximately $1.3 million from the issuance of additional convertible debt securities. Although we anticipate a significant decrease in our use of cash for operations in 2019 as a result of our August 2018 cost reduction measures, we expect this decrease to be somewhat offset by increases in our debt repayments. At December 31, 2018, we had approximately $2.4 million in debt obligations due to be repaid in 2019, an increase from $0.3 million in current debt obligations at December 31, 2017. This increase in our short-term debt repayment obligations is primarily the result of the issuance of a secured promissory note to our litigation counsel in 2018 for unpaid fees and costs related to our patent enforcement program. Our ability to meet our short-term liquidity needs, including our debt repayment obligations, is dependent upon one or more of (i) our ability to successfully negotiate licensing agreements and/or settlements relating to the use of our technologies by others in excess of our contingent payment obligations to Brickell and legal counsel; and/or (ii) our ability to raise additional capital from the sale of equity securities or other financing arrangements.

Financial Condition

Intangible Assets
We consider our intellectual property, including patents, patent applications, trademarks, copyrights and trade secrets to be significant to our business. Our intangible assets are pledged as security for our secured contingent payment obligation with Brickell, our secured note payable with our litigation counsel, and our secured convertible note payable with Mark Fisher. The net book value of our intangible assets was approximately $3.3 million, $3.9 million, and $5.1 million as of June 30, 2019 and December 31, 2018 and 2017, respectively. These assets are amortized using the straight-line method over their estimated period of benefit, generally fifteen to twenty years. The decrease in the carrying value of our intangible assets for the six months ended June 30, 2019, is primarily the result of $0.4 million in patent amortization expense and $0.2 million in losses recognized on the disposal of certain patent assets. The decrease in the carrying value of our intangible assets for the year ended December 31, 2018 is primarily the result of $1.1 million in patent amortization expense recognized in 2018 combined with minimal cost additions to our intangible assets as our portfolio matures. Management evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that may warrant revised estimates of useful lives or that may indicate impairment exists. As part of our ongoing patent maintenance program, we may, from time to time, abandon a particular patent if we determine fees to maintain the patent exceed its expected recoverability. For the six months ended June 30, 2019 and each of the years ended December 31, 2018 and 2017, we incurred losses of approximately $0.2 million, $0.1 million, and $0.1 million, respectively, for the write off of specific patent assets. These losses are included in operating expenses in our consolidated statements of comprehensive loss.

Secured Contingent Payment Obligation
Our secured contingent payment obligation to Brickell was recorded at its estimated fair value of $24.7 million, $25.6 million and $15.9 million as of June 30, 2019, and December 31, 2018 and 2017, respectively. For the six months ended June 30, 2019, we recorded a decrease in the fair value of our secured contingent payment obligation of approximately $0.8 million. The increase of $9.7 million during the year ended December 31, 2018, is the result of a $4.0 million increase from additional proceeds received from Brickell in 2018 and a $5.7 million increase in the estimated fair value of our repayment obligation to Brickell. The $5.7 million increase in estimated fair value of this repayment obligation in 2018 is primarily the result of (i) returns on additional proceeds received in 2018, (ii) increases in the estimated time frames for repayment of the obligation and (iii) changes in estimated probabilities for the timing and amount of repayments to Brickell. Refer to Note 8 to our consolidated financial statements and Note 10 to our interim condensed consolidated financial statements included elsewhere in this prospectus for a discussion of the fair value measurement of our contingent payment obligation.

Under the funding agreement, Brickell has a right to reimbursement and compensation from gross proceeds resulting from patent enforcement and other patent monetization actions on a priority basis. Our repayment obligation to Brickell is contingent upon receipt of proceeds from our patents and the amount of our obligation varies based on the magnitude, timing and nature of proceeds received by us. As a result, we have elected to account for this obligation at its estimated fair value which is subject to significant estimates and assumptions as discussed in “Critical Accounting Policies” below.

Brickell is entitled to priority payment of 100% of at least the next $14.7 million in proceeds received by us from any patent-related action. Thereafter, Brickell is entitled to a portion of additional patent-related proceeds up to at least a specified minimum return which is determined as a percentage of the funded amount and varies based on the timing of repayment. In addition, Brickell is entitled to a pro rata portion of proceeds from specified legal actions to the extent aggregate proceeds from those actions exceed the specified minimum return. In the event of a change in control of our Company, Brickell has the right to be paid its return as defined under the agreement based on the transaction price for the change in control event.

Brickell holds a senior security interest in the majority of our assets until such time as the specified minimum return is paid, in which case, the security interest will be released except with respect to the patents and proceeds related to specific legal actions. The security interest is enforceable by Brickell in the event that we are in default under the agreement. We are currently in compliance with the provisions of the agreement.

In 2018, we received aggregate proceeds of $4.0 million from Brickell including proceeds of $2.5 million received in December 2018. The December 2018 funding was critical to meet our ongoing obligations, particularly with regard to our litigation fees and expenses and therefore, in connection with the transaction, we issued Brickell a warrant to purchase up to 5.0 million shares of our common stock at an exercise price of $0.16 per share. As the estimated fair value of the payment obligation to Brickell resulting from this additional funding exceeded the $2.5 million in proceeds received, no value was assigned to the warrants.

Notes Payable
As of June 30, 2019, we had approximately $2.7 million in notes payable, including an unsecured promissory note payable to Sterne, Kessler, Goldstein, & Fox, PLLC (“SKGF”), a related party, of approximately $0.9 million, unsecured short term promissory notes with accredited investors of approximately $0.23 million, and a secured promissory note payable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) of $1.6 million. Failure to comply with the payment terms of each of these notes constitutes an event of default which, if uncured, will result in the entire unpaid principal balance of the note and any unpaid, accrued interest to become immediately due and payable. In addition, an event of default results in an increase in the interest rate under the SKGF and Mintz notes to a default rate of 12% per annum.

In March 2019, we amended the note payable to SKGF to provide for a waiver of the payment default, a decrease in the interest rate from 8% to 4% per year, an extension of the maturity date from March 2020 to April 2022, and a reduction in the monthly payment. As of June 29, 2019, we amended the note to provide for a postponement of past payment defaults and future payments until October 2019. As of June 30, 2019, we were in compliance of all terms of the agreement.

On April 1, 2019 and again on June 29, 2019, Mintz waived past and future payment defaults under the note through at least August 2019, provided that no other event of default occurs. Mintz also waived acceleration of unpaid principal and interest as well as an increase in the interest rate to the default rate of 12%. As of June 30, 2019, we are in compliance with all the terms of the Mintz note.

Convertible Notes
As of June 30, 2019, we had approximately $2.77 million in convertible notes payable. Our convertible notes represent five-year promissory notes that are convertible, at the holders’ option, into shares of our common stock at fixed conversion prices. The convertible notes bear interest at a stated rate of 8% per annum and interest payments are made on a quarterly basis. Interest is payable, at our option and subject to certain equity conditions, in either cash, shares of our common stock, or a combination thereof.  To date, all interest payments on the convertible notes have been made in shares of our common stock.

We have the option to prepay the notes any time following the one-year anniversary of the issuance of the notes, subject to a premium on the outstanding principal prepayment amount of 25% prior to the two-year anniversary of the note issuance date, 20% prior to the three-year anniversary of the note issuance date, 15% prior to the four-year anniversary of the note issuance date, or 10% thereafter. The notes provide for events of default that include failure to pay principal or interest when due, breach of any of the representations, warranties, covenants or agreements made by us, events of liquidation or bankruptcy, and a change in control. In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the convertible notes.

Deferred Tax Assets and Related Valuation Allowance
Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized. As of December 31, 2018, we had deferred tax assets of approximately $98 million, primarily related to our net operating loss carryforwards, which were fully offset by a valuation allowance due to the uncertainty related to realization of these assets through future taxable income. In addition, our ability to benefit from our net operating loss and other tax credit carryforwards could be limited under Section 382 of the Internal Revenue Code as more fully discussed in Note 9 to our consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus.

Results of Operations for Each of the Six Months Ended June 30, 2019 and 2018

Revenue and Gross Margin
We reported no licensing revenue for the six-month periods ended June 30, 2019 or 2018. Although we do anticipate licensing revenue and/or settlement gains to result from our licensing and patent enforcement actions, the amount and timing is highly unpredictable and there can be no assurance that we will achieve our anticipated results.

We reported product revenue of approximately $0.04 million and $0.12 million for the six-month periods ended June 30, 2019 and 2018, respectively, from sales of our Milo-branded WiFi products. Gross margins for the Milo product sales, before inventory impairment charges, were 0% and 27%, respectively, for the six months ended June 30, 2019 and 2018.  The decrease in product margins, before inventory impairment charges, is the result of reduced selling prices.  Our revenues from Milo products to date have fallen short of our projections, and we have limited resources to deploy toward increasing consumer awareness of our products. As a result, we expect to sell or otherwise dispose of the Milo product line in 2019.

Research and Development Expenses
Research and development expenses consist primarily of engineering and related management and support personnel costs; fees for outside engineering design services which we use from time to time to supplement our internal resources; depreciation expense related to our assets used in product development; prototype production and materials costs; software licensing and support costs, which represent the annual licensing and support maintenance for engineering design and other software tools; and rent and other overhead costs. Personnel costs include share-based compensation amounts which have been determined based on the grant date fair value of equity-based awards to our employees and then recorded to expense over the vesting period of the award.  Subsequent to March 31, 2019, we halted all research and development efforts and, where applicable, repurposed prior engineering resources to support our patent enforcement programs or our Milo sales and support.

Our research and development expenses decreased approximately $1.5 million, or 82.2%, during the six months ended June 30, 2019 when compared to the same period in 2018. This decrease is primarily the result of a $0.9 million reduction in personnel costs, including a $0.1 million decrease in share-based compensation expense, and a $0.2 million decrease in consulting fees. Additionally, research and development expenses decreased approximately $0.2 million due to personnel being repurposed for selling, general and administrative purposes including litigation support and Milo sales and support.

The reductions in personnel costs is a result of the closure of our Lake Mary design facility in the third quarter of 2018 along with reductions in engineering executive and key employee compensation during that same period.  The reduction in consulting fees is the result of cost reduction efforts pertaining to our Milo product operations commencing in the third quarter of 2018.

Selling, General, and Administrative Expenses
Selling, general and administrative expenses consist primarily of executive, director, sales and marketing, and finance and administrative personnel costs, including share-based compensation, and costs incurred for advertising, insurance, shareholder relations and outside legal and professional services, including litigation expenses.

Our selling, general and administrative expenses decreased by approximately $1.9 million, or 31.8%, during the six months ended June 30, 2019 when compared to the same period in 2018. This is primarily due to a $1.3 million decrease in personnel and related expense, including a decrease in share-based compensation expense of approximately $0.5 million, a decrease in marketing and other consulting fees of approximately $0.5 million, a decrease in noncash amortization expense of approximately $0.2 million, a decrease in travel costs and board compensation of approximately $0.1 million each, and a decrease in Milo product advertising costs of approximately $0.4 million. These decreases are somewhat offset by a loss on disposal of certain patents of approximately $0.2 million, and an increase in litigation-related fees and expenses of approximately $0.8 million.

The decrease in personnel costs during the six months ended June 30, 2019, is primarily the result of the reduction in personnel and executive compensation as part of our recent cost reduction measures, somewhat offset by the repurposing of engineering personnel for litigation support and Milo sales support. Share-based compensation expense decreased during the six months ended June 30, 2019, compared to the same period in 2018 as a result of lower stock prices and longer vesting periods for new awards when compared to prior year awards.  The decreases in our marketing consulting fees, travel costs and Milo product advertising for the six-month period is a result of our cost reduction measures that commenced in the third quarter of 2018.

The decrease in noncash amortization expense for the six-month period ended June 30, 2019, is the result of the expiration and/or abandonment of a number of our patents and patent applications since the third quarter of 2018.

The decrease in board compensation for the six-month period ended June 30, 2019, is a result of our board restructuring in the third quarter of 2018 and the waiver of any cash fees for board or committee service by our nonemployee directors.

The increase in litigation related fees and expenses for the six months ended June 30, 2019 is primarily the result of fees and expenses incurred to support our German litigation, including accruals for statutory court costs as a result of unfavorable court decisions.

Change in Fair Value of Contingent Payment Obligation

We have elected to measure our secured contingent payment obligation at fair value which is based on significant unobservable inputs. We estimated the fair value of our secured contingent payment obligation using an income approach based on the estimated present value of projected future cash outflows using a risk-adjusted discount rate. Increases or decreases in the significant unobservable inputs could result in significant increases or decreases in fair value.

For the six months ended June 30, 2019, we recorded a decrease in the fair value of our secured contingent payment obligation of approximately $0.8 million, compared to increases in fair value of approximately $1.0 million for the same period in 2018. The change in fair value is a result of changes in estimated amounts and timing of projected future cash flows due to increases in funded amounts, passage of time, and changes in the probabilities based on the status of the funded actions.

Results of Operations for Each of the Years Ended December 31, 2018 and 2017

We use both generally accepted accounting principles (“GAAP”) and non-GAAP financial measures for assessing our consolidated results of operations. The non-GAAP measures we use include Adjusted Net Loss and Adjusted Net Loss per Share. These non-GAAP measures exclude the effect on net loss and net loss per share of (i) changes in fair value of our secured contingent payment obligation and (ii) share-based compensation expense. Share-based compensation is a non-cash expense item that is subject to significant fluctuation in value based on the volatility of the market price of our common stock, and the expense recognized on a GAAP basis is not necessarily indicative of the compensation realized by our executives, employees and non-employee directors. The change in fair value of our secured contingent payment obligation is subject to significant estimates and assumptions regarding future events and, similar to interest on long-term debt obligations, is a reflection of our cost of financing rather than our operating activities. Accordingly, we consider these non-GAAP measures to provide relevant supplemental information to assist investors in better understanding our operating results. These non-GAAP measures should not be considered a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

Refer to “Reconciliation of Non-GAAP Financial Measures” in this section for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures for the years ended December 31, 2018 and 2017.

Revenues and Gross Margins

We reported no licensing revenue for the years ended December 31, 2018 or 2017. Although we do anticipate licensing revenue and/or settlement gains to result from our licensing and patent enforcement actions, the amount and timing is highly unpredictable and there can be no assurance that we will achieve our anticipated results.

We reported product revenue of $0.1 million for each of the years ended December 31, 2018 and 2017, respectively, from the sales of our Milo-branded products. Our gross margins on Milo product sales, before impairment charges, were approximately 24% and 25% for the years ended December 31, 2018 and 2017, respectively. Our revenues from Milo products to date have fallen short of our projections, and we have limited resources to deploy towards increasing consumer awareness of our products. As a result, for the year ended December 31, 2018, we recorded $1.1 million in impairment charges to reduce excess inventories to their estimated net realizable value. For the year ended December 31, 2017, we recognized approximately $0.1 million in impairment charges related to excess inventory of our integrated circuits.

Research and Development Expenses

Research and development expenses consist primarily of engineering and related management and support personnel costs; fees for outside engineering design services which we use from time to time to supplement our internal resources; depreciation expenses related to certain assets used in product development; prototype production and materials costs for both chips and end-user products; software licensing and support costs, which represent the annual licensing and support maintenance for engineering design and other software tools; and rent and other overhead costs for our engineering design facility. Personnel costs include share-based compensation which represents the grant date fair value of equity-based awards to our employees which is attributed to expense over the service period of the award.

Research and development costs were approximately $2.9 million for the year ended December 31, 2018 compared to approximately $4.3 million for the year ended December 31, 2017, representing a decrease of approximately $1.4 million, or 33%. This decrease is primarily the result of a $0.9 million decrease in personnel and related costs, including a $0.4 million decrease in share-based compensation expense, a $0.4 million decrease in costs related to chip design and fabrication, a $0.1 million decrease in software licensing and support costs, and a $0.1 million decrease in facilities and related costs, offset by a $0.2 million increase in outside consulting services.

The decreases in personnel, chip fabrication, software and licensing, and facilities costs are all a result of the August 2018 restructuring of operations which included a significant workforce reduction, reduction in engineering executive compensation, and closure of the Lake Mary engineering design facility. Share-based compensation decreased as a result of decreases in the value of current awards when compared to previous awards as a result of the declining price of our common stock, longer vesting periods for new awards, and forfeiture of awards in connection with our restructuring. The increase in outside consulting services is a result of resources utilized in connection with Milo product development. These outside services are not expected to continue in 2019.

We anticipate that our research and development expenses will decrease further in 2019 as our focus will be on providing technical support to the patent enforcement and licensing activities for our patent portfolio with limited resources dedicated to further expansion of our technologies and patents.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist primarily of executive, director, sales and marketing, and finance and administrative personnel costs, including share-based compensation, costs incurred for advertising, insurance, shareholder relations and outside legal and professional services, including litigation expenses, and amortization and maintenance expenses related to our patent assets.

Our selling, general and administrative expenses were approximately $10.4 million for the year ended December 31, 2018, as compared to approximately $14.1 million for the year ended December 31, 2017, representing a decrease of approximately $3.7 million or 26%. This decrease is the result of a decrease in litigation fees and expenses of approximately $1.5 million, a decrease in outside consulting fees of approximately $1.4 million, a decrease in share-based compensation expense of approximately $0.8 million, and a decrease in other personnel costs, including travel costs, of approximately $0.2 million, somewhat offset by an increase in advertising expense of approximately $0.3 million.

The decrease in litigation fees and expenses is primarily the result of fees and expenses incurred in 2017 related to the ITC action that was terminated in March 2017. Consulting fees decreased as a result of a reduction in the use of outside professionals for marketing, shareholder relations and business advisory activities in 2018. The decrease in marketing consulting fees for the Milo product launch was somewhat offset by an increase in Milo advertising expense as various marketing campaigns were launched in 2018.

The decrease in share-based compensation is due to decreases in the value of current awards when compared to previous awards as a result of the declining price of our common stock, longer vesting periods for new awards, and forfeiture of awards. Personnel costs decreased as a result of reductions in executive management salaries and a reduction in marketing, sales and administrative personnel as a part of our August 2018 restructuring, somewhat offset by personnel additions in mid to late 2017 to support the Milo product operations.

Restructuring Charges

We incurred approximately $0.7 million in restructuring charges in 2018. These charges are a result of the implementation of cost reduction measures in August 2018 that included a significant reduction in our workforce, the closure of our engineering design center in Lake Mary, Florida, the cessation of ongoing chip development activities, and a significant reduction in our spending for sales and marketing of our Milo product line. These measures were undertaken in order to focus our limited resources toward our patent enforcement program which, if successful, has the ability to generate significant licensing and/or settlement revenue. The restructuring charges were primarily related to one-time termination benefits, the impairment of prepaid assets, and our estimated future lease obligation for our Lake Mary, Florida facility, net of estimated sublease income. At December 31, 2018, we recorded an estimated lease obligation for our Lake Mary facility of approximately $0.2 million which is net of an estimated $0.4 million in future sublease rental income. We are actively marketing the Lake Mary facility for sublease, however there can be no assurance that our efforts will be successful. If we are unable to sublet our Lake Mary facility for the rental amount or term that we have estimated, we will incur additional impairment charges related to this lease obligation. In addition, we may incur restructuring charges in 2019 related to the disposition of our Milo product operations.

As a result of our restructuring, we estimate that we will recognize annualized savings of approximately $9 million primarily related to reduced personnel, outside marketing consulting and advertising costs related to product marketing, facilities costs, and board and executive compensation.

Change in Fair Value of Contingent Payment Obligation

Our losses from the changes in fair value of our contingent payment obligation were approximately $5.7 million and $0.7 million for the years ended December 31, 2018 and 2017, respectively. See “Financial Condition” above for a discussion of our contingent payment obligation and the factors impacting the change in fair value.

Adjusted Net Loss and Adjusted Net Loss per Share

Adjusted net loss decreased by approximately $2.2 million, or 14%, for the year ended December 31, 2018 compared to the same period in 2017. The decrease in adjusted net loss is a result of the decrease in litigation expenses as well as a decrease in operating expenses as a result of our restructuring. On a per share basis, our adjusted net loss per common share decreased by $0.35 per share, or 38%. This decrease is primarily the result of a 38% increase in our weighted average common shares outstanding along with the decrease in our adjusted net loss.

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of our net loss to the non-GAAP measure of adjusted net loss for the years ended December 31, 2018 and 2017, respectively:

(in thousands)	2018	2017
Net loss	$(20,869)	$(19,259)
Excluded items:
Share-based compensation	1,050	2,164
Change in fair value of contingent payment obligation	5,661	711
Adjusted net loss	$(14,158)	$(16,384)

The following table presents a reconciliation of our net loss per common share to the non-GAAP measure of adjusted net loss per common share for the years ended December 31, 2018 and 2017, respectively:

	2018	2017
Basic and diluted net loss per common share	$(0.85)	$(1.09)
Excluded items	0.27	0.16
Adjusted net loss per common share	$(0.58)	$(0.93)

Critical Accounting Policies

We believe that the following are critical accounting policies and estimates that significantly impact the preparation of our consolidated financial statements:

Inventory
Inventory is stated at the lower of actual cost, as determined under the first-in, first-out method, or estimated net realizable value. We review our inventory for estimated obsolescence or unmarketable inventory and write down inventory for the difference between cost and estimated market value based upon assumptions about future demand. Future demand is affected by market conditions, technological obsolescence, new products and strategic plans, each of which is subject to change. During the years ended December 31, 2018 and 2017, we recorded $1.1 million and $0.1 million, respectively, for impairment charges to reduce excess inventories to their estimated net realizable value.

Secured Contingent Payment Obligation
We have accounted for our secured contingent repayment obligation as long-term debt. Our repayment obligation is contingent upon the receipt of proceeds from patent enforcement or other patent monetization actions. We have elected to measure our secured contingent payment obligation at its fair value based on the variable and contingent nature of the repayment provisions. We have determined that the fair value of our secured contingent payment obligation falls within Level 3 in the fair value hierarchy which involves significant estimates and assumptions including projected future patent-related proceeds and the risk-adjusted rate for discounting future cash flows. Actual results could differ from the estimates made. Changes in fair value, including the component related to imputed interest, are included in the consolidated statements of comprehensive loss under the heading “Change in fair value of contingent payment obligation.” Refer to Note 10 to our interim condensed consolidated financial statements and Note 8 to our consolidated financial statements included elsewhere in this prospectus for a discussion of the significant estimates and assumptions used in estimated the fair value of our contingent payment obligation.

Accounting for Share-Based Compensation
We calculate the fair value of share-based equity awards to employees, including restricted stock, stock options and restricted stock units (“RSUs”), on the date of grant and recognize the calculated fair value as compensation expense over the requisite service periods of the related awards. The fair value of stock option awards is determined using the Black-Scholes option valuation model which requires the use of highly subjective assumptions and estimates including how long employees will retain their stock options before exercising them and the volatility of our common stock price over the expected life of the equity award. Changes in these subjective assumptions can materially affect the estimate of fair value of share-based compensation and consequently, the related amount recognized as expense in the consolidated statements of comprehensive loss.

New Accounting Pronouncement - Leases
As of January 1, 2019, we adopted Accounting Standards Codification (“ASC”) 842, “Leases.” ASC 842 requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all finance and operating leases with lease terms of more than 12 months and disclose key information about leasing arrangements (see Note 8 to our condensed consolidated interim financial statements included elsewhere in this prospectus). ASC 842 allows for the application of the new standard on the adoption date without restatement of prior comparative periods or a modified retrospective transition method which requires application of the new standard at the beginning of the earliest period presented. We have elected to use the adoption date as the initial application date without restatement of prior comparative periods. We also elected the package of practical expedients permitted under the transition guidance which, among other things, does not require us to reassess lease classification. Upon adoption of ASC 842, we recognized an adjustment to beginning retained earnings of approximately $0.04 million for the cumulative effect of the change in accounting principle. We also recorded a ROU asset of approximately $0.56 million and an increase in our operating lease liabilities of approximately $0.60 million, primarily related to operating leases for our office and warehouse facilities. Our accounting for finance leases remains substantially unchanged. Adoption of the standard did not materially impact operating results or cash flows.

Off-Balance Sheet Transactions

As of June 30, 2019, we had outstanding warrants to purchase approximately 11.7 million shares of our common stock, including pre-funded warrants to purchase 1.4 million shares of our common stock at an exercise price of $0.01 per share. The estimated grant date fair value of these warrants of approximately $1.5 million is included in shareholders’ deficit in our interim condensed consolidated balance sheets. The outstanding warrants have a weighted average exercise price of $0.45 per share and a weighted average remaining life of approximately 4.2 years.

DESCRIPTION OF BUSINESS

We were incorporated under the laws of the state of Florida on August 22, 1989. We are in the business of innovating fundamental wireless technologies and products. We have designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States of America (“U.S.”) and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We have also designed and developed a consumer distributed WiFi product line that is marketed under the brand name Milo®. We expect to sell or otherwise exit the Milo product operations in 2019 and intend to focus our resources solely on licensing and enforcement of our wireless technologies.

General Development of Business

Our business has been primarily focused on the development, marketing and licensing of our RF technologies for mobile and other wireless products and applications, including our own internally developed end-user wireless products. For a number of years, we marketed our RF technologies and integrated circuit products for use in mobile products and applications.  Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize our technology in a mobile handset application, we were reliant upon the provider of the baseband processor that generates the data to be transmitted or received by our RF chipsets.  Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider. Accordingly, our marketing efforts were dependent on the activities of third parties. In 2011, through analysis of conference papers and tear down reports, we concluded that Qualcomm’s products were infringing our energy transfer sampling down conversion technology.  Based on our belief that our technology is widely-deployed in the mobile handset market as a result of infringement of our patents, we began to more vigorously pursue an intellectual property licensing strategy which included enforcement actions.

From 2014 through 2017, we pursued licensing opportunities for our technologies, including through additional litigation where we deemed necessary to protect our patent rights.  In addition to our patent enforcement activities, from 2013 through 2017, we also designed and developed products that included integrated circuits (“ICs”) based on our proprietary technologies as well end-user WiFi products aimed at the home and small business networking market.  These product development efforts culminated in the launch of our Milo brand product line, which began selling in October 2017.

During the first half of 2018, we focused on (i) production, sales and marketing, and continued developments and enhancements of our WiFi products; (ii) ongoing integrated circuit development for future products and (iii) supporting our patent enforcement and licensing efforts. Our WiFi products did not produce the revenue growth that we had anticipated in 2018 and we also experienced lengthy delays in proceedings in certain of our patent enforcement efforts.

In addition, trading of our common stock on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) was suspended effective at the open of business on August 17, 2018 as a result of our failure to maintain at least $35 million in market value of listed securities. Our common stock began trading on the OTCQB, an over-the-counter market, immediately following delisting from Nasdaq and our trading symbol, “PRKR”, remained unchanged. We intend to remain a public reporting company and we plan to continue to maintain a majority of independent members on our Board with an independent Audit Committee and to provide annual financial statements audited by an independent registered public accounting firm and unaudited interim financial statements prepared in accordance with accounting principles generally accepted in the U.S. However, the OTCQB is a significantly more limited market than Nasdaq.

These factors contributed to a lack of liquidity which necessitated a change in our business plans. Accordingly, in August 2018, we implemented cost reduction measures that included a significant reduction in our workforce, the closure of our engineering design center in Lake Mary, Florida and a reduction in executive and management salaries in order to reduce our ongoing operating expenses. As a result of these measures, we ceased ongoing chip development activities and significantly curtailed our spending for sales and marketing of our WiFi product line in order to focus our limited resources on our patent enforcement program.

From a patent enforcement standpoint, we spent much of 2018 defending our patents in validity actions filed by defendants in our patent infringement proceedings. See “Legal Proceedings” in Note 11 to our interim condensed consolidated financial statements for the period ended June 30, 2019 and Note 10 to our consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus for a detailed description of our various patent enforcement actions.

Notably, a prior stay has been lifted in our patent infringement case against Qualcomm and HTC in the middle district of Florida as a result of an appellate court decision regarding one of the patents at issue in that case. In July 2019, the district court for the Middle District of Florida (Orlando division) issued a ruling denying Qualcomm’s request to limit the claims and patents in ParkerVision v. Qualcomm and HTC. The court also agreed that we may elect to pursue accused products that were at issue at the time the case was stayed, as well as new products that were released by Qualcomm during the pendency of the stay. A trial date of December 2020 has been proposed by the parties.

In April 2019, the district court in Munich, Germany issued a ruling in ParkerVision v. Apple II that the Apple products do not infringe our ‘853 Patent. We have opted not to appeal this decision. In addition, in July 2019, we withdrew our January 2019 appeal to the German Supreme Court in the Qualcomm v. ParkerVision nullity action which will result in dismissal of our infringement cases against Apple (ParkerVision v. Apple I) and LG (ParkerVision v. LG Electronics). We have accrued approximately $0.4 million for estimated statutory court costs that may be assessed against us in these cases. Approximately 45% of these estimated losses will be covered by bonds that we have posted in these cases.

In addition, in July 2019 the district court in the Middle District of Florida (Jacksonville division) issued its claim construction order in ParkerVision v. Apple and Qualcomm which has been pending since an August 31, 2018 claim construction hearing. The court’s claim construction order adopted our proposed construction for two of the six disputed terms and the “plain and ordinary meaning” on the remaining terms. In addition, the court denied Apple’s motion for summary judgement. A trial date of August 2020 has been proposed by the parties.

A significant portion of our litigation costs are funded under a secured contingent payment arrangement with Brickell Key Investments LP (“Brickell”) and other contingent arrangements with our legal counsel. In 2018, we received an aggregate of $4.0 million in additional proceeds from Brickell to fund our ongoing patent enforcement actions. In addition to Brickell funding, we also funded our operations in 2018 through the sale of approximately $5.3 million in equity and equity-linked securities and $1.3 million in convertible debt. In addition, in the first half of 2019, we received additional net proceeds of approximately $1.6 million from the sale of additional convertible notes and $0.23 million in proceeds from short-term, unsecured promissory notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus for a full discussion of our litigation funding arrangements and our equity and debt financings.

Milo WiFi Products

Our Milo WiFi products did not generate the revenue growth that we anticipated in the first half of 2018. Accordingly, as part of our restructuring in August 2018, we made significant reductions in our product sales, marketing, development and operations staff as well as our expenditures for advertising and other marketing promotions, causing sales to further decline. During the second quarter of 2019, we ceased all research and development efforts and, where applicable, repurposed resources to support our patent enforcement and Milo sales and support efforts. We expect to sell or otherwise exit our WiFi product operations in 2019.

Product Offerings
Our Milo-branded WiFi product line is a cost-effective networking system that enhances WiFi connectivity by effectively distributing the WiFi signal from existing routers and modems throughout a broader coverage area, eliminating WiFi dead zones and creating a more even distribution of data rates across the coverage area. Our product offering includes a two-unit system designed for coverage areas of up to 2,500 square feet, a three-unit system designed for coverage areas of up to 3,750 square feet, and a single-unit system, introduced in May 2018, that can be installed as a stand-alone system for smaller homes and apartments, or installed as an add-on to an existing Milo system for added coverage.

The Milo system can connect to an existing router via Ethernet cable. Alternatively, the system can connect to the router wirelessly through our BaseLink technology thus enabling the Milo user to eliminate redundancy of coverage from an existing router while also optimizing and maximizing the overall coverage area. Our embedded SmartSeek intelligence enables the Milo system to delegate signal communication across multiple radios in each Milo unit, thereby optimizing the network path for each unique environment. The systems are supported by mobile applications for both Apple and Android devices to enhance the overall customer experience.

Markets
We marketed our Milo product line as a cost-effective product solution for inadequate WiFi coverage to consumers, small businesses and certain vertical markets, such as internet service providers. The growing number of internet-connected devices, including smart phones, laptops, tablets, Smart Home, and Internet of Things devices such as Smart TVs, security cameras, thermostat controls, game consoles, etc., have increased the need for more robust and reliable networking solutions. Internet connections are being upgraded through high-speed broadband technologies in order to address more complex applications and rich multimedia content. Meanwhile, users want the convenience and flexibility of operating truly mobile devices. As a result, the need for more convenience, broader coverage, and increased reliability of residential and small business WiFi networks is increasing demand for reliable wireless networking products.

Sales Channels
We began selling our Milo WiFi products in the U.S. in 2017 primarily through Amazon.com and our own online store. In 2018, we began expanding our online sales channels to include Walmart.com and NeweggBusiness.com. In addition, we utilized consignment arrangements with a wholesale distributor to supply additional online retail channels. During 2018, we also marketed our products and related services directly to internet service providers in the U.S. although we ceased these efforts following our August 2018 restructuring. The Amazon.com sales channel accounted for approximately 66% and 60% of our net revenues for the years ended December 31, 2018 and 2017, respectively. In addition, a QVC distributor accounted for approximately 13% of our net revenue for the year ended December 31, 2018.

Production and Supply

To mitigate supply risk, and based on anticipated revenue growth, we built up a significant Milo component and finished product inventory in 2017. To date, our inventory has significantly exceeded the demand generated by our marketing programs. As a result, in connection with our restructuring in August 2018, we ceased production and recognized impairment charges against our on-hand inventories.

Our components are generally purchased from third-party suppliers, including contract manufacturers, on a purchase order basis. Our components generally have multiple sources of supply; however, some components are designed specifically for our products and, in some cases, require specialty tooling. Our third-party suppliers generally purchase the materials for these components on our behalf on a purchase order basis. Lead times for our component products are generally 60 to 90 days without incurring additional costs for expediting.

Competitive Position

We operate in a highly competitive industry against companies with greater brand recognition and substantially greater financial, technical, and sales and marketing resources. As a result, our competitors have larger distribution channels and greater reach to customers than we do.

Our WiFi products compete with WiFi networking products offered by companies such as Google, Belkin/Linksys, D-Link, NetGear, Eero (purchased by Amazon), and others. We also face competition from service providers who bundle competing networking devices with their service offering. We believe the principal competitive factors in the markets for our networking products include product performance, ease-of-installation, price, and customer support.

Our technologies and integrated circuit products face competition from incumbent providers of transceivers, such as Broadcom, Fujitsu, Intel, MediaTek, NVidia, Qualcomm, STMicroelectronics, Marvell, Texas Instruments, and others, as well as incumbent providers of power amplifiers, including companies such as Anadigics, Qorvo, and Skyworks, among others. Each of our competitors, however, also has the potential of becoming a licensing or product customer for our technologies. To date, we are unaware of any competing or emerging RF technologies, other than infringing products, that provide all the simultaneous benefits that certain of our technologies enable, including highly accurate transmission and reception of RF carriers that use less power than traditional architectures and components, thereby extending battery life, reducing heat and enabling certain size, cost, performance, and packaging advantages.

We believe the most significant hurdle to the licensing and/or sale of our technologies and products is the widespread use of certain of our technologies in infringing products produced by companies with significantly greater financial, technical and sales and marketing resources. We believe we can gain adoption and/or secure licensing agreements with unauthorized current users of one or more of our technologies, and therefore compete, based on a solid and defensible patent portfolio and the advantages enabled by our unique circuit architectures.

Patents and Trademarks

We consider our intellectual property, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the U.S. and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of June 30, 2019, we had 122 U.S. and 14 foreign patents related to our RF technologies. In addition, we have a number of U.S. and foreign patent applications pending. We estimate the economic lives of our patents to be the shorter of fifteen years from issuance or twenty years from the earliest application date. Our current portfolio of issued patents have expirations ranging from 2019 to 2034. We had approximately 52 patents that expired in 2018, including certain patents that are the subject of enforcement actions. We believe these expired patents continue to have significant economic value to us as a result of our ability to collect past damages in the event of a successful enforcement action.

Employees

As of June 30, 2019, we had 12 full-time and 2 part-time employees, including 5 in WiFi product sales and customer support, 2 in technical support for our patent enforcement and licensing programs, and 7 in executive management, finance, and administration. We also utilize temporary or contract staff from time to time to supplement our workforce. Our employees are not represented by any collective bargaining agreements and we consider our employee relations to be satisfactory.

Available Information and Access to Reports

We file annual reports on Forms 10-K, quarterly reports on Forms 10-Q, proxy statements and other reports, including any amendments thereto, electronically with the SEC. The SEC maintains an Internet site (http://www.sec.gov) where these reports may be obtained at no charge. We also make copies of these reports available, free of charge through our website (http://www.parkervision.com) via the link “SEC filings” as soon as practicable after filing or furnishing such materials with the SEC. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Properties

Our headquarters are located in a 3,000 square foot leased facility in Jacksonville, Florida, that also serves as our warehousing space for Milo product inventory. We have an additional 7,000 square foot leased facility in Lake Mary, Florida that was primarily for engineering design activities. As a result of our restructuring in August 2018, we have ceased use of the Lake Mary facility and are attempting to sublease the facility for the remaining lease term. We believe our properties are in good condition and suitable for the conduct of our business. Refer to “Leases” in Note 8 to our interim condensed consolidated financial statements and “Lease Commitments” in Note 10 to our consolidated financial statements included elsewhere in this prospectus for information regarding our outstanding lease obligations.

Legal Proceedings

We are a party to a number of patent enforcement actions initiated by us against others for the infringement of our technologies, as well as proceedings brought by others against us in an attempt to invalidate certain of our patent claims. These patent-related proceedings are more fully described in “Legal Proceedings” in Note 11 to our interim condensed consolidated financial included elsewhere in this prospectus.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors
Our Board is divided into three classes with only one class of directors typically being elected in each year and each class serving a three-year term. In September 2018, our Board decreased its size from eight to five. In connection with this decrease in size, Messrs. Papken der Torossian, William Hightower, John Metcalf, and Nam Suh resigned. The resignation of these directors was not due to any disagreement with us on any matter relating to our operations, policies, practices, or otherwise. The Board appointed Lewis H. Titterton to fill the vacancy resulting from the director resignations. Mr. Titterton was also appointed as chairman of our audit committee. In April 2019, Mr. Titterton resigned from our Board due to family medical issues. Mr. Titterton’s resignation was not due to any disagreement with us on any matter relating to our operations, policies, or practices, financial or otherwise.

Our current directors, including their backgrounds and qualifications are as follows:

Name	Age	Position with our Company
Frank N. Newman	76	Class II Director
Jeffrey L. Parker	62	Class I Director, Chairman of the Board and Chief Executive Officer
Paul A. Rosenbaum	76	Class III Director, Audit Committee Member
Robert G. Sterne	67	Class III Director

Frank N. Newman
Frank Newman has been a director of ours since December 2016. Mr. Newman has served since 2011 as chairman of Promontory Financial Group China Ltd., an advisory group for financial institutions and corporations in China. From 2005 to 2010, he served as chairman and chief executive officer of Shenzhen Development Bank, a national bank in China. Prior to 2005, Mr. Newman served as chairman, president, and chief executive officer of Bankers Trust and chief financial officer of Bank of America and Wells Fargo Bank. Mr. Newman served as Deputy Secretary of the U.S. Treasury from 1994 to 1995 and as Under Secretary of Domestic Finance from 1993 to 1994. He has authored two books and several articles on economic matters, published in the U.S., mainland China, and Hong Kong. Mr. Newman has served as a director for major public companies in the U.S., United Kingdom, and China, and as a member of the Board of Trustees of Carnegie Hall. He earned his BA, magna cum laude, in economics at Harvard. Mr. Newman brings a substantial knowledge of international banking and business relationships to the Board. His contacts, particularly in China, including Hong Kong, could prove valuable to our international strategies. In addition, his financial background adds an important expertise to the Board with regard to financing future business opportunities.

Jeffrey L. Parker
Jeffrey Parker has been the Chairman of our Board and our Chief Executive Officer since our inception in August 1989 and was our president from April 1993 to June 1998. From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research, development, manufacturing, and sales and marketing for the heating, ventilation and air conditioning industry. Mr. Parker is a named inventor on 31 U.S. patents. Among other qualifications, as Chief Executive Officer, Mr. Parker has relevant insight into our operations, our industry, and related risks as well as experience bringing disruptive technologies to market.

Paul A. Rosenbaum
Paul A. Rosenbaum has been a director of ours since December 2016 and a member of our Audit Committee since September 2018. Mr. Rosenbaum has extensive experience as a director and executive officer for both public and private companies in a number of industries. Since 1994, Mr. Rosenbaum has served as chief executive of SWR Corporation, a privately-held corporation that designs, sells, and markets specialty industrial chemicals. Since 2009, Mr. Rosenbaum has been a member of the Providence St. Vincent Medical Foundation Council of Trustees, and previously served as president of the Council. In addition, from September 2000 until June 2009, Mr. Rosenbaum served as chairman and chief executive officer of Rentrak Corporation (“Rentrak”), a Nasdaq publicly traded company that provides transactional media measurement and analytical services to the entertainment and media industry. From June 2009 until July 2011, Mr. Rosenbaum served in a non-executive capacity as chairman of Rentrack. From 2007 until 2016, Mr. Rosenbaum served on the Board of Commissioners for the Port of Portland, including as vice chairman from 2012 to 2016. Mr. Rosenbaum was chief partner in the Rosenbaum Law Center from 1978 to 2000 and served in the Michigan Legislature from 1972 to 1978, during which time he chaired the Michigan House Judiciary Committee, was legal counsel to the Speaker of the House of the state of Michigan and wrote and sponsored the Michigan Administrative Procedures Act. Additionally, Mr. Rosenbaum served on the National Conference of Commissioners on Uniform State Laws, as vice chairman of the Criminal Justice and Consumer Affairs Committee of the National Conference of State Legislatures, and on a committee of the Michigan Supreme Court responsible for reviewing local court rules. Among other qualifications, Mr. Rosenbaum has extensive experience as a director and executive officer of a publicly held corporation and has relevant insights into operations and our litigation strategies.

Robert G. Sterne
Robert Sterne has been a director of ours since September 2006 and also served as a director of ours from February 2000 to June 2003. Since 1978, Mr. Sterne has been a partner of the law firm of Sterne, Kessler, Goldstein & Fox PLLC, specializing in patent and other intellectual property law. Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys. Mr. Sterne has co-authored numerous publications related to patent litigation strategies. He has received multiple awards for contributions to intellectual property law including Law 360’s 2016 Top 25 Icons of IP and the Financial Times 2015 Top 10 Legal Innovators in North America. Among other qualifications, Mr. Sterne has an in-depth knowledge of our intellectual property portfolio and patent strategies and is considered a leader in best practices and board responsibilities concerning intellectual property.

Director Independence
Although our Common Stock is quoted on the OTCQB, we continue to follow the rules of Nasdaq in determining if a director is independent.  The Board also consults with our counsel to ensure that the Board’s determination is consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.  Prior to our restructuring in 2018, the Board affirmatively determined that Messrs. der Torossian, Hightower, Metcalf, Newman, Rosenbaum, Sterne and Suh were independent directors.  After our restructuring, the Board has affirmatively determined that Messrs.  Newman, Rosenbaum, Sterne and Titterton were independent directors.

Executive Officers
Our current executive officers are as follows:

Name	Age	Position with our Company
Jeffrey Parker	62	Chairman of the Board and Chief Executive Officer (“CEO”)
Cynthia Poehlman	52	Chief Financial Officer and Corporate Secretary (“CFO”)
David Sorrells	60	Chief Technical Officer and Director (“CTO”)
Gregory Rawlins	61	Chief Technical Officer – Heathrow (“CTO - Heathrow”)

The background for Mr. Jeffrey Parker is included above under the heading “Directors”.

Cynthia Poehlman
Cynthia Poehlman has been our chief financial officer since June 2004 and our corporate secretary since August 2007. From March 1994 to June 2004, Ms. Poehlman was our controller and our chief accounting officer. Ms. Poehlman has been a certified public accountant in the state of Florida since 1989.

David Sorrells
David Sorrells has been our chief technical officer since September 1996 and served as our engineering manager from June 1990 to September 1996. He also served as a director of ours from January 1997 to June 2018. Mr. Sorrells is one of the leading inventors of our core technologies. He holds 190 U.S. patents and a number of corresponding foreign patents.

Gregory Rawlins
Gregory Rawlins has been the chief technical officer for our Heathrow (Lake Mary) location since July 2017. Prior to July 2017, Dr. Rawlins served as our chief staff scientist since 2000 when we acquired Signal Technologies, Inc., a wireless and integrated circuit design engineering company that he founded in 1987 and where he served as chief executive officer. Dr. Rawlins has received several IEEE awards including Engineer of the Year in 1987, Entrepreneur of the Year in 1995, and Lifetime Achievement Award in Engineering in 2011. Dr. Rawlins is a named inventor on a number of our core patents.

Family Relationships

There are no family relationships among our officers or directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation of each of our “named executive officers” as defined in Item 402(m) of Regulation S-K (the “Executives”) for the fiscal years ended December 31, 2018 and 2017. Given the complexity of disclosure requirements concerning executive compensation, and in particular with respect to the standards of financial accounting and reporting related to equity compensation, there is a difference between the compensation that is reported in this table versus that which is actually paid to and received by the Executives. The amounts in the Summary Compensation Table that reflect the full grant date fair value of an equity award, do not necessarily correspond to the actual value that has been realized or will be realized in the future with respect to these awards.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)
Name and Principal Position	Year	Salary($)		Bonus ($)	Stock Awards($)(1)	Option Awards($)(1)	All Other($)		Total($)
Jeffrey Parker, CEO	2018	$297,500		$-	$-	$-	$24,000	5	321,500
	2017	325,000		-	198,000	31,012	24,000	5	578,012
Cynthia Poehlman, CFO	2018	205,962		-	-	-	-		205,962
	2017	225,000		-	99,000	31,012	750	6	355,762
David Sorrells, CTO	2018	252,303	2	2,149	-	-	-		254,452
	2017	275,625		1,003	-	31,012	2,535	6	310,175
John Stuckey, CMO 3	2018	175,696		-	-	-	7,692	3	183,388
	2017	250,000		-	99,000	31,012	1,263	6	381,275
Gregory Rawlins, CTO Heathrow	2018	228,846	4	-	-	-	-		228,846
	2017	250,000		-	99,000	27,604	-		376,604

1
The amounts represented in columns (e) and (f) represents the full grant date fair value of equity awards in accordance with ASC 718.  Refer to Note 12 to the consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus for the assumptions made in the valuation of equity awards.

2
Includes $8,481 which represents the grant-date fair value of restricted stock received by the executive in lieu of salary.

3
Mr. Stuckey’s employment was terminated in August 2018. The amount reported in column (g) represents amounts paid in connection with termination of executive’s employment, including $7,215 which represents the grant-date fair value of restricted stock received by the executive in lieu of cash.

4
Includes $7,692 which represents the grant-date fair value of restricted stock received by the executive in lieu of salary.

5
Represents an automobile allowance in the amount of $24,000.

6
Represents the dollar value of premiums paid by us for life insurance for the benefit of the executive.

In August 2018, each of our Executives agreed to a 20% reduction in base salary in connection with our planned restructuring. In addition, in 2018, we elected not to renew term life insurance policies previously provided on behalf of certain of our Executives. The Executives were provided the option to assume premium payments and ownership of those policies.

We do not have employment agreements with any of our Executives. We have non-compete arrangements in place with all of our employees, including our Executives, that impose post-termination restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company, and (iii) soliciting or accepting business from our customers. We also have a tax-qualified defined contribution 401(k) plan for all of our employees, including our Executives. We did not make any employer contributions to the 401(k) plan in 2018 or 2017.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information concerning the outstanding equity awards, including unexercised options, unvested stock and equity incentive awards, as of December 31, 2018 for each of our Executives:

	Option Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date
Name	(a)	(b)	(c)	(d)
Jeffrey Parker	60,000	-	28.30	7/16/2019
	20,000	-	1.98	8/15/2024
Cynthia Poehlman	12,500	-	28.30	7/16/2019
	20,000	-	1.98	8/15/2024
David Sorrells	30,000	-	28.30	7/16/2019
	20,000	-	1.98	8/15/2024
John Stuckey	20,000	-	1.98	8/22/2019
Gregory Rawlins	12,500	-	28.30	7/16/2019
	20,000	-	1.98	8/15/2024

In August 2019, the Board granted nonqualified stock options to three of our Executives for the purchase of an aggregate of 7.75 million shares at an exercise price of $0.17 per share under our 2019 Long-Term Incentive Plan. This grant included 6.0 million share options for Mr. Jeffrey Parker, 1.0 million share options for Ms. Poehlman, and 0.75 million share options for Mr. Rawlins. The options vest in eight equal quarterly installments commencing September 1, 2019, provided that such options will not be exercisable unless and until we have sufficient authorized unissued shares or treasury shares available for such exercise.

Director Compensation

Following our Board restructuring in September 2018, the Board eliminated all cash fees for Board and committee service. Prior to our restructuring, our standard non-employee director compensation program provided for cash retainers for service on the Board and Board committees. Committee fees were structured in such a way as to provide distinction between compensation for committee members and chairpersons and between the responsibilities of the various committees. Each non-employee director was entitled to an annual cash retainer of $37,500. In addition, non-employee directors who served on the audit committee received an annual cash retainer of $7,500 ($15,000 for the committee chair). Non-employee directors who served on the compensation committee received an annual cash retainer of $5,000 ($10,000 for the committee chair). Non-employee directors who served on the nominating and corporate governance committee received an annual cash retainer of $2,500 ($5,000 for the committee chair).

Two of our directors, Messrs. Newman and Rosenbaum, who were appointed in December 2016 waived all cash fees for director and committee service through December 2018 and each received 50,000 share options and 50,000 RSUs. Twenty percent of the equity awards vested upon grant and the remaining portion of the awards vested in eight equal quarterly increments through December 2018.

Our standard director compensation program generally includes annual equity-based compensation to our non-employee directors in the form of RSUs, nonqualified stock options, or a combination thereof. Upon completion of the Board restructuring in September 2018, each of the non-employee directors received 125,000 nonqualified share options at an exercise price of $0.60 per share. The options vest in four equal increments over a one year period.

In August 2019, each of the non-employee directors received 800,000 nonqualified share options at an exercise price of $0.17 per share. The options vest in eight equal quarterly installments commencing September 1, 2019, provided that such options will not be exercisable unless and until we have sufficient authorized unissued shares or treasury shares available for such exercise. Director equity compensation awards are forfeited if the director resigns or is removed from the Board for cause prior to the vesting date.

We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings and we encourage participation in relevant educational programs for which we reimburse all or a portion of the costs incurred for these purposes.

Directors who are also our employees are not compensated for serving on our Board.

The following table summarizes the compensation of our current and former non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($) 1	Stock Awards($)	Option Awards($) 2	Total($)
(a)	(b)	(c)	(d)	(e)
Frank Newman 3	-	-	57,621	57,621
Paul Rosenbaum 3	-	-	57,621	57,621
Robert Sterne 4	26,667	-	57,621	84,288
Lewis Titterton 5	-	-	57,621	57,621
Papken der Torossian 6	36,667	-	-	36,667
William Hightower 6	33,333	-	-	33,333
John Metcalf 7	38,333	-	-	38,333
Nam Suh 7	30,000	-	-	30,000

1
Amount represents fees earned, but unpaid for 2018 annual Board and committee retainers.

2
The amounts represented in column (d) represent the full grant date fair value of share-based awards in accordance with ASC 718.  Refer to Note 12 of the financial statements included elsewhere in this prospectus for the assumptions made in the valuation of stock awards.

3
At December 31, 2018, Messrs. Newman and Rosenbaum each have an aggregate of 175,000 nonqualified stock options outstanding, of which 81,250 are exercisable.

4
At December 31, 2018, Mr. Sterne has 247,546 nonqualified stock options outstanding, of which 153,796 are exercisable.

5
At December 31, 2018, Mr. Titterton has 125,000 nonqualified stock options outstanding, of which 31,250 are exercisable.

6
At December 31, 2018, Messrs. der Torossian, and Hightower each has 25,811 nonqualified stock options outstanding and exercisable.

7
At December 31, 2018, Messrs. Metcalf and Suh each has 74,178 nonqualified stock options outstanding and exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 15, 2019 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group (based upon information furnished by those persons).

As of August 15, 2019, 31,730,872 shares of our common stock were issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class1
EXECUTIVE OFFICERS AND DIRECTORS
Jeffrey Parker 10	607,270	2	1.91%
Cynthia Poehlman 10	82,693	3	*
Gregory Rawlins 10	100,197	4	*
David Sorrells 10	129,291	5	*
Frank Newman 10	227,500	6	*
Paul Rosenbaum 10	900,077	7	2.80%
Robert Sterne 10	295,811	8	*
All directors, director nominees and executive officers as a group (7 persons)	2,342,839	9	7.15%

* Less than 1%

1   Percentage is calculated based on all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights. Unless otherwise indicated, each person or group has sole voting and dispositive power over all such shares of common stock.

2   Includes 80,000 shares of common stock issuable upon currently exercisable options, 403,324 shares held by Mr. Parker directly, 117,259 shares held by Jeffrey Parker and Deborah Parker Joint Tenants in Common, over which Mr. Parker has shared voting and dispositive power, and 6,687 shares owned of record by Mr. Parker’s child over which he disclaims ownership. Excludes 6,000,000 shares of common stock issuable upon options that may become exercisable in the future.

3   Includes 32,500 shares of common stock issuable upon currently exercisable options. Excludes 1,000,000 shares of common stock issuable upon options that may become exercisable in the future.

4  Includes 32,500 shares of common stock issuable upon currently exercisable options. Excludes 750,000 shares of common stock issuable upon options that may become exercisable in the future.

5   Includes 50,000 shares of common stock issuable upon currently exercisable options.

6   Includes 175,000 shares of common stock issuable upon currently exercisable options and excludes 800,000 shares of common stock issuable upon options that may become exercisable in the future.

7   Includes 175,000 shares of common stock issuable upon currently exercisable options and 250,000 shares of common stock issuable upon conversion of convertible notes and excludes 800,000 shares of common stock issuable upon options that may become exercisable in the future.

8   Includes 247,546 shares of common stock issuable upon currently exercisable options and excludes 800,000 shares of common stock issuable upon options that may become exercisable in the future.

9   Includes 792,546 shares of common stock issuable upon currently exercisable options and 250,000 shares of common stock issuable upon conversion of convertible notes held by directors and officers and excludes 10,150,000 shares of common stock issuable upon options that may become exercisable in the future (see notes 2, 3, 4, 5, 6, 7, and 8 above).

10 The person’s address is 9446 Philips Highway, Suite 5A, Jacksonville, FL 32256.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We paid approximately $22,000, $30,000 and $30,000 for the six-months ended June 30, 2019 and the years ended 2018 and 2017, respectively for patent-related legal services to SKGF, of which Robert Sterne, is a partner. In addition, we paid approximately $59,000 and $66,000 for the years ended 2018 and 2017, respectively for principal and interest on an unsecured note payable to SKGF (the “SKGF Note”). We made no payments on the SKGF Note for the six months ended June 30, 2019. The SKGF Note was issued in 2016 to convert outstanding unpaid legal fees to an unsecured promissory note. The SKGF Note was amended in January 2018 and August 2018 to defer principal payments. In March 2019, we amended the SKGF Note to provide for a waiver of past payment defaults, a decrease in the interest rate from 8% per annum to 4% per annum, an extension of the maturity date from March 2020 to April 2022, and a modification of payment terms. This amendment constituted a troubled debt restructuring and has been accounted for on a prospective basis from the date of the amendment. As of June 29, 2019, we amended the SKGF Note to provide for a postponement of past payment defaults and future payments until October 2019. As of June 30, 2019, we were in compliance of all terms of the agreement. At June 30, 2019, the outstanding balance of the note, including unpaid interest is approximately $862,000.

On September 10, 2018, we sold an aggregate of $400,000 in promissory notes, convertible into shares of our common stock at a fixed conversion price of $0.40 to related parties on the same terms as other convertible notes sold in the same transaction. Jeffrey Parker, our chief executive officer and chairman of the Board, Paul Rosenbaum, one of our directors since December 2016, and incoming independent director, Lewis Titterton, each purchased a convertible note with a face value of $100,000. In addition, Stacie Wilf, sister to Jeffrey Parker, purchased a convertible note with a face value of $100,000.

On March 26, 2018, three of our directors purchased an aggregate of 200,000 shares of our common stock in an unregistered sale of equity securities at a purchase price of $0.83 per share, which represented the closing bid price of our common stock on the purchase date.

In February 2017, one of our directors, Mr. Paul Rosenbaum, purchased 80,510 shares of our common stock in an unregistered sale of equity securities at a purchase price of $2.11 per share, which represented the closing bid price of our common stock on the purchase date.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the selling stockholders from time to time of up to an aggregate of 18,014,164 shares of Common Stock consisting of (i) 15,589,164 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option for, the Notes, (ii) 625,000 shares issued in conjunction with the Fisher Consulting Agreement, and (iii) 1,800,000 shares of Common Stock issuable upon the exercise of the Park Consulting Warrant.

When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and each of their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of such selling stockholder’s interests in shares of our Common Stock other than through a public sale.

Other than as described in this prospectus, the selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling stockholders are broker-dealers or affiliates of a broker-dealer.

The table below presents information regarding the selling stockholders, the shares of Common Stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of Common Stock each of the selling stockholders will own assuming all of the shares covered by this prospectus are sold by the selling stockholders.

We do not know when or in what amounts the selling stockholders may sell or otherwise dispose of the shares of Common Stock offered hereby. The selling stockholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of Common Stock covered by this prospectus will be sold by the selling stockholders.

	Beneficial Ownership Prior to This Offering 1			Shares Offered	Beneficial Ownership After Offering
Selling Stockholder	Shares		Percent	Hereby 2	Shares	Percent
Mark Fisher	1,764,309	3	4.99%	4,239,036	519,309	1.44%
Barry J. Charles	250,000		0.78%	340,910	-	-
Amanda Engel	25,000		0.08%	34,091	-	-
Lindsey Engel	25,000		0.08%	34,091	-	-
Ryan Engel	200,000		0.62%	272,728	-	-
Christopher Engel	1,687,728	4	4.99%	2,072,728	700,000	2.07%
Jamie Jo Harris Investment Trust	830,000		2.59%	340,910	580,000	1.81%
Nicole Goldberg Investment Trust	830,000		2.59%	340,910	580,000	1.81%
Mel Harris	1,616,820	5	4.99%	681,820	1,160,000	3.58%
Walter S. Grossman	338,000		1.05%	340,910	88,000	0.27%
Lewis H. Titterton	1,452,082	6	4.53%	340,910	1,202,082	3.71%
William Walters	261,000		0.81%	340,910	11,000	0.03%
Lloyd A. Moriber	500,000		1.54%	700,000	-	0.00%
Stephen Hanson	1,250,000		3.77%	1,447,369	-	0.00%
Gem Partners LP	1,946,237	7	4.99%	7,236,843	1,602,237	4.07%

(1)
The information in the table is based on information supplied to us by the selling stockholders. The percentages of ownership are calculated based on 31,730,872 shares of Common Stock outstanding as of August 15, 2019. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and generally includes shares over which the selling stockholder has voting or dispositive power, including any shares that the selling stockholder has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated, the selling stockholders have sole voting and dispositive control over the shares of Common Stock.

(2)
The shares of Common Stock offered by this prospectus assumes conversion in full of the entire outstanding principal amount of the Tranche 1 Notes at $0.10 per share, conversion in full of the entire outstanding principal amount of the Tranche 2 Notes at $0.08 per share and assumes that interest paid through maturity will be paid in shares of Common Stock at a weighted average price of $0.14 per share.

(3)
Beneficial ownership includes 625,000 shares acquired pursuant to the Fisher Consulting Agreement and 620,000 shares underlying the Tranche 1 Notes held by Fisher and excludes an aggregate of 2,130,000 shares underlying the Tranche 1 Notes and Tranche 2 Notes held by Fisher that are not exercisable within 60 days due to exercise limitations.

(4)
Beneficial ownership includes 25,000 shares underlying the Tranche 1 Notes held by Christopher Engel (“Engel”), 50,000 shares underlying Tranche 1 Notes held by Amanda Engel and Lindsey Engel, over which Engel has voting and dispositive control, and 715,000 shares underlying the Park Consulting Warrant over which Engel has sole voting and dispositive control and excludes 1,085,000 shares underlying the Park Consulting Warrant that are not exercisable within 60 days due to exercise limitations.

(5)
Mel Harris as trustee, has sold voting and dispositive control over shares held by the Jamie Jo Harris Investment Trust and the Nicole Goldberg Investment Trust (collectively, “the Trusts”). Mr. Harris’ beneficial ownership includes an aggregate of 1,160,000 shares held by the Trusts, and an aggregate of 456,820 shares underlying the Tranche 1 Notes held by the Trusts and excludes an aggregate of 225,000 shares underlying the Tranche 1 Notes held by the Trusts that are not exercisable within 60 days due to exercise limitations.

(6)
Mr. Titterton’s beneficial ownership includes 62,500 shares of Common Stock issuable upon currently exercisable options, 250,000 shares of Common Stock underlying convertible notes dated September 10, 2018 and 250,000 shares of Common Stock underlying the Tranche 1 Notes.

(7)
GEM Investment Advisors, LLC (“GEM Advisors”) is the general partner of GEM Partners LLC (“GEM”) and Flat Rock Partners LP (“FlatRock”). Mr. Daniel Lewis is the controlling person of GEM Advisors. GEM Advisors and Mr. Lewis have shared voting and dispositive power. Beneficial ownership includes 4,899 shares held by FlatRock, 6,600 shares held by Mr. Lewis, and 1,000,000 shares underlying convertible notes dated September 19, 2019 held by GEM and excludes 5,906,000 shares underlying the Tranche 2 Notes held by GEM that are not exercisable within 60 days due to exercise limitations.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of Common Stock covered hereby on the principal trading market for the Common Stock or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●
block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker dealer as principal and resale by the broker dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
settlement of short sales;

●
in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●
a combination of any such methods of sale; or

●
any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Further, because our Common Stock is classified as a “penny stock”, broker-dealers who make a market in our Common Stock will be subject to additional sales practice requirements for selling our Common Stock to persons other than established customers and accredited investors. For instance, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and therefore will be required to comply with the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Additionally, if the selling stockholders and/or their broker-dealers or agents are deemed to be underwriters, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have also agreed to provide indemnification and contribution to the selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner of sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirements under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to our Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary only and is qualified by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included herewith as Exhibits 3.1 through 3.6, respectively.

Common Stock

We are authorized to issue up to 75,000,000 shares of Common Stock, $0.01 par value per share. As of August 15, 2019 there were 31,730,872 shares of our Common Stock outstanding. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common Stockholders have the right to receive dividends when, as, and if declared by the Board from funds legally available therefore. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

Shareholder Protection Rights Plan

We have a Shareholder Protection Rights Agreement (“Rights Agreement”), originally adopted on November 21, 2005 and amended on November 20, 2015, pursuant to which we issued, on November 29, 2005, as a dividend, one right to acquire a fraction of a share of Series E Preferred Stock for each then outstanding share of Common Stock. Each share of Common Stock issued by us after such date also has included, and any subsequent shares of Common Stock issued by us prior to the Separation Time (as defined in the Rights Agreement) will include, an attached right. The following description of the Rights Agreement, and any description of the Rights Agreement included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Rights Agreement.

The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our Board rather than launch an unsolicited or hostile bid. The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution.

The rights initially are not exercisable and trade with our Common Stock. In the future, the rights may become exercisable with various provisions that may discourage a takeover bid. If a potential acquirer initiates a takeover bid or becomes the beneficial owner of 15% or more of our Common Stock, the rights will separate from the Common Stock. Upon separation, the holders of the rights may exercise their rights at an exercise price of $14.50 per right (the “Exercise Price”), subject to adjustment and payable in cash. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The “flip-in” provision provides that, in the event a potential acquirer acquires 15% or more of the outstanding shares of our Common Stock, upon payment of the exercise price, the holders of the rights will receive from us that number of shares of Common Stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The “flip-over” provision allows the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, with an aggregate market price equal to twice the Exercise Price.

We have the right to substitute for any of our shares of Common Stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one thousandth of a share of Series E Preferred Stock for each share of Common Stock.

The rights may be redeemed upon approval of the Board at a redemption price of $0.01 per right. The Rights Agreement expires on November 20, 2020.

Classified Board; Director Nominations; Special Meetings

Our Board is divided into three classes, with only one class of directors elected at each annual meeting, and our shareholders may remove our directors only for cause. Nominations for our Board may be made by our Board or by any holder of Common Stock.  A shareholder entitled to vote for the election of directors may nominate a person for election as director only if the shareholder provides written notice of his nomination to our secretary not later than 120 days in advance of the same day and month that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders or, if no annual meeting was held in the previous year, then by the end of the fiscal year to which the annual meeting in which the nomination will be made relates. A special meeting of our shareholders may be called only by our Board or our chief executive officer. These provisions and the Board’s right to issue shares of our preferred stock from time to time, in one or more classes or series without stockholder approval, are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by our Board. These provisions are also intended to discourage some tactics that may be used in proxy fights.

LEGAL MATTERS

The legality of the Common Stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller owns shares of our Common Stock constituting less than 1% of our outstanding shares of Common Stock.

EXPERTS

The financial statements as of December 31, 2018 and for the year ended December 31, 2018 included in this Prospectus and in the Registration Statement have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2017 and for the year ended December 31, 2017 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our Common Stock is traded on the OTCQB Market.

We have filed with the SEC a Registration Statement on Form S-1 relating to the Common Stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our Common Stock, you should refer to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

Index to Financial Statements
Page

CONDENSED CONOLIDATED INTERIM FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets – June 30, 2019 (unaudited) and December 31, 2018	F-2
Condensed Consolidated Statements of Comprehensive Loss (unaudited) - for the three and six months ended June 30, 2019 and 2018	F-3
Condensed Consolidated Statements of Shareholders’ Deficit (unaudited) - for the six months ended June 30, 2019 and 2018	F-4
Condensed Consolidated Statements of Cash Flows (unaudited)- for the three and six months ended June 30, 2019 and 2018	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (for the year ended December 31, 2018)	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (for the year ended December 31, 2017)	F-17

CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets - December 31, 2018 and 2017	F-18
Consolidated Statements of Comprehensive Loss - for the years ended December 31, 2018 and 2017	F-19
Consolidated Statements of Shareholders’ Deficit - for the years ended December 31, 2018 and 2017	F-20
Consolidated Statements of Cash Flows - for the years ended December 31, 2018 and 2017	F-21
Notes to Consolidated Financial Statements - December 31, 2018 and 2017	F-22

SUPPLEMENTARY DATA:
Not applicable

PARKERVISION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par value data)

	June 30,	December 31,
	2019	2018
CURRENT ASSETS:
Cash and cash equivalents	$63	$1,527
Accounts receivable, net	1	2
Finished goods inventories, net	58	98
Prepaid expenses	637	538
Other current assets	-	55
Held for sale assets	50	65
Total current assets	809	2,285

Property and equipment, net	96	129
Operating lease right-of-use assets	364	-
Intangible assets, net	3,341	3,902
Other assets, net	16	15
Total assets	$4,626	$6,331

CURRENT LIABILITIES:
Accounts payable	$1,087	$655
Accrued expenses:
Salaries and wages	128	122
Professional fees	597	493
Statutory court costs	424	115
Other accrued expenses	574	448
Related party note payable, current portion	108	37
Notes payable	1,825	2,400
Operating lease liabilities, current portion	264	86
Total current liabilities	5,007	4,356

LONG-TERM LIABILITIES:
Secured contingent payment obligation	24,734	25,557
Convertible notes, net	2,444	837
Related party note payable, net of current portion	754	799
Operating lease liabilities, net of current portion	373	91
Other long term liabilities	-	1
Total long-term liabilities	28,305	27,285
Total liabilities	33,312	31,641

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.01 par value, 75,000 shares authorized, 31,731 and 28,677 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	317	287
Warrants outstanding	1,453	1,810
Additional paid-in capital	365,530	364,885
Accumulated deficit	(395,986)	(392,292)
Total shareholders' deficit	(28,686)	(25,310)
Total liabilities and shareholders' deficit	$4,626	$6,331

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARKERVISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Product revenue	$25	$38	$35	$115
Cost of sales	(25)	(31)	(35)	(84)
Inventory impairment charge	-	(42)	-	(42)
Gross margin	-	(35)	-	(11)

Research and development expenses	-	1,001	334	1,875
Selling, general and administrative expenses	1,851	2,902	4,007	5,879
Total operating expenses	1,851	3,903	4,341	7,754

Interest and other income	-	-	-	2
Interest expense	(76)	(18)	(138)	(34)
Change in fair value of secured contingent payment obligation	365	(538)	823	(987)
Total interest and other	289	(556)	685	(1,019)

Net loss	(1,562)	(4,494)	(3,656)	(8,784)

Other comprehensive loss, net of tax	-	-	-	-

Comprehensive loss	$(1,562)	$(4,494)	$(3,656)	$(8,784)

Basic and diluted net loss per common share	$(0.05)	$(0.18)	$(0.12)	$(0.39)

Weighted average common shares outstanding	30,888	24,564	30,042	22,672

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARKERVISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(UNAUDITED)
(in thousands)

	Common Stock, Par Value	Warrants Outstanding	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Deficit
Balance as of December 31, 2018	$287	$1,810	$364,885	$(392,292)	$(25,310)
Cumulative effect of change in accounting principle	-	-	-	(38)	(38)
Issuance of common stock upon exercise of warrants	15	(357)	357	-	15
Issuance of common stock upon conversion and payment of interest-in-kind on convertible debt	4	-	76	-	80
Share-based compensation, net of shares withheld for taxes	-	-	67	-	67
Comprehensive loss for the period	-	-	-	(2,094)	(2,094)
Balance as of March 31, 2019	$306	$1,453	$365,385	$(394,424)	$(27,280)
Issuance of common stock for services	6	-	54	-	60
Issuance of common stock upon conversion and payment of interest-in-kind on convertible debt	5	-	43	-	48
Share-based compensation, net of shares withheld for taxes	-	-	48	-	48
Comprehensive loss for the period	-	-	-	(1,562)	(1,562)
Balance as of June 30, 2019	$317	$1,453	$365,530	$(395,986)	$(28,686)

	Common Stock, Par Value	Warrants Outstanding	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Deficit
Balance as of December 31, 2017	$212	$826	$359,141	$(371,423)	$(11,244)
Issuance of common stock and warrants in public and private offerings, net of issuance costs	25	-	2,227	-	2,252
Share-based compensation, net of shares withheld for taxes	1	-	362	-	363
Comprehensive loss for the period	-	-	-	(4,290)	(4,290)
Balance as of March 31, 2018	238	826	361,730	(375,713)	(12,919)
Expiration of warrants	-	(491)	491	-	-
Issuance of common stock and warrants in public and private offerings, net of issuance costs	20	-	1,103	-	1,123
Share-based compensation, net of shares withheld for taxes	1	-	347	-	348
Comprehensive loss for the period	-	-	-	(4,494)	(4,494)
Balance as of June 30, 2018	$259	$335	$363,671	$(380,207)	$(15,942)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARKERVISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,562)	$(4,494)	$(3,656)	$(8,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	199	312	411	633
Share-based compensation	48	348	115	711
Noncash lease expense	101	-	199	-
(Gain) loss on changes in fair value of secured contingent payment obligation	(365)	538	(823)	987
Loss on disposal of equipment and other assets	221	-	215	-
Inventory impairment charges	-	42	-	42
Changes in operating assets and liabilities:
Accounts receivable	1	(2)	1	16
Finished goods inventories	26	(14)	40	(213)
Prepaid expenses and other assets	(41)	(199)	15	(4)
Accounts payable and accrued expenses	524	701	1,081	499
Operating lease liabilities and deferred rent	(29)	(7)	(148)	(13)
Total adjustments	685	1,719	1,106	2,658
Net cash used in operating activities	(877)	(2,775)	(2,550)	(6,126)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption of available-for-sale securities	-	6	-	26
Proceeds from sale of fixed assets	9	-	23	-
Purchases of property and equipment	-	-	-	(5)
Payments for patent costs and other intangible assets	(9)	(4)	(17)	(4)
Net cash provided by investing activities	-	2	6	17

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and warrants in public and private offerings	-	1,123	-	3,375
Net proceeds from exercise of options and warrants	-	-	15	-
Net proceeds from debt financings	565	-	1,865	-
Principal payments on long-term debt	-	(21)	(800)	(21)
Proceeds from contingent payment obligation	-	1,500	-	1,500
Net cash provided by financing activities	565	2,602	1,080	4,854

NET DECREASE IN CASH AND CASH EQUIVALENTS	(312)	(171)	(1,464)	(1,255)

CASH AND CASH EQUIVALENTS, beginning of period	375	270	1,527	1,354

CASH AND CASH EQUIVALENTS, end of period	$63	$99	$63	$99

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PARKERVISION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Description of Business

ParkerVision, Inc. and its wholly-owned German subsidiary, ParkerVision GmbH (collectively “ParkerVision”, “we” or the “Company”) is in the business of innovating fundamental wireless technologies and products. We have designed and developed a distributed WiFi product line for consumers and small businesses that is being marketed under the brand name Milo®. We have also designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We restructured our operations during the third quarter of 2018 in order to reduce operating expenses in light of our limited capital resources. Our primary business is to support and defend the investments we have made in developing and protecting our technologies by focusing on our patent enforcement program. We have made significant investments in developing and protecting our technologies and products, the returns on which are dependent upon the generation of future revenues for realization.

2. Liquidity and Going Concern

Our accompanying condensed consolidated financial statements were prepared assuming we would continue as a going concern, which contemplates that we will continue in operation for the foreseeable future and will be able to realize assets and settle liabilities and commitments in the normal course of business. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that could result should we be unable to continue as a going concern.

We have incurred significant losses from operations and negative cash flows in every year since inception and have utilized the proceeds from debt and equity financings to fund our operations, including the cost of litigation. For the six months ended June 30, 2019, we incurred a net loss of approximately $3.7 million and negative cash flows from operations of approximately $2.6 million. At June 30, 2019, we had a working capital deficit of approximately $4.2 million and we had an accumulated deficit of approximately $396.0 million. These circumstances raise substantial doubt about our ability to continue to operate as a going concern within one year following the issue date of these condensed consolidated financial statements.

For the six months ended June 30, 2019, we received aggregate net proceeds of approximately $1.64 million from the sale of convertible promissory notes and $0.23 million for the issuance of short term notes. At June 30, 2019, we had cash and cash equivalents of approximately $0.1 million. Our Milo product line has not generated expected revenues to date and the amount and timing of proceeds from our patent enforcement actions, if any, is difficult to predict. Although we have made significant reductions in our operating costs, we will need additional working capital to fund our operations.

In July 2019, we sold additional convertible notes for aggregate proceeds of $0.75 million (see Note 13). We are exploring additional financing opportunities for both our short and long-term capital needs. These financing opportunities may include debt, convertible debt, common or preferred equity offerings, additional litigation financing, or a combination thereof. There can be no assurance that we will be able to consummate a financing transaction or that the terms of such financing will be on terms and conditions that are acceptable.

Our ability to meet our liquidity needs for the next twelve months is dependent upon one or more of (i) our ability to successfully negotiate licensing agreements and/or settlements relating to the use of our technologies by others in excess of our contingent payment obligations; and/or (ii) our ability to obtain additional debt or equity financing. We expect that revenue generated from product sales, patent enforcement actions, and technology licenses over the next twelve months may not be sufficient to cover our working capital requirements. In the event we do not generate sufficient revenues to cover our operational costs and contingent repayment obligations, we will be required to use available working capital and/or raise additional working capital through the sale of equity securities or other financing arrangements.

We expect to continue to invest in the support of our patent enforcement and licensing programs. The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business and our ability to generate revenues and/or patent-related proceeds sufficient to offset expenses and meet our contingent payment obligation and other debt repayment obligations. Failure to generate sufficient revenues, raise additional capital through debt or equity financings or contingent fee arrangements, and/or reduce operating costs will have a material adverse effect on our ability to meet our long-term liquidity needs and achieve our intended long-term business objectives.

3. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for the period ended June 30, 2019 were prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Operating results for the three and six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or future years. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. All normal and recurring adjustments which, in the opinion of management, are necessary for a fair statement of the consolidated financial condition and results of operations have been included.

The year-end condensed consolidated balance sheet data was derived from audited financial statements for the year ended December 31, 2018, but does not include all disclosures required by GAAP. These interim condensed consolidated financial statements should be read in conjunction with our latest Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Annual Report”).

The condensed consolidated financial statements include the accounts of ParkerVision, Inc. and its wholly-owned German subsidiary, ParkerVision GmbH, after elimination of all intercompany transactions and accounts.

4. Accounting Policies

There have been no changes in accounting policies from those stated in our 2018 Annual Report, except as follows:

Adoption of New Accounting Standards

As of January 1, 2019, we adopted Accounting Standards Codification (“ASC”) 842, “Leases.” ASC 842 requires lessees to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all finance and operating leases with lease terms of more than 12 months and disclose key information about leasing arrangements (see Note 8). ASC 842 allows for the application of the new standard on the adoption date without restatement of prior comparative periods or a modified retrospective transition method which requires application of the new standard at the beginning of the earliest period presented. We have elected to use the adoption date as the initial application date without restatement of prior comparative periods. We also elected the package of practical expedients permitted under the transition guidance which, among other things, does not require us to reassess lease classification. Upon adoption of ASC 842, we recognized an adjustment to beginning retained earnings of approximately $0.04 million for the cumulative effect of the change in accounting principle. We also recorded a ROU asset of approximately $0.56 million and an increase in our operating lease liabilities of approximately $0.60 million, primarily related to operating leases for our office and warehouse facilities. Our accounting for finance leases remains substantially unchanged. Adoption of the standard did not materially impact operating results or cash flows.

As of January 1, 2019, we adopted Accounting Standards Update (“ASU”) 2018-02, “Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. We have no stranded tax effects included in our other comprehensive loss and therefore the adoption of ASU 2018-02 did not impact our consolidated financial statements.

As of January 1, 2019, we adopted ASU 2018-07, "Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting." The amendments in this update simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. We did not previously have awards to nonemployees that would require reassessment and therefore the adoption of ASU 2018-07 did not impact our condensed consolidated financial statements.

5. Loss per Common Share

Basic loss per common share is determined based on the weighted-average number of common shares outstanding during each period. Diluted loss per common share is the same as basic loss per common share as all common share equivalents are excluded from the calculation, as their effect is anti-dilutive.

We have shares underlying outstanding options, warrants, unvested RSUs and convertible notes that were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive. These common share equivalents at June 30, 2019 and 2018 were as follows (in thousands):

	June 30,
	2019	2018
Options outstanding	1,082	1,001
Warrants outstanding	11,700	350
Unvested RSUs	-	322
Shares underlying convertible notes	11,096	-
	23,878	1,673

6. Prepaid Expenses

Prepaid expenses consist of the following (in thousands):
	June 30,	December 31,
	2019	2018
Prepaid services	$398	$252
Prepaid bonds for German statutory costs	191	199
Prepaid licenses, software tools and support	17	51
Prepaid insurance	14	19
Other prepaid expenses	17	17
	$637	$538

7. Intangible Assets

Intangible assets consist of the following (in thousands):
	June 30,	December 31,
	2019	2018
Patents and copyrights	$17,510	$18,350
Accumulated amortization	(14,169)	(14,448)
	$3,341	$3,902

During the three and six months ended June 30, 2019, we recorded losses due to abandonment of patents and patent applications of approximately $0.2 million.

8. Leases

We lease our office and other facilities and certain office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. We do not recognize ROU assets and lease liabilities for leases with terms at inception of twelve months or less.

At inception, we determine if an arrangement contains a lease and whether that lease meets the classification criteria of a finance or operating lease. Some of our lease arrangements contain lease components (e.g. minimum rent payments) and non-lease components (e.g. services). For certain equipment leases, we account for lease and non-lease components separately based on a relative fair market value basis. For all other leases, we account for the lease and non-lease components (e.g. common area maintenance) on a combined basis.

Following the adoption of ASC 842 as of January 1, 2019 (see Note 4), operating leases are included in operating lease right-of-use assets and operating lease liabilities on the condensed consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term using the implicit rate, when readily available, or our incremental borrowing rate for collateralized debt based on information available at the lease commencement date. Lease expense for operating leases is generally recognized on a straight-line basis over the lease term and is included in operating expenses on the condensed consolidated statement of comprehensive loss. For the three and six months ended June 30, 2019, we recognized operating lease costs of approximately $0.1 million and $0.2 million, respectively.

Finance leases are included in property, plant, and equipment, other accrued expenses and other long-term liabilities on the condensed consolidated balance sheets. Finance leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term. Amortization expense and interest expense associated with finance leases are included in selling, general, and administrative expense and interest expense, respectively, on the condensed consolidated statements of comprehensive loss. Our finance leases are not material to our condensed consolidated financial statements as of or for the three and six months ended June 30, 2019.

No new finance or operating leases commenced during the three or six months ended June 30, 2019. The following table summarizes the supplemental cash flow information related to leases, including the right-of-use assets recognized upon adoption of the new lease standard (in thousands):

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2019	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$80	$195
Right-of-use assets obtained in exchange for operating lease liabilities	-	563

The following table summarizes other supplemental information related to leases:
Six Months Ended
June 30,
2019
Weighted-average remaining lease term (in years):
Operating leases	1.3
Finance leases	0.7
Weighted average discount rate:
Operating leases	10.9%
Finance leases	8.7%

The future maturities of lease liabilities consist of the following as of June 30, 2019 (in thousands):

	Operating Leases	Finance Leases
2019 (remaining)	$221	$1
2020	185	1
2021	176	-
2022	166	-
2023	4	-
Thereafter	-	-
Total undiscounted lease payments	$752	$2
Less: imputed interest	115	-
Present value of lease liabilities	$637	$2

As of December 31, 2018, we had a lease liability of approximately $0.1 million which represented the estimated fair value of remaining lease rental payments for our cease-use facility in Lake Mary, Florida, less estimated sublease rentals, as accounted for under ASC 840, “Leases” which was superseded by ASC 842 as of January 1, 2019.

9. Long-term debt

Notes Payable

Notes payable at June 30, 2019 and December 31, 2018, consisted of the following (in thousands):

	June 30,	December 31,
Description	2019	2018
Note payable to a related party	$862	$836
Unsecured short term notes payable	225	-
Secured note payable	1,600	2,400
Total notes payable	2,687	3,236
Less current maturities	1,933	2,437
Long-term note payable	$754	$799

Note Payable to a Related Party
We have an unsecured promissory note payable to Sterne, Kessler, Goldstein, & Fox, PLLC (“SKGF”), a related party, for outstanding unpaid fees for legal services (the “SGKF Note”). The SKGF Note, as amended in 2018, accrued interest at a rate of 8% per annum and provided for payments of principal and interest of approximately $48,500 per month commencing October 31, 2018 through March 31, 2020. At December 31, 2018, we were in default on the payment terms of the SKGF Note. In March 2019, we amended the SKGF Note to provide for a waiver of past payment defaults, a decrease in the interest rate from 8% per annum to 4% per annum, an extension of the maturity date from March 2020 to April 2022, and a modification of payment terms. This amendment constituted a troubled debt restructuring and has been accounted for on a prospective basis from the date of the amendment. As of June 29, 2019, we amended the note to provide for a postponement of past payment defaults and future payments until October 2019. As of June 30, 2019, we were in compliance of all terms of the agreement.

Unsecured Short Term Notes Payable
During the three months ended June 30, 2019, we entered into short-term promissory notes with accredited investors for aggregate proceeds of approximately $0.23 million. The notes are unsecured and bear interest at a rate of 18% per annum. The notes mature at the earlier of ninety (90) days following the issuance date or upon our receipt of additional litigation financing. In the event of default, the outstanding balance of the notes and any other obligation from the Company to the lenders shall become due immediately without demand or notice. If the payment obligations under the notes are not paid when due, the interest rate increases to 20% per annum and we are obligated to pay all costs of collection, including reasonable attorney fees.

Secured Note Payable
We have a note payable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) for outstanding, unpaid attorney’s fees and costs associated with our patent enforcement program (the “Mintz Note”). The Mintz Note is non-interest bearing, except in the event of a default, and is secured by certain of our U.S. and foreign patents. The Mintz Note accelerates and becomes immediately due and payable in the case of standard events of default and/or in the event of a sale or other transfer of substantially all of our assets or a transfer of more than 50% of our capital stock in one or a series of transactions or through a merger or other similar transaction. In an event of default, the Mintz Note will accrue interest at a rate of 12% per annum on any outstanding balance until such time that the note is paid in full. As of December 31, 2018, we were in default on the payment terms of the Mintz Note. The payment default was cured in January 2019. On April 1, 2019 and again on June 29, 2019, Mintz waived past and future payment defaults under the note through at least August 2019, provided that no other event of default occurs. Mintz also waived acceleration of unpaid principal and interest as well as an increase in the interest rate to the default rate of 12%. As of June 30, 2019, we are in compliance with all the terms of the Mintz Note.

Convertible Notes

Our convertible notes represent five-year promissory notes that are convertible, at the holders’ option, into shares of our common stock at fixed conversion prices. The convertible notes bear interest at a stated rate of 8% per annum and interest payments are made on a quarterly basis. Interest is payable, at our option and subject to certain equity conditions, in either cash, shares of our common stock, or a combination thereof. To date, all interest payments on the convertible notes have been made in shares of our common stock.

We have the option to prepay the notes any time following the one-year anniversary of the issuance of the notes, subject to a premium on the outstanding principal prepayment amount of 25% prior to the two-year anniversary of the note issuance date, 20% prior to the three-year anniversary of the note issuance date, 15% prior to the four-year anniversary of the note issuance date, or 10% thereafter. The notes provide for events of default that include failure to pay principal or interest when due, breach of any of the representations, warranties, covenants or agreements made by us, events of liquidation or bankruptcy, and a change in control. In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the convertible notes.

Convertible notes payable at June 30, 2019 and December 31, 2018 consist of the following (in thousands):

	Fixed	Effective
	Conversion	Interest		June 30,	December 31,
Description	Rate	Rate	Maturity Date	2019	2018
Convertible notes dated September 10, 2018	$0.40	8.3%	September 7, 2023	$700	$800
Convertible note dated September 19, 2018	$0.57	8.3%	September 19, 2023	425	425
Convertible notes dated February/March 2019	$0.25	8.3%	February 28, 2024 to March 13, 2024	1,300	-
Convertible notes dated June 2019	$0.10	8.3%	June 7, 2024 to June 19, 2024	340	-
Total principal balance				2,765	1,225
Less Unamortized discount				321	388
				$2,444	$837

We have an obligation to file a registration statement for the shares underlying the June 2019 notes by the 75th calendar day following the issuance date of the notes and to cause the registration statement to become effective by the 150th calendar day following the issuance dates. The registration rights agreements provide for liquidated damages upon the occurrence of certain events including failure by us to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by holders for the notes upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%. Registration statements have previously been filed and declared effective for the September 2018 and February/March 2019 notes.

Secured Contingent Payment Obligation

The following table provides a reconciliation of our secured contingent payment obligation, measured at estimated fair market value, for the six months ended June 30, 2019 and the year ended December 31, 2018 (in thousands):

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Secured contingent payment obligation, beginning of period	$25,557	$15,896
Proceeds from contingent payment obligation	-	4,000
Change in fair value	(823)	5,661
Secured contingent payment obligation, end of period	$24,734	$25,557

Our secured contingent payment obligation represents the estimated fair value of our repayment obligation to Brickell Key Investments, LP ("Brickell") under a February 2016 funding agreement, as amended in May 2016, December 2017, April 2018, September 2018 and December 2018. Under the agreement, as of June 30, 2019, we have received aggregate proceeds of $18.0 million in exchange for Brickell’s right to reimbursement and compensation from gross proceeds resulting from patent enforcement and other patent monetization actions. To date, we have repaid an aggregate of $3.3 million to Brickell from patent enforcement proceeds.

Brickell is entitled to priority payment of 100% of proceeds received from patent-related actions until such time that Brickell has been repaid in full. After repayment of the funded amount, Brickell is entitled to a portion of remaining proceeds up to a specified minimum return which is determined as a percentage of the funded amount and varies based on the timing of repayment. In addition, Brickell is entitled to a pro rata portion of proceeds from specified legal actions to the extent aggregate proceeds from those actions exceed the specified minimum return.

Brickell holds a senior security interest in the majority of our assets until such time as the specified minimum return is paid, in which case, the security interest will be released except with respect to the patents and proceeds related to specific legal actions. The security interest is enforceable by Brickell in the event that we are in default under the agreement which would occur if (i) we fail, after notice, to pay proceeds to Brickell, (ii) we become insolvent or insolvency proceedings are commenced (and not subsequently discharged) with respect to us, (iii) our creditors commence actions against us (which are not subsequently discharged) that affect our material assets, (iv) we, without Brickell’s consent, incur indebtedness other than immaterial ordinary course indebtedness, or (v) there is an uncured non-compliance of our obligations or misrepresentations under the agreement. As of June 30, 2019, we are in compliance with our obligations under this agreement.

We have elected to measure our secured contingent payment obligation at fair value based on probability-weighted estimated cash outflows, discounted back to present value using a discount rate determined in accordance with accepted valuation methods. The secured contingent payment obligation is remeasured to fair value at each reporting period with changes recorded in the condensed consolidated statements of comprehensive loss until the contingency is resolved. As of June 30, 2019, the fair value of the obligation is estimated to be approximately $24.7 million (see Note 10).

10. Fair Value Measurements

The following tables summarize the fair value of our assets and liabilities measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018 (in thousands):

		Fair Value Measurements
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2019:
Liabilities:
Secured contingent payment obligation	$24,734	$-	$-	$24,734

		Fair Value Measurements
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2018:
Liabilities:
Secured contingent payment obligation	$25,557	$-	$-	$25,557

The fair value of our secured contingent payment obligation was estimated using a probability-weighted income approach based on various cash flow scenarios as to the outcome of patent-related actions both in terms of timing and amount, discounted to present value using a risk-adjusted rate. We used a risk-adjusted discount rate of 15.75% at June 30, 2019, based on a risk-free rate of 1.75% as adjusted by 8% for credit risk and 6% for litigation inherent risk. At December 31, 2018, we used a risk-adjusted discount rate of approximately 16.5%, based on a two-year risk-free rate of approximately 2.5% as adjusted by 8% for credit risk and 6% for litigation inherent risk. The contingent payment obligation does not have a fixed duration; however, our cash flow projections assume a remaining duration ranging from approximately one to three years with an average duration of 2.5 years. The cash outflows could potentially range from $0 to $50.2 million through 2021 with a weighted average outflow of approximately $36.3 million. We evaluate the estimates and assumptions used in determining the fair value of our secured contingent payment obligation each reporting period and make any adjustments prospectively based on those evaluations. Changes in any of these Level 3 inputs could result in a higher or lower fair value measurement.

11. Legal Proceedings

From time to time, we are subject to legal proceedings and claims which arise in the ordinary course of our business. These proceedings include patent enforcement actions initiated by us against others for the infringement of our technologies, as well as proceedings brought by others against us at the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office (“PTAB”) and in the Federal Patent Court in Germany in an attempt to invalidate certain of our patent claims. We have several patent enforcement actions in Germany which has a “loser pay” system whereby the non-prevailing party is responsible for statutory attorney fees and costs. To the extent a loss is probable and reasonably estimable as of the balance sheet date, the estimated loss is recorded in the accompanying condensed statements of comprehensive loss and included in current liabilities under the heading “statutory court costs” in the condensed consolidated balance sheets. The accompanying condensed statements of comprehensive loss for the three and six months ended June 30, 2019 exclude any charges related to probable losses that arose after the date of these financial statements. There is at least a reasonable possibility of an unfavorable outcome in any one or more of our legal proceedings that could result in expenses in the aggregate that could have a material unfavorable impact on our results of operations as more fully discussed below.

ParkerVision v. Qualcomm and HTC (Middle District of Florida)
We have a patent infringement complaint pending in the Middle District of Florida against Qualcomm and Qualcomm Atheros, Inc. (collectively “Qualcomm”), and HTC (HTC Corporation and HTC America, Inc.) (the “Qualcomm Action”) seeking unspecified damages and injunctive relief for infringement of certain of our patents. Certain of the defendants have filed counterclaims against us for non-infringement and invalidity for all patents in the case. A claim construction hearing was held in August 2015 but no ruling on claim construction has been issued by the court. In February 2016, the court granted the parties’ joint motion to stay these proceedings until resolution of proceedings at the International Trade Commission (“ITC”). In May 2017, the stay of these proceedings was continued pending an appeal of certain PTAB decisions with regard to our U.S. Patent 6,091,940 (“the ‘940 Patent”). In September 2018, the Federal Circuit issued its decision in the appeal of the ‘940 Patent. Accordingly, in January 2019, the court lifted the stay. In July 2019, the court issued an order that granted our proposed selection of patent claims from four asserted patents, including the ‘940 Patent, and denied Qualcomm’s request to limit the claims and patents. The court also agreed that we may elect to pursue accused products that were at issue at the time the case was stayed, as well as new products that were released by Qualcomm during the pendency of the stay. A case management schedule has been submitted by the parties with a proposed trial date of December 2020.

ParkerVision v. Apple and Qualcomm (Middle District of Florida)
In December 2015, we filed a patent infringement complaint in the Middle District of Florida against Apple, LG, Samsung and Qualcomm alleging infringement of four of our patents. In February 2016, the district court proceedings were stayed pending resolution of the corresponding case filed at the ITC. In July 2016, we entered into a patent license and settlement agreement with Samsung and, as a result, Samsung was dismissed from the district court action. In March 2017, we filed a motion to terminate the ITC proceedings and a corresponding motion to lift the stay in the district court case. This motion was granted in May 2017. In July 2017, we filed a motion to dismiss LG from the district court case (see ParkerVision v. LG below). Also in July 2017, Qualcomm filed a motion to change venue to the southern district of California and Apple filed a motion to dismiss for improper venue. In March 2018, the district court ruled against the Qualcomm and Apple motions. The parties also filed a joint motion in March 2018 to eliminate three of the four patents in the case in order to expedite proceedings leaving our U.S. patent 9,118,528 as the only remaining patent in this case. A claim construction hearing was held on August 31, 2018. In July 2019, the court issued its claim construction order in which the court adopted our proposed claim construction for two of the six terms and the “plain and ordinary meaning” on the remaining terms. In addition, the court denied a motion filed by Apple for summary judgment. A case management schedule has been submitted by the parties with a proposed trial date of August 2020.

ParkerVision v. LG (District of New Jersey)
In July 2017, we filed a patent infringement complaint in the district of New Jersey against LG for the alleged infringement of the same patents previously asserted against LG in the middle district of Florida (see ParkerVision v. Apple and Qualcomm above). We elected to dismiss the case in the middle district of Florida and re-file in New Jersey as a result of a recent Supreme Court ruling regarding proper venue. In March 2018, the court stayed this case pending a final decision in ParkerVision v. Apple and Qualcomm in the Middle District of Florida. As part of this stay, LG has agreed to be bound by the final claim construction decision in that case.

ParkerVision v. LG Electronics (Munich, Germany)
In June 2016, we filed a complaint in Munich District Court against LG Electronics Deutschland GmbH, a German subsidiary of LG Electronics, Inc. (“LGE”) seeking damages and injunctive relief for the alleged infringement of the German part of our European patent 1 206 831 (“the ‘831 Patent”). A hearing in this case was held in November 2016 at which time the court concluded that certain LGE products using Qualcomm RF circuitry infringe our patent. The final decision in this case was stayed pending resolution of the corresponding nullity, or validity, action filed by Qualcomm in the German Federal Patent Court in Munich (see Qualcomm v. ParkerVision below). In October 2018, we received an unfavorable decision in the nullity case for which we filed an appeal. In July 2019, we withdrew our appeal. As a result, we are subject to a claim for reimbursement of statutory attorney’s fees and costs in this case. We estimate a claim of approximately $0.06 million which we have accrued in the accompanying condensed consolidated financial statements as the loss is considered probable as of June 30, 2019. We have posted a bond to cover this cost which is included in “Prepaid expenses” in the accompanying condensed consolidated balance sheets.

ParkerVision v. Apple (Munich, Germany) - the Apple I case
In October 2016, we filed a complaint in Munich District Court against Apple, Inc., Apple Distribution International, and Apple Retail Germany B.V. & Co. KG (collectively “Apple”) seeking damages and injunctive relief for the alleged infringement of the ‘831 Patent (the “Apple I Case”). In February 2017, we amended our complaint adding the infringement of a second German patent and alleging infringement by Apple devices that incorporate an Intel transceiver chip. The Munich Regional Court bifurcated the new claims into a second case (see ParkerVision v. Apple - the Apple II case below). A hearing was held in May 2017 in the Apple I Case. In June 2017, the court deferred its ruling pending the decision from the German Federal Patent Court in the validity action filed by Qualcomm (see Qualcomm v. ParkerVision below). In October 2018, we received an unfavorable decision in the nullity case for which we filed an appeal which we subsequently withdrew. We opted not to post a bond to cover the potential statutory costs in this case. As a result, in March 2019, the district court declared the complaint withdrawn, a decision we opted not to appeal. Accordingly, we are subject to a claim for reimbursement of statutory attorney’s fees and costs of approximately $0.12 million, which is accrued in the accompanying condensed consolidated financial statements as the loss is considered probable as of June 30, 2019.

Qualcomm v. ParkerVision - Federal Patent Court in Germany (as appealed to the German Supreme Court)
In August 2016, Qualcomm filed a validity action in Federal Patent Court in Germany against the ’831 Patent. The outcome of this validity action impacts our German patent infringement cases against LGE and Apple as discussed above. On October 17, 2018, following an oral hearing, the court ruled that the ‘831 Patent was invalid. Based on the October 2018 decision from the federal court, we recorded a contingent loss of $0.11 million for the estimated statutory fees and costs in this case as of December 31, 2018. In January 2019, we appealed this decision to the German Supreme Court, but withdrew our appeal in July 2019.

ParkerVision v. Apple (Munich, Germany) - the Apple II case
The Apple II case seeks damages and injunctive relief for the alleged infringement of the German part of our European patent 1 135 853 (“the ‘853 Patent”). A preliminary hearing was held in November 2017. Subsequent to the hearing, the court requested that we supplement certain elements of the infringement claims against Apple devices. In May 2018, we filed our supplemental briefs as requested by the court. In October 2018, we also filed a supplemental expert report. The court appointed an expert in this case and a hearing was held in March 2019 for purposes of providing expert testimony. The court ruled in April 2019 that Apple does not infringe our ‘853 Patent. We did not appeal this decision. As a result, we are subject to a claim for reimbursement of statutory attorney’s fees and costs in this case. We estimate a claim of approximately $0.13 million which we have accrued in the accompanying condensed consolidated financial statements as the loss is considered probable as of June 30, 2019. We have posted a bond to cover this cost which is included in “Prepaid expenses” in the accompanying condensed consolidated balance sheets.

Intel v. ParkerVision (Federal Patent Court in Germany)
In August 2017, Intel filed a nullity action in German Federal Patent Court claiming invalidity of the ‘853 Patent that is the subject of the Apple II case. If the ‘853 Patent is declared invalid, we may be subject to a claim for reimbursement of statutory attorney fees and costs in this case which we currently estimate will not exceed $0.1 million. No dates have yet been set in this nullity action, and the accompanying condensed consolidated financial statements do not include any accrual for a loss contingency in this case as a loss is not considered probable.

12. Share-Based Compensation

There has been no material change in the assumptions used to compute the fair value of our equity awards, nor in the method used to account for share-based compensation from those stated in our 2018 Annual Report.

The following table presents share-based compensation expense included in our condensed consolidated statements of comprehensive loss for the three and six months ended June 30, 2019 and 2018, respectively (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Research and development expenses	$-	$50	$5	$115
Selling, general and administrative expenses	48	298	110	596
Total share-based compensation expense	$48	$348	$115	$711

13. Subsequent Events

In July 2019, we sold convertible notes for aggregate proceeds of $0.75 million to accredited investors. The notes mature five years from the date of issuance. The first tranche of notes with a face value of $0.05 million are convertible, at the holders’ option, into shares of our common stock at a fixed conversion price of $0.10 per share and bear interest at a stated rate of 8% per annum. The second tranche of notes with an aggregate face value of $0.7 million are convertible, at the holders’ option, into shares of our common stock at $0.08 per share and bear interest at a stated rate of 7.5% per annum. Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our common stock, or a combination thereof. In addition, we issued a warrant for the purchase of 1.8 million shares of our common stock at an exercise price of $0.10 per share to Park Consultants LLC ("Park") as a nonrefundable retainer for services for a period of 18 months valued at approximately $0.2 million. The warrant is immediately exercisable and expires in July 2024. Park is providing advisory services with regard to our future business strategies.

In August 2019, our board of directors ("Board") adopted the 2019 Long-Term Incentive Plan (the "2019 Plan") to enable us to offer equity-based compensation to our employees, officers, directors and consultants who have been, are, or will be important to our success. Subject to authorization of sufficient shares for issuance by our stockholders, 12 million shares will be reserved for issuance under the 2019 Plan. In addition, the Board approved the grant of two-year nonqualified stock options, with an exercise price of $0.17 per share, vesting in 8 equal quarterly installments commencing September 1, 2019, provided that such options will not be exercisable unless and until we have sufficient authorized unissued shares or treasury shares available for such exercise. Each of our three non-employee directors were granted an option to purchase 800,000 shares, Jeffrey Parker, our Chief Executive Officer, was granted an option to purchase 6,000,000 shares, Cynthia Poehlman, our Chief Financial Officer, was granted an option to purchase 1,000,000 shares, Gregory Rawlins, our Chief Technical Officer, was granted an option to purchase 750,000 shares and one additional key employee was granted an option to purchase 400,000 shares. The aggregate grant-date fair value of the awards, totaling approximately $1.5 million, will be recognized as share-based compensation expense over the two-year life of the awards.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
ParkerVision, Inc.
Jacksonville, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of ParkerVision, Inc. (the “Company”) and its subsidiary as of December 31, 2018, and the related consolidated statement of comprehensive loss, shareholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary at December 31, 2018, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter

/s/ BDO USA, LLP
Certified Public Accountants

We have served as the Company's auditor since 2018.
Jacksonville, Florida

April 1, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of ParkerVision, Inc.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of ParkerVision, Inc. and its subsidiary (the “Company”) as of December 31, 2017, and the related consolidated statements of comprehensive loss, shareholders’ deficit and cash flows for the year ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
Jacksonville, Florida
March 29, 2018

We served as the Company's auditor from 1999 to 2017.

PARKERVISION, INC.
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CURRENT ASSETS:
Cash and cash equivalents	$1,527	$354
Restricted cash equivalents	-	1,000
Available-for-sale securities	-	26
Accounts receivable, net of allowance for doubtful accounts of $0 and $3 at December 31, 2018 and 2017, respectively	2	27
Inventories, net	98	1,025
Prepaid expenses	538	1,002
Other current assets	55	9
Held for sale assets	65	-
Total current assets	2,285	3,443

Property and equipment, net	129	376
Intangible assets, net	3,902	5,076
Other assets, net	15	15
Total assets	$6,331	$8,910

CURRENT LIABILITIES:
Accounts payable	$655	$678
Accrued expenses:
Salaries and wages	122	376
Professional fees	493	2,054
Other accrued expenses	563	238
Related party note payable, current portion	37	294
Secured note payable	2,400	-
Lease payable, current portion	86	-
Deferred revenue	-	19
Total current liabilities	4,356	3,659

LONG-TERM LIABILITIES:
Secured contingent payment obligation	25,557	15,896
Convertible notes, net	837	-
Related party note payable, net of current portion	799	531
Lease payable, net of current portion	91	-
Other long-term liabilities	1	68
Total long-term liabilities	27,285	16,495
Total liabilities	31,641	20,154

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.01 par value, 75,000 and 30,000 shares authorized, 28,677 and 21,222 issued and outstanding at December 31, 2018 and 2017, respectively	287	212
Warrants outstanding	1,810	826
Additional paid-in capital	364,885	359,141
Accumulated deficit	(392,292)	(371,423)
Total shareholders' deficit	(25,310)	(11,244)
Total liabilities and shareholders' deficit	$6,331	$8,910

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Licensing revenue	$-	$-
Product revenue	135	100
Total revenue	135	100

Cost of sales - licensing	-	-
Cost of sales - product	103	75
Loss on impairment of inventory	1,134	125
Gross margin	(1,102)	(100)

Research and development expenses	2,875	4,344
Selling, general, and administrative expenses	10,427	14,061
Restructuring expenses	690	-
Total operating expenses	13,992	18,405

Interest and other income	2	26
Interest and other expense	(116)	(69)
Change in fair value of contingent payment obligation	(5,661)	(711)
Total interest and other	(5,775)	(754)

Net loss before income tax	(20,869)	(19,259)

Income tax expense	-	-

Net loss	(20,869)	(19,259)

Other comprehensive income, net of tax	-	-

Comprehensive loss	$(20,869)	$(19,259)

Basic and diluted net loss per common share	$(0.85)	$(1.09)

Weighted average common shares outstanding	24,429	17,688

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock, Par Value	Warrants Outstanding	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Deficit
Balance as of December 31, 2016	$132	$826	$343,087	$(352,164)	$(8,119)
Issuance of common stock and warrants in public and private offerings, net of issuance costs	73	-	13,606	-	13,679
Issuance of common stock for services	3	-	422	-	425
Share-based compensation, net of shares withheld for taxes	4	-	2,026	-	2,030
Comprehensive loss for the year	-	-	-	(19,259)	(19,259)
Balance as of December 31, 2017	212	826	359,141	(371,423)	(11,244)
Issuance of common stock and warrants in public and private offerings, net of issuance costs	45	1,950	3,281	-	5,276
Exercise of warrants	20	(475)	455	-	-
Expiration of warrants	-	(491)	491	-	-
Issuance of convertible debt with beneficial conversion feature	-	-	442	-	442
Issuance of common stock upon conversion and payment of interest in kind on convertible debt	4	-	52	-	56
Share-based compensation, net of shares withheld for taxes	6	-	1,023	-	1,029
Comprehensive loss for the year	-	-	-	(20,869)	(20,869)
Balance as of December 31, 2018	$287	$1,810	$364,885	$(392,292)	$(25,310)

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,869)	$(19,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,209	1,301
Share-based compensation	1,050	2,164
Loss on disposal of equipment and other assets	489	85
Write down of obsolete inventory	1,134	125
Realized gain on available-for-sale securities	-	(9)
Changes in fair value of contingent payment obligation	5,661	711
Changes in operating assets and liabilities:
Accounts receivable	25	(26)
Inventories	(207)	(980)
Prepaid expenses and other	62	84
Accounts payable and accrued expenses	1,034	1,744
Lease payable	115	-
Total adjustments	10,572	5,199
Net cash used in operating activities	(10,297)	(14,060)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of available-for-sale securities	-	(4,813)
Proceeds from redemption of available-for-sale securities	26	4,810
Proceeds from sale of assets	50	18
Purchases of property and equipment	(5)	(252)
Payments for patent costs and other intangible assets	(16)	(61)
Net cash provided by (used in) investing activities	55	(298)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and warrants
in public and private offerings	5,276	13,679
Net proceeds from debt financings	5,294	1,000
Shares withheld for payment of taxes	(21)	(134)
Debt repayments	(132)	-
Principal payments on capital lease obligation	(2)	(2)
Net cash provided by financing activities	10,415	14,543

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH EQUIVALENTS	173	185
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH EQUIVALENTS, beginning of year	1,354	1,169
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH EQUIVALENTS, end of year	$1,527	$1,354

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$39	$69
Cash paid for income taxes	$-	$-
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Payment of interest in kind on convertible notes	$26	$-
Purchase of equipment under capital lease	$-	$6

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 and 2017

1. SIGNIFICANT ACCOUNTING POLICIES

ParkerVision, Inc. and its wholly-owned German subsidiary, ParkerVision GmbH (collectively “ParkerVision”, “we” or the “Company”) is in the business of innovating fundamental wireless hardware and software technologies and products. We have designed and developed proprietary radio frequency (“RF”) technologies for use in semiconductor circuits for wireless communication products. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts. We have also designed and developed a consumer distributed WiFi product line that is being marketed under the brand name Milo®.

We restructured our operations during the third quarter of 2018 in order to reduce operating expenses in light of our limited capital resources. As a result, our primary business is to support and defend the investments we have made in developing and protecting our technologies by focusing on our patent enforcement program. We have determined that our business currently operates under a single operating and reportable segment.

Basis of Presentation
Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Certain reclassifications have been made to prior period amounts to conform to the current period presentation. The consolidated financial statements include the accounts of ParkerVision, Inc. and our wholly-owned German subsidiary, ParkerVision GmbH, after elimination of all intercompany transactions and accounts.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The more significant estimates made by us include projected future cash flows and risk-adjusted discount rates for estimating the fair value of our secured contingent payment obligation, the volatility and estimated lives of share-based awards used in the estimate of the fair market value of share-based compensation, the assessment of recoverability of long-lived assets, the amortization periods for intangible and long-lived assets, and the valuation allowance for deferred taxes. Actual results could differ from the estimates made. We periodically evaluate estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation.

Cash, Cash Equivalents, and Restricted Cash Equivalents
We consider cash and cash equivalents to include cash on hand, interest-bearing deposits, overnight repurchase agreements and investments with original maturities of three months or less when purchased. Restricted cash equivalents represent money market investments that are restricted for specific use in payment of legal fees and expenses related to certain of our patent infringement actions. The restricted money market investments have weighted average maturities of three months or less when purchased and are recorded at fair value. We have determined that the fair value of our restricted money market investments fall within Level 1 in the fair value hierarchy (see Note 8).

Inventory
Inventory is stated at the lower of actual cost, as determined under the first-in, first-out method, or estimated net realizable value. We review our inventory for estimated obsolescence or unmarketable inventory and write down inventory for the difference between cost and estimated market value based upon assumptions about future demand. Future demand is affected by market conditions, technological obsolescence, new products and strategic plans, each of which is subject to change.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined using the straight-line method over the following estimated useful lives:

Manufacturing and office equipment	5-7 years
Leasehold improvements	Shorter of useful life or remaining life of lease
Furniture and fixtures	7 years
Computer equipment and software	3-5 years

The cost and accumulated depreciation of assets sold or retired are removed from their respective accounts, and any resulting net gain or loss is recognized in the accompanying consolidated statements of comprehensive loss. The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts, both internally and externally, that may suggest impairment. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the assets exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Intangible Assets
Patents, copyrights and other intangible assets are amortized using the straight-line method over their estimated period of benefit. We estimate the economic lives of our patents and copyrights to be fifteen to twenty years. We estimate the economic lives of other intangible assets, including licenses, based on estimated technological obsolescence, to be two to five years, which is generally shorter than the contractual lives. Management evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that may warrant revised estimates of useful lives or that may indicate impairment exists.

Secured Contingent Payment Obligation
We have accounted for our secured contingent repayment obligation as long-term debt in accordance with Accounting Standards Codification (“ASC”) 470-10-25, “Sales of Future Revenues or Various other Measures of Income.” Our repayment obligations are contingent upon the receipt of proceeds from patent enforcement and/or patent monetization actions. We have elected to measure our secured contingent payment obligation at its fair value in accordance with ASC 825, “Financial Instruments” based on the variable and contingent nature of the repayment provisions. We have determined that the fair value of our secured contingent payment obligation falls within Level 3 in the fair value hierarchy which involves significant estimates and assumptions including projected future patent-related proceeds and the risk-adjusted rate for discounting future cash flows (see Note 8). Actual results could differ from the estimates made. Changes in fair value, including the component related to imputed interest, are included in the accompanying consolidated statements of comprehensive loss under the heading “Change in fair value of contingent payment obligation”.

Leases
Our facilities are leased under operating leases. For those leases that contain rent escalations or rent concessions, we record the total rent payable during the lease term on a straight-line basis over the term of the lease with the difference between the rents paid and the straight-line rent recorded as a deferred rent liability in the accompanying consolidated balance sheets.

In February 2016, the FASB established ASC 842, “Leases” by issuing ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASC 842 was subsequently amended by ASU 2018-01, ASU 2018-10 and ASU 2018-11 which provided practical expedients for adoption of ASC 842. Under the new guidance, a lessee will be required to recognize assets and liabilities for capital and operating leases with lease terms of more than 12 months. ASC 842 is effective for interim and annual periods beginning after December 15, 2018. A modified retrospective transition approach is required for adoption, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either the effective date or the beginning of the earliest comparative period presented in the financial statements as its date of initial application.

ASC 842 will be effective for us as of January 1, 2019, and we have elected to use the effective date as the initial application date. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and period prior to January 1, 2019. The new standard provides a number of practical expedients in transition and we expect to elect the package of practical expedients which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and treatment of initial direct costs. We expect the adoption of this new standard to result in the recognition of operating lease right-to-use assets and operating lease liabilities of approximately $0.56 million and $0.61 million, respectively, primarily related to our facilities leases. In addition, adoption of the new standard will result in significant new disclosures about our leasing activities.

Revenue Recognition
As of January 1, 2018, we adopted ASC 606, “Revenue from Contracts with Customers” which implements a common revenue standard that clarifies the principles for recognizing revenue. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The adoption of ASC 606 had no material effect on our consolidated financial statements.

We derive revenue from licensing of our intellectual property, settlements from patent infringement disputes and sales of products. The timing of revenue recognition and the amount of revenue recognized depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. In general, we recognize revenue when the performance obligations to our customers have been met. For the sale of products, the performance obligation is generally met at the time product is delivered to the customer. Estimated product returns are deducted from revenue and recorded as a liability. Revenue from the sale of our products includes shipping and handling charged to the customer. Product revenue is recorded net of sales tax collected from customers, discounts, and actual and estimated future returns.

The consideration received from patent license and settlement agreements is allocated to the various elements of the arrangement to the extent the revenue recognition differs between the elements of the arrangement. Elements related to past and future royalties as well as elements related to settlement will be recorded as revenue in our consolidated statements of comprehensive loss when our performance obligations related to each element have been met.

Shipping and Handling Costs
Shipping and handling costs related to product sales for the years ended December 31, 2018 and 2017 were approximately $12,000 and $5,000, respectively. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

Advertising Expense
Advertising costs are expensed as incurred. Advertising expenses of approximately $0.7 million and $0.4 million for the years ended December 31, 2018 and 2017, respectively, are included in selling, general, and administrative expenses in the accompanying consolidated statements of comprehensive loss.

Research and Development Expenses
Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third party contractors, prototype expenses, an allocated portion of facilities costs, maintenance costs for software development tools, and depreciation.

Accounting for Share-Based Compensation
We have various share-based compensation programs which provide for equity awards including stock options, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”). We calculate the fair value of employee share-based equity awards on the date of grant and recognize the calculated fair value as compensation expense over the requisite service periods of the related awards. We estimate the fair value of stock option awards using the Black-Scholes option valuation model. This valuation model requires the use of highly subjective assumptions and estimates including how long employees will retain their stock options before exercising them and the volatility of our common stock price over the expected life of the equity award. Such estimates, and the basis for our conclusions regarding such estimates, are outlined in detail in Note 12. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards. We account for forfeitures of share-based awards as they occur.

As of January 1, 2018, we adopted ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” This update provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. The adoption of this guidance did not have a material effect on our consolidated financial statements.

Income Taxes
The provision for income taxes is based on loss before taxes as reported in the accompanying consolidated statements of comprehensive loss. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized. Our deferred tax assets exclude unrecognized tax benefits which do not meet a more-likely-than-not threshold for financial statement recognition for tax positions taken or expected to be taken in a tax return.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease to 21% effective for tax years beginning after December 31, 2017.

Loss per Common Share
Basic loss per common share is determined based on the weighted-average number of common shares outstanding during each year. Diluted loss per common share is the same as basic loss per common share as all potential common shares are excluded from the calculation, as their effect is anti-dilutive.

The number of shares underlying outstanding options, warrants, unvested RSUS and convertible notes at December 31, 2018 and 2017 were as follows (in thousands):

	2018	2017
Options outstanding	1,228	1,007
Warrants outstanding	13,279	420
Unvested RSUs	14	521
Shares underlying convertible notes	2,746	-
	17,267	1,948

These potential shares were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive.

2. LIQUIDITY AND GOING CONCERN

The accompanying consolidated financial statements as of and for the year ended December 31, 2018 were prepared assuming we will continue as a going concern, which contemplates that we will continue in operation and will be able to realize our assets and settle our liabilities and commitments in the normal course of business for a period of at least one year from the issuance date of these financial statements. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that could result should we be unable to continue as a going concern.

We have incurred significant losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sales of our equity and equity-linked securities and our contingent funding arrangements with third-parties to fund our operations, including our litigation costs. For the year ended December 31, 2018, we incurred a net loss of approximately $20.9 million and negative cash flows from operations of approximately $10.3 million. At December 31, 2018, we had a working capital deficit of approximately $2.1 million and an accumulated deficit of approximately $392.3 million. These circumstances raise substantial doubt about our ability to continue to operate as a going concern for a period of one year after the issuance date of these consolidated financial statements.

At December 31, 2018, we had cash and cash equivalents of approximately $1.5 million. In addition, during the first quarter of 2019, we received net proceeds of approximately $1.3 million from the issuance of additional convertible debt securities. In August 2018, we implemented cost reduction measures and ceased ongoing chip development activities and significantly curtailed our spending for sales and marketing of our WiFi product line in order to focus our limited resources on our patent enforcement program. We expect to sell or otherwise exit the Milo product operations the second quarter of 2019 and intend to focus our resources solely on licensing and enforcement of our wireless technologies. However, although we may receive proceeds from our patent enforcement actions in 2019, the timing and amount of such proceeds, if any, are difficult to predict and there can be no assurance we will receive any proceeds from these enforcement actions. In addition, we have approximately $2.4 million in debt obligations due to be repaid in 2019.

Our ability to meet our liquidity needs for the twelve months after the issuance date of these financial statements is dependent upon one or more of (i) our ability to successfully negotiate licensing agreements and/or settlements relating to the use of our technologies by others in excess of our contingent payment obligations to legal counsel; and/or (ii) our ability to raise additional capital from the sale of equity securities or other financing arrangements. We anticipate that we will continue to invest in patent protection and licensing and enforcement of our wireless technologies. We expect that revenue generated from patent enforcement actions, and technology licenses over the twelve months after the issuance date of these financial statements, if any, after deduction of payment obligations to Brickell and legal counsel, may not be sufficient to cover our operating expenses. In the event we do not generate revenues, or other patent-asset proceeds, sufficient to cover our operational costs and contingent repayment obligation, we will be required to raise additional working capital through the sale of equity securities or other financing arrangements.

The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent-related proceeds sufficient to offset expenses and meet our contingent payment obligation and other long-term debt repayment obligations. Failure to generate sufficient revenues, raise additional capital through debt or equity financings, and/or reduce operating costs could have a material adverse effect on our ability to meet our short and long-term liquidity needs and achieve our intended long-term business objectives.

3. INVENTORIES

Inventories consisted of the following at December 31, 2018 and 2017 (in thousands):

	2018	2017
Raw materials$	139	$573
Work-in-process	-	-
Finished goods	941	452
	1,080	1,025
Inventory reserves	(982)	-
	98	1,025

During the years ended December 31, 2018 and 2017, we recognized impairment charges to reduce our excess and obsolete inventories to their net realizable values. The following table provides a reconciliation of our inventory reserves for the years ended December 31, 2018 and 2017, respectively (in thousands):

	2018	2017
Inventory reserves at beginning of year	$-	$-
Impairment charges	1,134	125
Write down of impaired inventories	(152)	(125)
Inventory reserves at end of year	$982	$-

4. PREPAID EXPENSES

Prepaid expenses consisted of the following at December 31, 2018 and 2017 (in thousands):

	2018	2017
Prepaid services	$252	$253
Prepaid bonds for German statutory costs	199	62
Prepaid licenses, software tools and support	51	404
Prepaid inventory and production tooling	-	121
Prepaid advertising	-	75
Prepaid insurance	19	54
Other prepaid expenses	17	33
	$538	$1,002

In 2018, we recorded impairment charges of approximately $0.4 million related to prepaid licenses and production tooling as a result of the restructuring of our operations. These charges are included in “Restructuring expenses” in the accompanying statements of comprehensive loss (see Note 13).

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost, consisted of the following at December 31, 2018 and 2017 (in thousands):
	2018	2017
Equipment and software, including equipment purchased under capital leases of $17 and $297 at December 31, 2018 and 2017, respectively	$1,555	$6,556
Leasehold improvements	786	786
Furniture and fixtures	182	185
	2,523	7,527
Less accumulated depreciation, including accumulated depreciation for equipment purchased under capital leases of $13 and $206 at December 31, 2018 and 2017, respectively	(2,394)	(7,151)
	$129	$376

Depreciation expense related to property and equipment was approximately $0.13 million and $0.15 million in 2018 and 2017, respectively. Depreciation expense includes depreciation related to capital leases of approximately $0.002 million and $0.05 for the periods ended December 31, 2018 and 2017, respectively. Our capital leases have original terms of one to three years. The principal payments for these capital leases are reflected as cash outflows from financing activities in the accompanying consolidated statements of cash flows. Future minimum lease payments under our capital leases that have initial terms in excess of one year are included in “Contractual Obligations” in Note 10.

In connection with the closure of our Lake Mary facility in 2018, we reclassified equipment with a net book value of approximately $0.07 million to assets held for sale. We have contracted with a third party for the consignment sale of these assets and anticipate completion of the sale within 12 months. For the year ended December 31, 2018, we recognized a gain on the sale of assets held for sale of approximately $0.01 million which is included in selling, general and administrative expenses in the accompanying statements of comprehensive loss.

6. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2018 and 2017 (in thousands):
	2018	2017

Patents and copyrights	$18,350	$19,324
Less accumulated amortization	(14,448)	(14,248)
	$3,902	$5,076

Amortization expense for each of the years ended December 31, 2018 and 2017 was approximately $1.1 million and $1.2 million, respectively. For each of the years ended December 31, 2018 and 2017, we recorded losses on the disposal of intangible assets of approximately $0.1 million.

Future estimated amortization expense for intangible assets that have remaining unamortized amounts as of December 31, 2018 is as follows (in thousands):

2019	$713
2020	520
2021	448
2022	406
2023	359
2024 and thereafter	1,456
Total	$3,902

7. DEBT

Notes Payable
Notes payable at December 31, 2018 and 2017, consisted of the following (in thousands):

Description	2018	2017
Note payable to a related party	$836	$825
Secured note payable	2,400	-
Total notes payable	3,236	825
Less current maturities	2,437	294
Long-term note payable	$799	$531

Note Payable to a Related Party
The note payable to a related party represents an unsecured promissory note to Sterne, Kessler, Goldstein, & Fox, PLLC (“SKGF”), a related party (see Note 14) upon conversion of outstanding and unpaid legal fees of $0.8 million in February 2016. The note had an interest rate of 8% per annum with an original balloon maturity of the outstanding principal balance due on December 31, 2017. In January 2018, we amended the note, retroactive to December 31, 2017 to allow for interest only payments through March 2018 and principal and interest payments through March 31, 2020. In August 2018, we further amended the note, retroactive to April 30, 2018 to defer principal and interest payments from May 1, 2018 through September 30, 2018. We determined that the amendments to the note constitute modifications of the debt which are accounted for on a prospective basis.

The note, as modified, provided for payments of principal and interest of approximately $48,500 per month commencing October 31, 2018 through March 31, 2020. Failure to comply with the payment terms of this note constitutes an event of default which, if uncured, will result in the entire unpaid principal balance of the note and any unpaid, accrued interest to become immediately due and payable. In addition, the note provides for an increase in the interest rate to 12% per annum in the event of a default.

As of December 31, 2018, we were in default on the payment terms of the SKGF note. In March 2019, we amended the note to provide for a waiver of past payment defaults, a decrease in the interest rate from 8% per annum to 4% per annum, an extension of the maturity date of the note from March 2020 to April 2022, and a modification of payment terms under the note (see Note 16).

Secured Note Payable
The secured note payable represents a non-interest bearing promissory note payable to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) in settlement of outstanding and unpaid legal fees and costs associated with our patent enforcement programs. We paid Mintz an initial installment of $0.1 million upon execution of the note and the remaining balance is payable in monthly installments of $0.2 million commencing November 1, 2018 and continuing until the entire unpaid principal balance is paid. We pledged as security for the note 25 United States (“U.S.”) patents and 6 correlating foreign patents that were simultaneously released by Brickell Key Investments LP (“Brickell”). The Mintz note accelerates and becomes immediately due and payable in the case of standard events of default or in the event of a sale or other transfer of substantially all of our assets or a transfer of more than 50% of our capital stock in one or a series of transactions or through a merger or other similar transaction. In an event of default, the Mintz note will accrue interest at a rate of 12% per annum on any outstanding balance until such time that the note is paid in full. As of December 31, 2018, we were in default on the payment terms of the Mintz note. The payment default was cured in January 2019. On April 1, 2019, Mintz waived past and future payment defaults under the note through at least May 31, 2019, provided that no other event of default occurs. Mintz also waived acceleration of unpaid principal and interest as well as an increase in the interest rate to the default rate of 12%.

At December 31, 2018, the aggregate maturities of our notes payable, after consideration of the effect of the March 2019 amendment of the SKGF note, are as follows (in thousands):

2019	$2,437
2020	90
2021	93
2022	616
Total	$3,236

The estimated fair value of our notes payable at December 31, 2018 is approximately $3.0 million based on a risk-adjusted discount rate.

Convertible Notes
In September 2018, we sold two tranches of five-year promissory notes for aggregate proceeds of approximately $1.3 million, including $0.4 million sold to related parties (see Note 14). The notes are convertible, at the holders’ option, into shares of our common stock at fixed conversion prices. We must repay, in cash, the principal balance of any outstanding, unconverted notes on the five-year anniversary of the issuance date. Accordingly, we have recognized the convertible notes as debt in our consolidated financial statements. The fixed conversion prices of the notes were below market value of our common stock on the closing date resulting in a beneficial conversion feature with a value of approximately $0.4 million. The beneficial conversion feature is recorded as a discount on the convertible notes with a corresponding increase to additional paid in capital.

Convertible notes payable at December 31, 2018 consist of the following (in thousands):

Description	Fixed Conversion Rate	Effective Interest Rate	Maturity Date	2018
Convertible notes dated September 10, 2018	$0.40	8.3%	September 7, 2023	$800
Convertible notes dated September 19, 2018	$0.57	8.3%	September 19, 2023	425
Total principal balance				1,225
Less unamortized discount				388
				$837

The notes bear interest at a stated rate of 8% per annum. Interest is payable quarterly and we may elect to pay interest in either cash, shares of our common stock, or a combination thereof, subject to certain equity conditions. For the year ended December 31, 2018, we recognized interest expense of approximately $0.05 million, including approximately $0.02 related to amortization of the discount and $0.03 million related to the contractual interest which we elected to pay in shares of our common stock. The unamortized discount on the convertible notes will be amortized over a remaining period of approximately 4.75 years.

At the holders’ option, the convertible notes outstanding at December 31, 2018 could be converted into an aggregate of approximately 2.7 million shares of our common stock based on the fixed conversion prices. For the year ended December 31, 2018, an aggregate of $0.1 million in outstanding principal was converted by the holders into 0.25 million shares of our common stock at a fixed conversion price of $0.40.

We have the option to prepay the notes any time following the one-year anniversary of the issuance of the notes, subject to a premium on the outstanding principal prepayment amount of 25% prior to the two-year anniversary of the note issuance date, 20% prior to the three-year anniversary of the note issuance date, 15% prior to the four-year anniversary of the note issuance date, or 10% thereafter. The notes provide for events of default that include failure to pay principal or interest when due, breach of any of the representations, warranties, covenants or agreements made by us, events of liquidation or bankruptcy, and a change in control. In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the notes.

Secured Contingent Payment Obligation
The following table provides a reconciliation of our secured contingent payment obligation measured at estimated fair market value for the year ended December 31, 2018 and 2017, respectively (in thousands).

	2018	2017
Secured contingent payment obligation, beginning of year	$15,896	$14,185
Proceeds from contingent payment obligation	4,000	1,000
Repayment	-	-
Change in fair value	5,661	711
Secured contingent payment obligation, end of year	$25,557	$15,896

Our secured contingent payment obligation represents the estimated fair value of our repayment obligation to Brickell under a February 2016 funding agreement, as amended from time to time (the “CPIA”). To date, we have received aggregate proceeds of $18 million, including $4.0 million and $1.0 million received in 2018 and 2017, respectively, in exchange for Brickell’s right to reimbursement and compensation from gross proceeds resulting from patent enforcement and other patent monetization actions. To date, we have repaid an aggregate of $3.3 million under the CPIA from patent license and settlement proceeds.

In 2018, we received aggregate proceeds of $4.0 million from Brickell under the CPIA including proceeds of $2.5 million received in December 2018. In connection with the additional proceeds received in December 2018, we issued Brickell a warrant to purchase up to 5.0 million shares of our common stock at an exercise price of $0.16 per share (see Note 11). As the estimated fair value of the payment obligation to Brickell resulting from this additional funding exceeded the $2.5 million in proceeds received, no value was assigned to the warrants. The excess of fair value of over the proceeds received of approximately $0.8 million was included in the change in fair value of our contingent payment obligation in the accompanying consolidated statement of comprehensive loss for the year ended December 31, 2018.

Brickell is entitled to priority payment of 100% of proceeds received from all patent-related actions until such time that Brickell has been repaid in full. After repayment of the funded amount, Brickell is entitled to a portion of remaining proceeds up to a specified minimum return which is determined as a percentage of the funded amount and varies based on the timing of repayment. In addition, Brickell is entitled to a pro rata portion of proceeds from specified legal actions to the extent aggregate proceeds from those actions exceed the specified minimum return.

Brickell holds a senior security interest in the majority of our assets until such time as the specified minimum return is paid, in which case, the security interest will be released except with respect to the patents and proceeds related to specific legal actions. The security interest is enforceable by Brickell in the event that we are in default under the agreement which would occur if (i) we fail, after notice, to pay proceeds to Brickell, (ii) we become insolvent or insolvency proceedings are commenced (and not subsequently discharged) with respect to us, (iii) our creditors commence actions against us (which are not subsequently discharged) that affect our material assets, (iv) we, without Brickell’s consent, incur indebtedness other than immaterial ordinary course indebtedness, or (v) there is an uncured non-compliance of our obligations or misrepresentations under the agreement. As of December 31, 2018, we are in compliance with our obligations under this agreement.

In addition, in the event of a change in control of the Company, Brickell has the right to be paid its return as defined under the CPIA based on the transaction price for the change in control event.

We have elected to measure our secured contingent payment obligation at fair value based on probability-weighted estimated cash outflows, discounted back to present value using a discount rate determined in accordance with accepted valuation methods (see Note 8). The secured contingent payment obligation is remeasured to fair value at each reporting period with changes recorded in the consolidated statements of comprehensive loss until the contingency is resolved.

8. FAIR VALUE MEASUREMENTS

ASC 820, “Fair Value Measures” establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The three levels of the fair value hierarchy are as follows:

●
Level 1: Quoted prices for identical assets or liabilities in active markets which we can access
●
Level 2: Observable inputs other than those described in Level 1
●
Level 3: Unobservable inputs

The following table summarizes financial assets and financial liabilities carried at fair value and measured on a recurring basis as of December 31, 2018 and 2017, segregated by classification within the fair value hierarchy (in thousands):

		Fair Value Measurements
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2018:
Liabilities:
Secured contingent payment obligation	$25,557	$-	$-	$25,557

December 31, 2017:
Assets:
Available-for-sale securities	$26	$26	$-	$-
Restricted cash equivalents	1,000	1,000	-	-
Liabilities:
Secured contingent payment obligation	15,896	-	-	15,896

For the years ended December 31, 2018 and 2017, respectively, we had no transfers of assets or liabilities between the levels of the hierarchy. We determine the fair value of our available-for-sale securities and restricted cash equivalents using a market approach based on quoted prices in active markets (Level 1 inputs).

In 2016, we recognized a secured contingent payment obligation upon our receipt of proceeds from Brickell for funding of certain patent-related actions. The fair value of the contingent payment obligation at December 31, 2018 and 2017 was estimated at $25.6 million and $15.9 million, respectively. These values were calculated using a probability-weighted income approach based on various cash flow scenarios as to the outcome of patent-related actions both in terms of timing and amount, discounted to present value using a risk-adjusted rate. The contingent payment obligation does not have a fixed duration; however, our cash flow projections assume a duration through 2021. The assumed cash outflows range from $0 to $46 million and the cash flow scenarios have probabilities of 0% to 35%. We used a risk-adjusted discount rate of approximately 16.5%, based on a two year risk-free rate of approximately 2.5% as adjusted by 8% for credit risk and 6% for litigation inherent risk. Changes in any of these Level 3 inputs could result in a higher or lower fair value measurement. For example, a decrease in the risk-adjusted discount rate from 16.5% to 8% would result in an increase in the fair value of approximately $4.6 million. Refer to Note 7 for a reconciliation of our secured contingent payment obligation measured at estimated fair value for the years ended December 31, 2018 and 2017.

9. INCOME TAXES AND TAX STATUS

Our net losses before income taxes for the years ended December 31, 2018 and 2017 are from domestic operations as well as losses from our wholly-owned German subsidiary. We elected to treat our German subsidiary as a disregarded entity for purposes of income taxes and accordingly, the losses from our German subsidiary has been included in our operating results.

No current or deferred tax provision or benefit was recorded in 2018 or 2017 as a result of current losses and fully deferred tax valuation allowances for all periods. We have recorded a valuation allowance to state our deferred tax assets at their estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation, the Tax Act. The Tax Act makes broad and complex changes to the U.S. tax code that includes a reduction to the U.S. federal corporate statutory tax rate to 21% effective in 2018. The Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin 118 which provides guidance on accounting for the impact of the Tax Act and states that a reasonable estimate of the Tax Act’s effects on our deferred tax balances should be included in our consolidated financial statements. As of December 31, 2017, our accounting for the income tax effects of the Tax Act was completed and there were no adjustments related to the Tax Act in our reporting period ended December 31, 2018. The federal corporate tax rate reduction created a reduction to our deferred tax assets and liabilities with a corresponding reduction to our valuation allowance.

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 21% and 34% for the years ended December 31, 2018 and 2017, respectively are as follows (in thousands):

	2018	2017
Tax benefit at statutory rate	$(4,382)	$(6,548)
State tax benefit	(897)	(674)
Impact of the Tax Act	-	41,646
Increase (decrease) in valuation allowance	5,304	(34,346)
Research and development credit	(51)	(129)
Other	26	51
	$-	$-

Our deferred tax assets and liabilities relate to the following sources and differences between financial accounting and the tax bases of our assets and liabilities at December 31, 2018 and 2017 (in thousands):

	2018	2017
Gross deferred tax assets:
Net operating loss carry-forward	$84,192	$82,168
Research and development credit	7,879	8,051
Stock compensation	1,027	1,248
Patents and other	1,495	1,427
Contingent payment obligation	2,842	1,409
Inventories	249	-
Fixed assets	25	25
Accrued liabilities	146	49
Deferred rent and lease liabilities	46	20
Charitable contributions	5	7
Deferred revenue	-	5
Capital loss carry-forward	3	3
Warranty reserve	4	2
Bad debt expense	-	1
	97,913	94,415
Less valuation allowance	(97,816)	(94,415)
	97	-
Gross deferred tax liabilities:
Convertible debt	(97)	-
	(97)	-
Net deferred tax asset	$-	$-

Approximately $0.1 million, net of tax effect, of unrecognized tax benefit related to the beneficial conversion feature of convertible debt would be recorded as an adjustment to contributed capital rather than a decrease in earnings, if recognized.

At December 31, 2018, we had cumulative net operating loss (“NOL”) carry-forwards for income tax purposes of $336.4 million, of which $323.5 million is subject to expiration in varying amounts from 2019 to 2036. At December 31, 2018, we also had research and development tax credit carryforwards of $7.9 million, which expire in varying amounts from 2019 through 2037.

Our ability to benefit from the tax credit carry-forwards could be limited under certain provisions of the Internal Revenue Code if there are ownership changes of more than 50%, as defined by Section 382 of the Internal Revenue Code of 1986 (“Section 382”). Under Section 382, an ownership change may limit the amount of NOL, capital loss and R&D credit carry-forwards that can be used annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period.  We conduct a study annually of our ownership changes. Based on the results of our studies, we have determined that we do not have any ownership changes on or prior to December 31, 2018 which would result in limitations of our NOL, capital loss or R&D credit carry-forwards under Section 382.

Uncertain Tax Positions
We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  We have identified our Federal and Florida tax returns as our only major jurisdictions, as defined.  The periods subject to examination for those returns are the 1998 through 2018 tax years.  The following table provides a reconciliation of our unrecognized tax benefits due to uncertain tax positions for the years ended December 31, 2018 and 2017, respectively (in thousands).

	2018	2017
Unrecognized tax benefits – beginning of year	$927	$1,370
Impact of the Tax Act	-	(443)
Unrecognized tax benefits – end of year	$927	$927

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate so long as we maintain a full valuation allowance.

Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of our income tax expense.  We do not have any accrued interest or penalties associated with any unrecognized tax benefits.  For the years ended December 31, 2018 and 2017, we did not incur any income tax-related interest income, expense or penalties.

10. COMMITMENTS AND CONTINGENCIES

Lease Commitments
The following table presents a summary of our facilities under non-cancelable lease agreements at December 31, 2018:

Description	Lease Start Date	Lease End Date	Renewal options remaining	Straight line monthly rental payment (in thousands)
Corporate office, Jacksonville, Florida	7/15/2018	7/31/2019	none	$31
Wireless design facility, Lake Mary, Florida	7/1/2017	11/30/2022	2 options to extend for 36 months each	$13
Warehouse and production facility, Jacksonville, Florida	7/1/2017	7/31/2020	none	$2

Deferred rent is amortized to rent expense over the respective lease terms. In addition to sales tax payable on base rental amounts, certain leases obligate us to pay pro-rated annual operating expenses for the properties. Rent expense for our facilities for the years ended December 31, 2018 and 2017 was approximately $0.5 million and $0.6 million, respectively.

Contractual Obligations
Future minimum lease payments under all non-cancelable operating leases and capital leases that have initial terms in excess of one year as of December 31, 2018 were as follows (in thousands):

Contractual obligations:	2019	2020	2021 and thereafter	Total
Operating leases	$372	$191	$345	$908
Capital leases	$2	$1	$-	$3

Our contractual obligations as of December 31, 2018 for operating leases include approximately $0.7 million related to our Lake Mary, Florida facility. We ceased use of this facility in 2018 and at December 31, 2018, we have recorded a lease liability of $0.2 million which reflects the estimated net present value of our Lake Mary lease obligation, net of estimated future sublease rental income.

Legal Proceedings
We are a party to a number of patent enforcement actions initiated by us against others for the infringement of our technologies, as well as counter claims and proceedings brought by others against us in an attempt to invalidate certain of our patent claims. These patent-related proceedings are more fully described below. We have several patent enforcement actions in Germany which has a “loser pay” system whereby the non-prevailing party is responsible for statutory attorney fees and costs. If we determine it is probable that we will have an unfavorable outcome in any of our German cases, we record an estimate of expenses for the probable loss. We received an unfavorable decision from Germany in October 2018, as more fully described below (see Qualcomm v. ParkerVision – Federal Patent Court in Germany). As a result, for the year ended December 31, 2018, we have recorded an aggregate of $0.1 million in expenses for statutory fees and costs estimated in that case. There is at least a reasonable possibility of an unfavorable outcome in any one or more of our legal proceedings that could result in expenses in the aggregate that could have a material unfavorable impact on our results of operations as more fully discussed below.

ParkerVision v. Qualcomm and HTC (Middle District of Florida)
We have a patent infringement complaint pending in the Middle District of Florida against Qualcomm and Qualcomm Atheros, Inc. (collectively “Qualcomm”), and HTC (HTC Corporation and HTC America, Inc.) (the “Qualcomm Action”) seeking unspecified damages and injunctive relief for infringement of certain of our patents. Certain of the defendants have filed counterclaims against us for non-infringement and invalidity for all patents in the case. A claim construction hearing was held in August 2015 but no ruling on claim construction has been issued by the court. In February 2016, the court granted the parties’ joint motion to stay these proceedings until resolution of the proceedings at the International Trade Commission (“ITC”) as discussed below. In May 2017, the stay of these proceedings was continued pending an appeal of certain Patent Trial and Appeal Board (“PTAB”) decisions with regard to our U.S. Patent 6,091,940 (“the ‘940 Patent”). In September 2018, the Federal Circuit issued its decision in the appeal of the ‘940 Patent as discussed in Qualcomm v. ParkerVision – PTAB below. Accordingly, in January 2019, the court lifted the stay. A trial schedule has not yet been set for this case.

Qualcomm v. ParkerVision -PTAB
In August 2015, Qualcomm filed an aggregate of ten petitions for Inter Partes Review (“IPR”) with the PTAB seeking to invalidate certain claims related to three of the eleven patents originally asserted in our Qualcomm Action. In March 2016, the PTAB issued decisions denying institution of trial for three of the petitions, all of which relate to our U.S. patent 7,039,372 (“the ‘372 Patent”). The remaining petitions, all of which relate to the ‘940 Patent and U.S. patent 7,966,012 (“the ‘012 Patent”) were instituted for trial by the PTAB. In May 2016, the PTAB granted our motion to disclaim the challenged claims of the ‘012 Patent and entered an adverse judgment against us with respect to those claims. In March 2017, the PTAB issued its decisions on the six outstanding IPRs, all of which relate to the ‘940 Patent. The PTAB ruled in our favor on three of the six petitions, ruled in Qualcomm’s favor on two of the six petitions and issued a split decision on the claims covered in the sixth petition. As a result of the PTAB decisions, certain claims of the ‘940 Patent were found to be un-patentable and certain claims were found not to be un-patentable. In May 2017, we filed a notice of appeal of these decisions with the United States Court of Appeals for the Federal Circuit (“CAFC”). Qualcomm also appealed the decisions that were unfavorable to them. On September 13, 2018, the CAFC upheld the PTAB ruling with regard to the ‘940 Patent. As a result of the ruling, we prevailed with regard to the method claims of the ‘940 Patent and Qualcomm prevailed on the apparatus claims. This matter is now closed although the patents at issue in this proceeding are the subject of the Qualcomm Action discussed above.

ParkerVision v. Apple and Qualcomm (ITC)
In December 2015, we filed a complaint with the U.S. ITC against Apple, Inc., LG Electronics, Inc., LG Electronics U.S.A., Inc., and LG Electronics MobileComm U.S.A., Inc. (collectively “LG”), Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., and Samsung Semiconductor, Inc. (collectively “Samsung”) and Qualcomm alleging that these companies make, use or sell products that infringe certain of our patent claims and requesting that the ITC bar the defendants from continuing to import and sell infringing products in the U.S. We filed a corresponding patent infringement complaint in the Middle District of Florida against these same defendants. In January 2016, the ITC instituted an investigation based on our complaint. In July 2016, we entered into a confidential patent license and settlement agreement with Samsung and, as a result, Samsung was removed from the ITC action. In January 2017, we dismissed three of the four patents from the case in order to simplify the investigation. On March 10, 2017, the administrative law judge issued a ruling on a pre-trial motion that precluded us from presenting key evidence in our case. As a result, on March 13, 2017, we filed a motion to terminate the proceedings at the ITC. On April 28, 2017, the ITC granted our motion to withdraw from the ITC proceedings.

ParkerVision v. Apple and Qualcomm (Middle District of Florida)
In December 2015, we filed a patent infringement complaint in the Middle District of Florida against Apple, LG, Samsung and Qualcomm alleging infringement of four of our patents. In February 2016, the district court proceedings were stayed pending resolution of the corresponding case filed at the ITC. In July 2016, we entered into a patent license and settlement agreement with Samsung and, as a result, Samsung was dismissed from the district court action. In March 2017, we filed a motion to terminate the ITC proceedings and a corresponding motion to lift the stay in the district court case. This motion was granted in May 2017. In July 2017, we filed a motion to dismiss LG from the district court case (see ParkerVision v. LG below). Also in July 2017, Qualcomm filed a motion to change venue to the southern district of California and Apple filed a motion to dismiss for improper venue. In March 2018, the district court ruled against the Qualcomm and Apple motions. The parties also filed a joint motion in March 2018 to eliminate three of the four patents in the case in order to expedite proceedings leaving our U.S. patent 9,118,528 as the only remaining patent in this case. A claim construction hearing was held on August 31, 2018, and we are currently awaiting the court’s decision regarding claim language pertinent to this case. We anticipate that a trial date will be scheduled for this proceeding following the court’s order regarding claim construction.

ParkerVision v. LG (District of New Jersey)
In July 2017, we filed a patent infringement complaint in the district of New Jersey against LG for the alleged infringement of the same patents previously asserted against LG in the middle district of Florida (see ParkerVision v. Apple and Qualcomm above). We elected to dismiss the case in the middle district of Florida and re-file in New Jersey as a result of a recent Supreme Court ruling regarding proper venue. In March 2018, the court stayed this case pending a final decision in ParkerVision v. Apple and Qualcomm in the Middle District of Florida. As part of this stay, LG has agreed to be bound by the final claim construction decision in that case.

ParkerVision v. LG Electronics (Munich, Germany)
In June 2016, we filed a complaint in Munich District Court against LG Electronics Deutschland GmbH, a German subsidiary of LG Electronics, Inc. (“LGE”) seeking damages and injunctive relief for the alleged infringement of the German part of our European patent 1 206 831 (“the ‘831 Patent”). A hearing in this case was held in November 2016 at which time the court concluded that certain LGE products using Qualcomm RF circuitry infringe our patent. The final decision in this case was stayed pending resolution of the corresponding nullity, or validity, action filed by Qualcomm in the German Federal Patent Court in Munich (see Qualcomm v. ParkerVision below). In October 2018, we received an unfavorable decision in the nullity case for which we have filed an appeal. The outcome of our appeal of the nullity action will determine the outcome of this action. If our appeal is unsuccessful, we will be subject to a claim for reimbursement of statutory attorney’s fees and costs in this case. We estimate a claim of approximately $0.06 million for which we have posted a bond. The cost of the bond is included in “Prepaid expenses” in the accompanying consolidated balance sheets and will be charged to expense if a loss becomes probable.

ParkerVision v. Apple (Munich, Germany) - the Apple I case
In October 2016, we filed a complaint in Munich District Court against Apple, Inc., Apple Distribution International, and Apple Retail Germany B.V. & Co. KG (collectively “Apple”) seeking damages and injunctive relief for the alleged infringement of the ‘831 Patent (the “Apple I Case”). In February 2017, we amended our complaint adding the infringement of a second German patent and alleging infringement by Apple devices that incorporate an Intel transceiver chip. The Munich Regional Court bifurcated the new claims into a second case (see ParkerVision v. Apple - the Apple II case below). A hearing was held in May 2017 in the Apple I Case. In June 2017, the court deferred its ruling pending the decision from the German Federal Patent Court in the validity action filed by Qualcomm (see Qualcomm v. ParkerVision below). In October 2018, we received an unfavorable decision in the nullity case for which we have filed an appeal. We have not posted a bond to cover the potential statutory costs in this case. In March 2019, the district court declared the complaint withdrawn, a decision we are able to appeal provided we post a bond for approximately $0.1 million by April 2019. If we fail to post a bond or our appeal of the nullity action is unsuccessful, we will be subject to a claim for reimbursement of statutory attorney’s fees and costs of approximately $0.1 million. The accompanying consolidated financial statements do not include any accrual for a loss contingency in this case as the loss is not considered probable as of December 31, 2018.

Qualcomm v. ParkerVision -Federal Patent Court in Germany (as appealed to the German Supreme Court)
In August 2016, Qualcomm filed a validity action in Federal Patent Court in Germany against the ’831 Patent. The outcome of this validity action impacts our German patent infringement cases against LGE and Apple as discussed above. On October 17, 2018, following an oral hearing, the court ruled that the ‘831 Patent was invalid. Based on the October 2018 decision from the federal court, we have accrued a contingent loss of $0.1 million for the estimated statutory fees and costs in this case. In January 2019, we appealed this decision to the German Supreme Court. Dates have not yet been established for the appeal. If we ultimately do not prevail in this case, in addition to the contingent loss recorded at December 31, 2018, we will be subject to a claim for reimbursement of statutory attorney fees and costs for the appeal which we estimate to be approximately $0.1 million. In addition, we may be subject to claims for reimbursement of statutory attorney fees and costs for the LG and Apple I cases that are stayed pending this validity decision. We estimate these possible additional costs to be approximately $0.2 million, a portion of which is covered by a $0.06 million bond we have posted in the LG case.

ParkerVision v. Apple (Munich, Germany)-the Apple II case
The Apple II case seeks damages and injunctive relief for the alleged infringement of the German part of our European patent 1 135 853 (“the ‘853 Patent”). A preliminary hearing was held in November 2017. Subsequent to the hearing, the court requested that we supplement certain elements of the infringement claims against Apple devices. In May 2018, we filed our supplemental briefs as requested by the court. In October 2018, we also filed a supplemental expert report. The court appointed an expert in this case and a hearing was held in March 2019 for purposes of providing expert testimony. The court is expected to rule in April 2019. We have posted a bond of approximately $0.14 million which is our estimated maximum exposure in this case. The cost of the bond is included in “Prepaid expenses” in the accompanying consolidated balance sheets as of December 31, 2018.

Intel v. ParkerVision (Federal Patent Court in Germany)
In August 2017, Intel filed a nullity action in German Federal Patent Court claiming invalidity of the ‘853 Patent that is the subject of the Apple II case. If the ‘853 Patent is declared invalid, we may be subject to a claim for reimbursement of statutory attorney fees and costs in this case which we currently estimate will not exceed $0.1 million. No dates have yet been set in this nullity action, and the accompanying consolidated financial statements do not include any accrual for a loss contingency in this case as a loss is not considered probable as of December 31, 2018.

11. STOCK AUTHORIZATION AND ISSUANCE

Preferred Stock
We have 15 million shares of preferred stock authorized for issuance at the direction of the board of directors (the “Board”). On November 17, 2005, our Board designated 0.1 million shares of authorized preferred stock as the Series E Preferred Stock in conjunction with its adoption of a Shareholder Protection Rights Agreement. As of December 31, 2018, we had no outstanding preferred stock.

Common Stock
We have 75 million shares of common stock authorized for issuance. Our shareholders approved an amendment to our articles of incorporation in 2017 to increase the number of authorized shares of common stock from 20 million to 30 million shares. In addition, on June 12, 2018, our shareholders approved an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 30 million to 40 million shares and on October 30, 2018, our shareholders approved an amendment to our articles of incorporation to increase the number of our authorized shares of common stock from 40 million to 75 million shares.

As of December 31, 2018, we have 14.5 million shares reserved for issuance under outstanding warrants, options and unvested RSUs, 0.3 million shares reserved for future issuance under shareholder approved equity compensation plans, and 6.0 million shares reserved for the payment of interest and conversion of principal under outstanding convertible notes.

Stock Issuances

The following table presents a summary of completed equity offerings for the years ended December 31, 2018 and 2017 (in thousands, except for per share amounts):

Date	Transaction	# of Common Shares/ Units Sold	Average Price per Share/Unit	# of Warrants Issued(in 000’s)	Average Exercise Price per Warrant	Net Proceeds (1)
July 2018 and September 2018	Offerings under PIPE Agreement	-	-	10,000	$0.38	$1,901
March 2018	Director Stock Purchase	217	$0.83	-	-	$180
March - May 2018	Offerings under ATM	1,359	$0.87	-	-	$1,148
January - June 2018	Offerings under Equity Line Agreement	2,940	$0.70	-	-	$2,047
October - December 2017	Offerings under Equity Line Agreement	773	$1.29	-	-	$958
August - December 2017	Offerings under ATM	2,119	$1.50	-	-	$2,970
February 2017	Director Stock Purchase	81	$2.11	-	-	$170
January - March 2017	Offerings under ATM	4,072	$2.46	-	-	$9,581

(1)
After deduction of applicable underwriters’ discounts, placement agent fees, and other offering costs.

Private Placement with Aspire Capital
In July 2018, we entered into a securities purchase agreement (the “PIPE Agreement”) with Aspire Capital for the sale of up to $2.0 million of shares of our common stock (or pre-funded warrants) and warrants, in two tranches. Upon the initial closing, we sold to Aspire Capital (i) a pre-funded warrant to purchase up to 2.5 million shares of our common stock with an exercise price of $0.01 per share (“Pre-Funded Warrant”) and (ii) a warrant to purchase up to 2.5 million shares of our common stock with an exercise price of $0.74 per share (a “Warrant”), for an aggregate purchase price of approximately $1.0 million. In addition, pursuant to the PIPE Agreement, in September 2018, we sold to Aspire Capital (i) a second Pre-Funded Warrant to purchase up to 2.5 million shares of common stock exercise price of $0.01 per share and (ii) a second Warrant to purchase an additional 2.5 million shares of common stock at an exercise price of $0.74 per share, for an additional aggregate purchase price of approximately $1.0 million. The aggregate proceeds from the sale of Pre-Funded Warrants and Warrants to Aspire Capital are $1.9 million after deduction of legal fees and registration costs of approximately $0.05 million. The Warrants and Pre-Funded Warrants expire five years after their respective issuance date and have substantially similar other terms, except (i) for exercise price and (ii) that the Warrants are exercisable on the date that is six months after issuance and the Pre-Funded Warrants are immediately exercisable after issuance. The shares underlying the Pre-Funded Warrants and Warrants are registered under a registration statement that became effective in September 2018 (Registration No.333-226738).

At Market Issuance Sales Agreements
We filed a shelf registration statement on Form S-3 with the SEC in November 2016 (Registration No. 333-214598) for the offering of various securities, up to $15 million, over a period of up to three years. On December 30, 2016, we entered into an At Market Issuance Sales Agreement (“ATM”) with FBR Capital Markets & Co. (“FBR”) for the sale of up to $10 million in shares of our common stock under the shelf registration statement (the “First ATM”).  From January through March 2017, we sold an aggregate of 4.1 million shares of our common stock at an average price of $2.46 per share under the First ATM for net proceeds of approximately $9.6 million, after deduction of approximately $0.4 million in FBR fees and commissions, legal fees and other offering costs.

On August 14, 2017, we entered into a new ATM agreement with FBR for the sale of up to approximately $4.4 million in shares of our common stock registered under the shelf registration statement (the “Second ATM”). From August to December 2017, we completed the sale of approximately 2.1 million shares of our common stock at an average price of $1.50 under the Second ATM for net proceeds of approximately $3.0 million, after deduction of approximately $0.2 million in FBR fees and commissions, legal fees and other offering costs. From March to May 2018, we completed the sale of approximately 1.4 million shares of our common stock at an average price of $0.87 per share under the Second ATM for aggregate net proceeds of approximately $1.1 million, after deduction of approximately $0.1 million in FBR fees and commissions. We had no additional amounts available under the shelf registration statement as of December 31, 2018.

Equity Line Agreement
In October 2017, we entered into a common stock purchase agreement (the “Equity Line Agreement”) with Aspire Capital. Under the Equity Line Agreement, Aspire Capital committed to purchase up to an aggregate of $20 million in shares of our common stock over the 30-month term of the Equity Line Agreement. In consideration for entering into the Equity Line Agreement, we issued to Aspire Capital approximately 0.3 million shares of our common stock as a commitment fee. We filed a registration statement to register the sale of up to 4 million shares of our common stock by Aspire Capital under the Equity Line Agreement. The registration statement was declared effective November 27, 2017 (File No. 333-221250).

Under the Equity Line Agreement, on any trading day selected by us, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital to purchase up to 0.15 million shares of our common stock, provided that the aggregate purchase amount for such shares does not exceed $0.5 million and subject to the maximum aggregate amount of $20 million. The per share purchase price for each purchase notice is equal to the lesser of (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a purchase notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price (“VWAP”) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on its principal market on the next trading day, or such lesser amount as we may determine. The purchase price per share pursuant to the VWAP purchase notice is generally 97% of the volume-weighted average price for our common stock traded on its principal market on the VWAP purchase date, subject to terms and limitations of the agreement.

The number of shares that may be issued to Aspire Capital under the Equity Line Agreement was limited to that number of shares representing 19.99% of our pre-transaction shares outstanding (the “Exchange Cap”), unless shareholder approval was obtained or unless the average price for shares sold in excess of the Exchange Cap is equal or greater to $1.48 which represents the closing bid price of our common stock at the date we entered into the Equity Line Agreement. In June 2018, our shareholders approved the issuance of shares to Aspire Capital under the Equity Line Agreement in excess of 19.99% of our pre-transaction shares outstanding.

In 2017, we sold an aggregate of 0.77 million shares of our common stock to Aspire Capital under the Equity Line Agreement for aggregate net proceeds of approximately $0.96 million after deduction of legal and other offering costs of approximately $0.04 million. From January 2018 to June 2018, we sold an aggregate of 2.9 million shares of our common stock to Aspire Capital under the Equity Line Agreement for aggregate net proceeds of approximately $2.0 million. As of December 31, 2018, we had no registered shares available under the Equity Line Agreement. Upon registration of additional shares, and subject to the terms and conditions of the Equity Line Agreement, including a $0.50 per share minimum price, we have $16.9 million remaining under the Equity Line Agreement.

Director Stock Purchases
On March 26, 2018, three of our directors purchased an aggregate of 0.2 million shares of our common stock in an unregistered sale of equity securities at a purchase price of $0.83 per share. In February 2017, one of our directors purchased 0.1 million shares of our common stock in an unregistered sale of equity securities at a purchase price of $2.11 per share. Director purchases of our common stock were made at or above market price at the date of purchase (see Note 14).

Stock for Services
For the year ended December 31, 2017, we issued an aggregate of 0.3 million shares of unregistered common stock to two consultants in exchange for an aggregate of approximately $0.4 million in prepaid retainers for executive consulting and other advisory services. We have no registration obligation with respect to these shares.

Common Stock Warrants

In December 2018, we issued a warrant for the purchase of up to 5.0 million shares of our common stock at $0.16 per share to Brickell in connection with an amendment to the CPIA (see Note 7). The CPIA is recorded as a liability at its estimated fair value. At the transaction date, the estimated fair value of the liability to Brickell exceeded the net proceeds received from Brickell. Accordingly, no value was assigned to the warrants issued in connection with the transaction. The warrant is immediately exercisable, expires five years from the date of issuance and includes cashless exercise and registration rights. The shares underlying the warrant have not yet been registered.

As of December 31, 2018, we had outstanding warrants for the purchase of up to 13.3 million shares of our common stock, including Pre-Funded Warrants for the purchase of up to 2.9 million shares of our common stock. The estimated grant date fair value of these warrants of $1.8 million and $0.8 million at December 31, 2018 and 2017, respectively, is included in shareholders’ deficit in our consolidated balance sheets. As of December 31, 2018, our outstanding warrants have an average exercise price of $0.39 per share and a weighted average remaining life of approximately five years.

For the year ended December 31, 2018, we issued approximately 2.0 million shares of our common stock upon cashless exercise of 2.1 million Pre-Funded Warrants. In addition, a warrant for the purchase of 0.07 million shares with an exercise price of $3.25 per share expired unexercised in 2018. There were no warrant exercises or expirations for the year ended December 31, 2017 and no cash received from warrant exercises for 2018 or 2017.

Shareholder Protection Rights Agreement
On November 20, 2015, we amended our Shareholder Protection Rights Agreement (“Rights Agreement”) dated November 21, 2005. The amendment extends the expiration date of the Rights Agreement from November 21, 2015 to November 20, 2020 and decreases the exercise price of the rights to $14.50 after giving effect to the one-for-ten reverse stock split that became effective March 30, 2016.

The Rights Agreement provided for the issuance, on November 29, 2005, as a dividend, rights to acquire fractional shares of Series E Preferred Stock. We did not assign any value to the dividend as the value of these rights is not believed to be objectively determinable. The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our Board rather than launch an unsolicited or hostile bid. The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution. Each share of common stock issued by ParkerVision will include an attached right.

The rights initially are not exercisable and trade with the common stock of ParkerVision. In the future, the rights may become exchangeable for shares of Series E Preferred Stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The rights may separate from the common stock following the acquisition of 15% or more of the outstanding shares of common stock by an acquiring person. Upon separation, the holder of the rights may exercise their right at an exercise price of $14.50 per right (the “Exercise Price”), subject to adjustment and payable in cash. Upon payment of the Exercise Price, the holder of the right will receive from us that number of shares of common stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The Rights Agreement also has a flip over provision allowing the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, at an aggregate market price equal to twice the Exercise Price. We have the right to substitute for any of our shares of common stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one ten-thousandth of a share of Series E Preferred Stock for each share of common stock. The Series E Preferred Stock, if and when issued, will have quarterly cumulative dividend rights payable when and as declared by the Board, liquidation, dissolution and winding up preferences, voting rights and will rank junior to other securities of ParkerVision unless otherwise determined by the Board.

The rights may be redeemed upon approval of the Board at a redemption price of $0.01.

12. SHARE-BASED COMPENSATION

The following table presents share-based compensation expense included in our consolidated statements of comprehensive loss for the years ended December 31, 2018 and 2017, respectively (in thousands):

	2018	2017
Research and development expense	$169	$564
Selling, general, and administrative expense	831	1,600
Restructuring expense	50	-
Total share-based compensation expense	$1,050	$2,164

We did not capitalize any expense related to share-based payments. As of December 31, 2018, there was $0.2 million of total unrecognized compensation cost related to all non-vested share-based compensation awards. That cost is expected to be recognized over a weighted-average period of approximately one year.

Stock Incentive Plans

2011 Long-Term Incentive Equity Plan
We adopted a long-term incentive equity plan in September 2011 that, as amended in 2014, 2016 and 2017, provided for the grant of stock-based awards to employees, officers, directors and consultants, not to exceed 3.0 million shares of common stock (the “2011 Plan”). The 2011 Plan provides for benefits in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock based awards. Forfeited and expired options under the 2011 Plan become available for reissuance. The plan provides that no participant may be granted awards in excess of 150,000 shares in any calendar year. At December 31, 2018, 296,952 shares of common stock were available for future grants under the 2011 Plan.

2008 Equity Incentive Plan
We adopted an equity incentive plan in August 2008 (the “2008 Plan”). The 2008 Plan provides for the grant of stock-based awards to employees (excluding named executives), directors and consultants, not to exceed 50,000 shares of common stock. The 2008 Plan provides for benefits in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock based awards. Forfeited and expired options under the 2008 Plan become available for reissuance. The plan provides that no participant may be granted awards in excess of 5,000 shares in any calendar year. At December 31, 2018, 19,673 shares of common stock were available for future grants under the 2008 Plan.

2000 Performance Equity Plan
We adopted a performance equity plan in July 2000 (the “2000 Plan”). The 2000 Plan provided for the grant of options and other stock awards to employees, directors and consultants, not to exceed 500,000 shares of common stock. The 2000 Plan provided for benefits in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, stock bonuses and various stock benefits or cash. No additional awards may be granted under this plan.

Restricted Stock Awards
RSAs are issued as executive and employee incentive compensation and as payment for services to others. The value of the award is based on the closing price of our common stock on the date of grant. RSAs are generally immediately vested.

Restricted Stock Units
RSUs are issued as incentive compensation to executives, employees, and non-employee directors as well as payment for services to third parties. Each RSU represents a right to one share of our common stock, upon vesting. The RSUs are not entitled to voting rights or dividends, if any, until vested. RSUs generally vest over a one to three year period for employee awards, a one year period for non-employee director awards and the life of the related service contract for third-party awards. The fair value of RSUs is generally based on the closing price of our common stock on the date of grant and is amortized to share-based compensation expense over the estimated life of the award, generally the vesting period. In the case of RSUs issued to third parties, the fair value is recognized based on the closing price of our common stock on each vesting date.

RSAs and RSUs
The following table presents a summary of RSA and RSU activity under the 2000, 2008, and 2011 Plans (collectively, the “Stock Plans”) as of December 31, 2018 (shares in thousands):

	Non-vested Shares
	Shares	Weighted-Average Grant Date Fair Value
Non-vested at beginning of year	521	$1.98
Granted	221	0.37
Vested	(629)	1.42
Forfeited	(99)	1.94
Non-vested at end of year	14	$1.98

The total fair value of RSAs and RSUs vested under the Stock Plans for the year ended December 31, 2018 is $0.3 million.

Stock Options
Stock options are issued as incentive compensation to executives, employees, non-employee directors, and third parties. Stock options are generally granted with exercise prices at or above fair market value of the underlying shares at the date of grant. The fair value of options granted is estimated using the Black-Scholes option pricing model. Generally, fair value is determined as of the grant date. In the case of option grants to third parties, the fair value is estimated at each interim reporting date until vested. Options for employees, including executives and non-employee directors, are generally granted under the Stock Plans.

The following table presents a summary of option activity under the Stock Plans for the year ended December 31, 2018 (shares in thousands):

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value ($)
Outstanding at beginning of year	1,007	$10.82
Granted	507	0.60
Exercised	-	-
Forfeited	(42)	1.59
Expired	(244)	9.96
Outstanding at end of year	1,228	7.09	4.66 years	$-
Vested and expected to vest at end of year	849	$9.98	3.73 years	$-

The weighted average per share fair value of option shares granted during the years ended December 31, 2018 and 2017 was $0.46 and $1.52, respectively. The total fair value of option shares vested was $0.5 million and $0.2 million for the years ended December 31, 2018 and 2017, respectively.

The fair value of option grants under the Stock Plans for the years ended December 31, 2018 and 2017, respectively, was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2018	2017
Expected option term 1	5 to 6 years	4 to 6 years
Expected volatility factor 2	68.8% to 93.6%	98.0% to 100.8%
Risk-free interest rate 3	2.6% to 3.0%	1.7% to 2.2%
Expected annual dividend yield	0.0%	0.0%

1 The expected term was generally determined based on historical activity for grants with similar terms and for similar groups of employees and represents the period of time that options are expected to be outstanding. For employee options, groups of employees with similar historical exercise behavior are considered separately for valuation purposes. For consultants, the expected term was determined based on the contractual life of the award.
2 The stock volatility for each grant is measured using the weighted average of historical daily price changes of our common stock over the most recent period equal to the expected option life of the grant.
3 The risk-free interest rate for periods equal to the expected term of the share option is based on the U.S. Treasury yield curve in effect at the measurement date.

Options by Price Range
The options outstanding at December 31, 2018 under all plans have exercise price ranges, weighted average contractual lives, and weighted average exercise prices are as follows (weighted average lives in years and shares in thousands):

	Options Outstanding			Options Vested
Range of Exercise Prices	Number Outstanding at December 31, 2018	Wtd. Avg. Exercise Price	Wtd. Avg. Remaining Contractual Life	Number Exercisable at December 31, 2018	Wtd. Avg. Exercise Price	Wtd. Avg. Remaining Contractual Life
$0.60 - $1.23	502	$0.60	6.71	127	$0.61	6.65
$1.80 - $13.20	459	2.43	4.65	455	2.43	4.64
$13.80 - $22.60	28	14.05	2.48	28	14.05	2.48
$23.80 - $38.80	230	28.25	0.55	230	28.25	0.55
$45.10 - $45.10	9	45.10	1.96	9	45.10	1.96
	1,228	$7.09	4.66	849	$9.98	3.73

Upon exercise of options under all plans, we issue new shares of our common stock. For shares issued upon exercise of equity awards granted under the Stock Plans, the shares of common stock are registered. For shares issued upon exercise of non-plan awards, the shares are not registered unless they have been subsequently registered by us on a registration statement. We had no option exercises for the years ended December 31, 2018 or 2017.

13. RESTRUCTURING CHARGES

In August 2018, as a result of our limited capital resources, our Board approved plans to reduce our ongoing operating expenses, including a reduction in workforce of approximately 30 employees and closure of our engineering design facility in Lake Mary, Florida. As a result of the cost reduction measures, we ceased any ongoing integrated circuit design activities and significantly reduced our sales and marketing expenditures with respect to our Milo products. Expenses related to our restructuring are included in operating expenses in our consolidated statements of comprehensive loss under the heading “Restructuring charges.”

Restructuring charges for the year ended December 31, 2018 include the following (in thousands):

2018
One-time termination benefits	$135
Lease expense	163
Asset impairment charges	375
Other	17
$690

Termination Benefits
Accrued one-time termination benefits consist of the following (in thousands):

2018
Accrued termination benefits, beginning of period	$-
Termination benefits recognized	135
Termination benefits settled	(115)
Accrued termination benefits, end of period	$20

Lease Payable
In connection with the cease-use date of our Lake Mary, Florida facility, we recorded a lease payable for the estimated fair value of remaining lease rental payments, less estimated sublease rentals, net of deferred rent. Our lease payable consists of the following (in thousands):

2018
Lease payable, beginning of period	$-
Present value of future minimum lease payments less estimated future sublease rentals, net of deferred rent of $62	182
Settlements	(48)
Change in estimate	43
Lease payable, end of period	177
Current portion of lease payable	86
Long-term portion of lease payable	$91

14. RELATED PARTY TRANSACTIONS

We paid approximately $0.03 million and $0.03 million in 2018 and 2017, respectively, for patent-related legal services to SKGF, of which Robert Sterne, one of our directors since September 2006, is a partner. In addition, we paid approximately $0.06 million and $0.07 million in 2018 and 2017, respectively for principal and interest on an unsecured note payable to SKGF (the “SGKF Note”). The SKGF Note was issued in 2016, to convert outstanding unpaid fees to an unsecured promissory note. The SKGF Note was amended in January 2018 and August 2018 to defer principal payments. The SKGF Note allows for interest at 8% per annum and matures on March 31, 2020. At December 31, 2018, the outstanding balance of the note, including accrued and unpaid interest is approximately $0.8 million (see Note 7).

On September 10, 2018, we sold an aggregate of $0.4 million in promissory notes, convertible into shares of our common stock at a fixed conversion price of $0.40 to related parties on the same terms as other convertible notes sold in the same transaction (see Note 7). Jeffrey Parker, our chief executive officer and chairman of the Board, Paul Rosenbaum, one of our directors since December 2016, and incoming independent director, Lewis Titterton, each purchased a convertible note with a face value of $0.1 million. In addition, Stacie Wilf, sister to Jeffrey Parker, purchased a convertible note with a face value of $0.1 million.

On March 26, 2018, three of our directors purchased an aggregate of 0.2 million shares of our common stock in an unregistered sale of equity securities at a purchase price of $0.83 per share, which represented the closing bid price of our common stock on the purchase date. In February 2017, one of our directors, Mr. Paul Rosenbaum, purchased approximately 0.1 million shares of our common stock in an unregistered sale of equity securities at a purchase price of $2.11 per share (see Note 11).

15. CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject us to a concentration of credit risk principally consist of cash and cash equivalents, restricted cash equivalents, and our available for sale securities. Cash and cash equivalents are primarily held in bank accounts and overnight investments. At times our cash balances on deposit with banks may exceed the balance insured by the F.D.I.C. Restricted cash equivalents are held in accounts with brokerage institutions and consist of short-term money market funds. Our available-for-sale securities are held in accounts with brokerage institutions and consist of mutual funds invested primarily in short-term municipal securities.

We maintain our investments with what management believes to be quality financial institutions and while we limit the amount of credit exposure to any one institution, we could be subject to credit risks from concentration of investments in a single fund as well as credit risks arising from adverse conditions in the financial markets as a whole.

16. SUBSEQUENT EVENTS

In February and March 2019, we sold an aggregate of $1.3 million in convertible notes to accredited investors. The notes mature five years from the date of issuance and are convertible, at the holders’ option, into shares of our common stock at a fixed conversion price of $0.25 per share. The notes bear interest at a stated rate of 8% per annum. Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our common stock, or a combination thereof.

On March 29, 2019, we amended our promissory note payable to SKGF to provide for a decrease in the interest rate from 8% to 4% per year, an extension of the maturity date from March 2020 to April 2022, and a reduction in the monthly payment. In connection with this amendment, SKGF also waived any prior payment defaults under the note. As a result of this amendment, approximately $0.65 million of our obligation to SKGF was reclassified from current to long-term liabilities as of December 31, 2018.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.
Other Expenses of Issuance and Distribution

The estimated expenses in connection with the sale of the securities being registered hereby, all of which will be borne by us, are as follows:

SEC registration fee	$382
Legal fees and expenses	10,000
Accounting fees and expenses	18,000
Miscellaneous	1,000
Total	$29,382

Item 14.
Indemnification of Directors and Officers.

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officer’s insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 15.
Recent Sales of Unregistered Securities

The information contained in the prospectus under the headings “The Private Placements” is incorporated herein by reference.

On September 10, 2018, we consummated the sale of convertible promissory notes (the “First Notes”) for aggregate proceeds of $900,000. In connection with the transaction, we entered into a purchase agreement with accredited investors which provides for the sale of the First Notes with an aggregate face value of $900,000. The outstanding principal and interest accrued on the First Notes are convertible at any time and from time to time by the holders into shares of our Common Stock at a fixed conversion price of $0.40 per share. Any unconverted, outstanding principal amount of the First Notes is payable in cash on September 7, 2023.

On September 19, 2018, we consummated the sale of a convertible promissory note (the “Second Note”) to an accredited investor for aggregate proceeds of $425,000. The Second Note was issued on substantially the same terms and conditions as the First Notes except that the Second Note is convertible at any time and from time to time by the holder at a fixed conversion price of $0.57 per share and a maturity date of September 18, 2023. The First Notes and Second Note are collectively referred to herein as the “Convertible Notes Transactions” or the “Notes”.

At any time following the one-year anniversary of the issuance of the Notes, we may prepay the then outstanding principal amount of the Notes, along with any accrued interest (the “Prepayment Amount”), upon at least thirty (30) days written notice to the holder (“Prepayment Notice”). The holder will have the right, upon written notice within twenty (20) business days of receipt of the Prepayment Notice, to convert all or a portion of the Prepayment Amount into shares of our Common Stock at the fixed conversion price. Any Prepayment Amount in cash will include a premium of 25% prior to the two-year anniversary of the Notes issuance date, 20% prior to the three-year anniversary of the Notes issuance date, 15% prior to the four-year anniversary of the Notes issuance date, or 10% thereafter.

Interest of 8% per annum is payable on the Notes beginning on the earlier of (i) the effective date of a Registration Statement registering the shares underlying the Notes or (ii) the one hundred eighty (180) day anniversary of the issuance dates of the Notes and in quarterly installments thereafter at our option, subject to certain equity conditions, in either (i) cash or (ii) shares of Common Stock (“Repayment Shares”), or (iii) a combination of cash and Repayment Shares. In an event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the Notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the Notes.

The number of Repayment Shares is determined by dividing the interest payment amount by the closing price of our Common Stock on the trading day prior to the interest payment date, which may be less than the stated conversion price of the Notes. We may only elect to issue Repayment Shares if (i) no event of default has occurred or is occurring, (ii) the holder has not been issued greater than 14.99% of our then outstanding shares, inclusive of the Repayment Shares being issued, unless expressly waived by the Board, (iii) the Repayment Shares are registered on an effective Registration Statement or otherwise subject to an exemption therefrom, and (iv) our shares are listed or quoted on a market or exchange which includes the OTCQB, the OTCQX or the “Pink Sheets” published by the OTC Market Groups.

Under the terms of the Notes, no holder shall have the right to convert the Notes to the extent that, after giving effect to such conversion, the holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the conversion. Upon written notice to us, a holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%.

On July 26, 2018, we entered into a securities purchase agreement with Aspire Capital whereby we agreed to sell to Aspire Capital up to $2.0 million of shares of our Common Stock (or pre-funded warrants in lieu thereof) and warrants, in two tranches. On July 26, 2018, we sold to Aspire Capital (i) a pre-funded warrant to purchase up to 2,500,000 shares of our Common Stock with an exercise price of $.01 per share (“Pre-Funded Warrant”) and (ii) a warrant to purchase up to 2,500,000 shares of our Common Stock with an exercise price of $.74 per share (a “Warrant”), for a purchase price of $975,000. In addition, on the day following the effectiveness of the registration statement described below, we sold to Aspire Capital (i) a second Pre-Funded Warrant to purchase up to 2,500,000 shares of our Common Stock with an exercise price of $0.01 per share and (ii) a Warrant to purchase an additional 2,500,000 shares of Common Stock at an exercise price of $0.78 per share, for an aggregate purchase price of $975,000. The shares underlying this transaction were registered under a Form S-1 registration statement that was declared effective on September 10, 2018 (File No. 333-226737).

On March 26, 2018, three of our directors purchased an aggregate of 200,000 shares of our Common Stock in an unregistered sale of equity securities at a purchase price of $0.83 per share, which represented the closing bid price of our Common Stock on the purchase date.

On October 17, 2017, we entered into a common stock purchase agreement (the “Equity Line Agreement”) with Aspire Capital under which Aspire Capital committed to purchase up to an aggregate of $20 million in shares of our Common Stock over the 30-month term of the Equity Line Agreement. In consideration for entering into the Equity Line Agreement, we issued to Aspire Capital 287,500 shares of our Common Stock as a commitment fee. As of August 8, 2018, we have sold 3,712,500 shares of Common Stock to Aspire Capital under the Equity Line Agreement for an aggregate purchase price of approximately $3.1 million. We filed a registration statement to register the sale of up to 4 million shares of our Common Stock by Aspire Capital that have been issued under the Equity Line Agreement. The registration statement was declared effective November 27, 2017 (File No. 333-221250).

Under the Equity Line Agreement, on any trading day selected by us, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital to purchase up to 150,000 shares of our Common Stock, provided that the aggregate purchase amount for such shares does not exceed $0.5 million and subject to the maximum aggregate amount of $20 million. The per share purchase price for each purchase notice is equal to the lesser of (i) the lowest sale price of our Common Stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our Common Stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a purchase notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price (“VWAP”) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our Common Stock traded on its principal market on the next trading day, or such lesser amount as we may determine. The purchase price per share pursuant to the VWAP purchase notice is generally 97% of the volume-weighted average price for our Common Stock traded on its principal market on the VWAP purchase date, subject to terms and limitations of the agreement.

The issuance of shares of Common Stock that may be issued from time to time to Aspire Capital under the Equity Line Agreement is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

On February 21, 2017, we entered into a subscription agreement providing for the sale of 80,510 shares of our Common Stock at a price of $2.11 per share, to one of our directors. On February 24, 2016, we closed the sale contemplated by the Subscription agreement. The Common Stock was offered and sold to an accredited investor on a private placement basis under Section 4(a)(2) of the Securities Act, as amended.

Item 16.
Exhibits and Financial Statements.

(a)
A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-5.

(b)
Financial statement schedules:

None.

Item 17.
Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to 424(b) of this chapter that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

ExhibitNumber	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed March 29, 2016)
3.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed August 14, 2007)
3.3	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed August 18, 2016)
3.4	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed July 13, 2017)
3.5	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.5 of Form S-1 filed August 9, 2018)
3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K dated October 30, 2018)
3.7
Certificate of Designations of the Preferences, Limitations and Relative Rights of Series E Preferred Stock, dated November 21, 2005 (incorporated by reference from Exhibit 4.02 of Current Report on Form 8-K filed November 22, 2005)

4.1	Form of common stock certificate (incorporated by reference from Exhibit 4.1 of Annual Report on Form 10-K for the year ended December 31, 2015)
4.2
Shareholder Protection Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.01 of Form 8-K dated November 22, 2005)

4.3
First Amendment to Shareholder Protection Rights Agreement dated as of November 20, 2015 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 of Form 8-K dated November 20, 2015)

4.4
Form of Rights Certificate pursuant to First Amendment to Shareholder Protection Rights Agreement dated November 20, 2015 (incorporated by reference from Exhibit 4.2 of Form 8-K dated November 20, 2015)

5.1*	Opinion of Graubard Miller
10.1	2000 Performance Equity Plan (incorporated by reference from Exhibit 10.11 of Registration Statement No. 333-43452) **
10.2	Form of 2002 Indemnification Agreement for Directors and Officers (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q for the period ended September 30, 2002) **
10.3	Standard Form of Employee Option Agreement (incorporated by reference from Exhibit 4.11 of Annual Report on Form 10-K for the year ended December 31, 2006) **
10.4	2008 Equity Incentive Plan (Non-Named Executives), as amended (incorporated by reference from Exhibit 4.1 of Form S-8 dated October 24, 2008) **
10.5	2011 Long-Term Incentive Equity Plan, as amended and restated (incorporated by reference from Exhibit 10.1 of Form 8-K dated July 13, 2017)**
10.6	Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.2 of Quarterly Report on Form 10-Q filed May 16, 2016)
10.7	Warrant Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.3 of Quarterly Report on Form 10-Q filed May 16, 2016)
10.8
Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q filed August 15, 2016)

10.9	Warrant Agreement between Registrant and Brickell Key Investments LP dated May 26, 2016 (incorporated by reference from Exhibit 10.2 of Quarterly Report on Form 10-Q filed August 15, 2016)
10.10
Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP dated December 28, 2017 (incorporated by reference from Exhibit 10.11 of Annual Report on Form 10-K filed March 29, 2018)

10.11
Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP dated April 26, 2018 (incorporated by reference from Exhibit 10.21 of Registration Statement on Form S-1 filed August 9, 2018)

10.12
Notice of Exercise of Rights Under Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP dated December 20, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K/A filed December 28, 2018)

10.13	Warrant Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed December 21, 2018)
10.14
Settlement and Patent License Agreement between Registrant and Samsung Electronics Co., Ltd. dated July 15, 2016 (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q filed November 14, 2016)

10.15
At Market Issuance Sales Agreement between Registrant and FBR Capital Markets & Co., dated December 30, 2016 (incorporated by reference from Exhibit 1.01 of Current Report on Form 8-K filed December 30, 2016)

10.16
At Market Issuance Sales Agreement between Registrant and FBR Capital Markets & Co., dated August 14, 2017 (incorporated by reference from Exhibit 1.01 of Current Report on Form 8-K filed August 14, 2017)

10.17	Subscription Agreement between Registrant and a director dated February 21, 2017 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed February 27, 2017)
10.18
Common Stock Purchase Agreement, dated October 17, 2017, between Registrant and Aspire Capital Fund, LLC. (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed October 18, 2017)

10.19
Registration Rights Agreement, dated October 17, 2017, between Registrant and Aspire Capital Fund, LLC. (incorporated by reference from Exhibit 4.1 of Current Report on Form 8-K filed October 18, 2017)

10.20	Form of Subscription Agreement between Registrant and directors dated March 26, 2018 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed March 27, 2018)
10.21	List of Directors for Subscription Agreement dated March 26, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed March 27, 2018)
10.22	Securities Purchase Agreement between Registrant and Aspire Capital Fund LLC dated July 26, 2018 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed July 30, 2018)
10.23	Form of Warrant Agreement between Registrant and Aspire Capital Fund LLC (incorporated by reference from Exhibit 4.1 of Current Report on Form 8-K filed July 30, 2018)
10.24
Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated September 10, 2018 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed September 11, 2018)

10.25	Form of Convertible Promissory Note dated September 10, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed September 11, 2018)
10.26
Registration Rights Agreement between Registrant and Holders of Convertible Notes dated September 10, 2018 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed September 11, 2018)

10.27	List of Holders of Convertible Notes dated September 10, 2018 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed September 11, 2018)
10.28	Patent Security Agreement Between Registrant and Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed September 14, 2018)
10.29	Secured Promissory Note Between Registrant and Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed September 19, 2018)
10.30
Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated September 18, 2018 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed September 18, 2018)

10.31	Form of Convertible Promissory Note dated September 18, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed September 19, 2018)

10.32
Registration Rights Agreement between Registrant and Holders of Convertible Notes dated September 18, 2018 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed September 19, 2018)

10.33
Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated February 25, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed March 4, 2019)

10.34	Form of Convertible Promissory Note dated February 28, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 10-K filed March 4, 2019)
10.35	Registration Rights Agreement between Registrant and Holders of Convertible Notes (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K dated March 4, 2019)
10.36	List of Holders of Convertible Notes dated February 28, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K dated March 4, 2019)
10.37	Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated March 13, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K dated March 14, 2019)
10.38	Registration Rights Agreement between Registrant and Holders of Convertible Notes (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K dated March 14, 2019)
10.39	Form of Convertible Promissory Note dated March 13, 2019 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K dated March 14, 2019)
10.40	List of Holders of Convertible Notes dated March 13, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K dated March 14, 2019)
10.41	Securities Purchase Agreement between Registrant and Mark Fisher filed June 13, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K dated June 13, 2019)
10.42	Secured Note Agreement dated June 7, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K dated June 13, 2019)
10.43	Registration Rights Agreement between Registrant and Holder of Convertible Note (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K dated June 13, 2019)
10.44	Security Agreement dated June 7, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K dated June 13, 2019)

10.45	Consulting Agreement dated June 7, 2019 (incorporated by reference from Exhibit 10.5 of Current Report on Form 8-K dated June 7, 2019)
10.46
Form of Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated June 19, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed June 25, 2019)

10.47	Form of Convertible Promissory Note dated June 19, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed June 25, 2019)
10.48	Form of Registration Rights Agreement between Registrant and Holders of Convertible Notes (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K dated June 25, 2019)
10.49	List of Holders of Convertible Notes dated June 19, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K dated June 25, 2019)
10.50
Securities Purchase Agreement between Registrant and the Holders of Convertible Notes dated July 18, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed July 23, 2019)

10.51	Form of Convertible Promissory Note (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed July 23, 2019)
10.52
Registration Rights Agreement between Registrant and the Holders of Convertible Notes dated July 18, 2019 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed July 23, 2019)

10.53	List of Holders of Convertible Notes dated July 18, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed July 23, 2019)
10.54
Common Stock Purchase Warrant between Registrant and Park Consultants LLC Investments LP dated July 22, 2019 (incorporated by reference from Exhibit 4.1 of Current Report on Form 8-K filed July 23, 2019)

10.55
Consulting Services Agreement between Registrant and Park Consultants LLC Investments LP dated July 22, 2019 (incorporated by reference from Exhibit 10.5 of Current Report on Form 8-K filed July 23, 2019)

10.56	2019 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed August 8, 2019)
21.1	Schedule of Subsidiaries (incorporated by reference from Exhibit 21.1 of Annual Report on Form 10-K filed March 28, 2018)
23.1*	Consent of BDO USA, LLP
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Graubard Miller (included in Exhibit 5)
24.1*	Power of Attorney (included on the signature page hereto)

* Filed herewith
** Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on this 21st day of August, 2019.

PARKERVISION, INC.

By:	/s/Jeffrey Parker
Jeffrey Parker, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker and Cynthia L. Poehlman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Jeffrey L. Parker	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 21, 2019
Jeffrey L. Parker

By: /s/ Cynthia L. Poehlman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2019
Cynthia L. Poehlman

By: /s/ Frank N. Newman	Director	August 21, 2019
Frank N. Newman

By: /s/ Paul A. Rosenbaum	Director	August 21, 2019
Paul A. Rosenbaum

By: /s/ Robert G. Sterne	Director	August 21, 2019
Robert G. Sterne